Filed Pursuant to Rule 424(b)(3)

Registration No. 333-199292

PROSPECTUS

PROPELL TECHNOLOGIES GROUP, INC.

12,684,494 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section titled “Selling Stockholders”, and we refer to the investors as the Selling Stockholders (the “Selling Stockholders”) of up to 12,684,494 shares of our common stock, par value $0.001 per share (the “Shares”), of which 7,353,329 shares of common stock are currently outstanding and 5,331,165 shares of common stock are issuable upon exercise of warrants (the “Warrants”). The Shares and Warrants were issued to the Selling Stockholders in connection with a private placement offering we completed on August 8, 2014 (the “Private Placement”). Included in the 5,331,165 shares of common stock issuable upon the exercise of the Warrants are (i) 3,676,666 shares of common stock issuable upon the exercise of warrants issued to investors in the private placement at an exercise price of $0.25 per share, and (ii) 1,654,499 shares of common stock issuable upon the exercise of the warrants issued and to be issued to the placement agent in the Private Placement and its designees (the “Agent Warrants”). The Agent Warrants are exercisable for 1,102,999 units at an exercise price of $0.15 per unit, each unit consisting of one share of common stock and a second warrant to purchase a half of a share of common stock at an exercise price of $0.25 per share. We are registering the resale of the Shares as required by the Registration Rights Agreement we entered into with the Selling Stockholders in connection with the Private Placement (the “Registration Rights Agreement”) and our agreement with the placement agent.

The Selling Stockholders may offer and sell or otherwise dispose of the Shares described in this prospectus from time to time through public or private transaction at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices. See “Plan of Distribution” beginning on page 46 for more information.

We will not receive any of the proceeds from the Shares sold by the Selling Stockholders.

Our common stock became eligible for trading on the OTCQB on April 22, 2010.  Our common stock is quoted on the OTCQB under the symbol “PROP”. The closing price of our stock on October 10, 2014 was $0.20.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are offering to sell common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus and the issuance of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 5. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” .

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to Propell Technologies Group, Inc. and its subsidiaries on a consolidated basis. References to “Selling Stockholders” refer to those stockholders listed herein under “Selling Stockholders” and their successors, assignees and permitted transferees.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus and, the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2013, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5. Except where the context requires otherwise, in this prospectus the terms “Company,” “Propell,” “we,” “us” and “our” refer to Propell Technologies Group, Inc., a Delaware corporation.

Company Overview

Overview

Our Company

Through our wholly owned subsidiary, Novas Energy USA, Inc. (“Novas”), we are engaged in the commercial application of a proprietary “Plasma-Pulse Technology” to enhance the recovery of oil for which we have a perpetual exclusive license to utilize in the United States and Mexico.   We began introducing the technology in the United States on a limited basis in March 2013. Prior to March 2013, all of our revenue had been derived from our e-commerce and other lines of business.

Since February 4, 2013, following the closing of the Share Exchange Agreement with the shareholders of Novas, under which we acquired all of the outstanding equity securities of Novas in exchange for 100,000,000 shares of our common stock, our primary focus has shifted to the further development of our licensed oil recovery technology. The oil recovery technology used by Novas is based on an exclusive, perpetual royalty-bearing license to engage in the commercial application of the proprietary “Plasma-Pulse Technology” (the “Plasma Pulse Technology”) entered into on January 30, 2013, with Novas Energy Group Limited (“Licensor”) which granted Novas the right to use the Plasma Pulse Technology in the United States to enhance oil production.  The license agreement provides Novas with the right to practice the licensed process and to utilize the Plasma Pulse Technology to provide services to third parties and for ourselves as well, and to sublicense the technology in the United States. In March 2014, the license was amended to, among other things, increase the territory in which Novas can practice the licensed process and utilize the Technology to include Mexico. Although new to the United States and Mexico, the Plasma Pulse Technology has been successfully utilized outside of the United States and Mexico for several years. The Licensor has filed for patent protection of the Plasma Pulse Technology in the United States.  The process utilizes a down-hole tool that is lowered into vertical wellbores to the perforated oil producing zone.  When initiated, the tool delivers metallic plasma-generated, directed, non-linear, wide-band elastic oscillations at resonance frequencies to enhance oil production using the tool developed by the Licensor and enhanced by Novas.  The Plasma Pulse Technology is suitable for oil wells as deep as 12,000 feet. By optimizing production efficiency combined with the resulting increased oil production we expect to extend the economic life of mature oil fields and to recover previously unrecoverable oil efficiently.

Since March 19, 2013, we have used the Plasma Pulse Technology to treat thirty seven oil wells located in seven states; Louisiana, Oklahoma, Kansas, Texas, California, Tennessee and Wyoming. The Technology has been shown to increase oil production in the majority of the wells that we have treated. The initial results of this treatment have been very encouraging, however the results on the wells treated may not be indicative of the results of treatment on additional wells. As such, we are continuing to monitor closely the longer-term results while, based upon the prior success from the use of Plasma-Pulse Technology outside of the United States, we expect the positive data from the treated wells in the United States to continue. We currently have five tools that we use to perform the treatments, of which four only work in vertical wells with a minimum of 5 ½-inch casings and not in horizontal wells. We have developed a tool to treat 4 ½-inch cased wells and have recently began treating wells with the new tool.

In August 2013, we signed one Oil Services Revenue Sharing Agreement to treat up to ten wells in Creek County Oklahoma and thus far have treated four wells under the agreement, which four wells are included in the thirty seven oil wells mentioned above. We do not expect to treat further wells under this agreement. The agreement provides that Novas pays for all expenses related to the treatment and is reimbursed for such expenses from the initial funds received from the increase in production until Novas’ expenses are paid in full and then Novas will receive 49% of the increased oil production revenue for a twelve month period after treatment of the wells. We received revenue from these treated wells in the fourth quarter of 2013 and revenue from the treatment of other wells in 2014. We also completed treatment of seven wells in Oklahoma for a service fee.

We expect to continue to offer our services to independent oil wells based on our joint venture model in which we receive a percentage of the revenue that our customers derive from the additional production resulting from the use of the Technology. We also offer our services on a fee based model and charge a service fee for use of the Technology as opposed to a percentage of revenue. In addition, we may acquire wells and use the Technology on our acquired wells to increase their production. Our anticipated customers are the owners of independent oil wells.

In order to allow us to fully focus on our oil recovery business, in October 2013, we entered into a management agreement with a third party for the operation of our e-commerce business. The terms of the management agreement provided that the third party would manage the operation of our e-commerce line of business and that the third party would be entitled to a fee equal to the revenue derived from the operations less a royalty of 10% of the net profit, if any that would be paid to us. Inasmuch as the e-commerce line of business was not profitable after taking into account general and administrative expenses and other expenses and we believed that we did not have the finances or personnel available to us to promote such business line or increase sales, in December 2013, we disposed of this business for a consideration of 10% of the net profits of the business, up to a maximum of $100,000 earned over the next three years ending December 31, 2014, 2015 and 2016. In addition, effective December 31, 2013, in order to improve our balance sheet, we disposed of our wholly owned subsidiary, Crystal Magic, Inc., which had been inactive since June 2010 and sold the stock of Crystal Magic, Inc. to a third party for nominal consideration.

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To date, we derived $153,077 in revenue from our oil enhancement business. We have financed our operations primarily from sales of our securities, both debt and equity, and to a lesser extent revenue from operations and we expect to continue to obtain required capital in a similar manner. Novas has financed its operations from loans it has received, which the majority of these loans were recently converted into shares of our common stock. We have incurred an accumulated deficit of $8,024,786 through June 30, 2014 and there can be no assurance that we will be able to achieve profitability.

Our principal offices are located at 1701 Commerce Street, Houston, Texas 77002. Our telephone number is (713) 227-0480. Our fiscal year end is December 31.

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THE OFFERING

Issuer	Propell Technologies Group, Inc.

Securities offered	This prospectus covers the sale of up to 12,684,494 shares of common stock, of which 7,353,329 shares of common stock are currently outstanding and 5,331,165 are issuable upon the exercise of warrants.

Currently outstanding Common stock	240,755,163 shares, including the 7,353,329 shares of common stock issued in the private placement

Use of Proceeds	We will not receive proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. See “Use of Proceeds”.

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

OTCQB symbol	Our common stock is quoted on the OTCQB under the symbol “PROP”.

The number of shares of common stock outstanding after the offering is based on 240,755,163 shares outstanding as of September 15, 2014 and excludes

•	5,706,165 shares of common stock issuable upon the exercise of warrants with a weighted average exercise price of $0.25 per share.

•	11,452,960 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $0.30 per share.

•	38,875,000 shares of common stock issuable upon conversion of 3,887,500 shares of Series A Preferred Stock.

•	7,500,000 shares of common stock issuable upon conversion of 75000 Series B Preferred Stock.

•	1,968,750 shares of common stock issuable upon conversion of long-term notes in the principal amount of $39,375.

•	1,647,040 shares of common stock reserved for future grants and awards under our equity incentive plan.

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RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this prospectus when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS

Our business is difficult to evaluate because we are currently focused on a new line of business and have very limited operating history and limited information.

The Company has recently engaged in a new business line involving its Plasma Pulse Technology. There is a risk that we will be unable to successfully operate this new line of business or be able to successfully integrate it with our current management and structure. Our estimates of capital, personnel and equipment required for our new line of business are based on the experience of management and businesses they are familiar with. Our management has limited direct experience in our new lines of business. We are subject to the risks such as our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. Even if we generate revenue, there can be no assurance that we will be profitable. In addition, no assurance can be given that we will be able to consummate our business strategy and plans, as described herein, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

We currently have limited revenues from our Plasma Pulse Technology and may not generate any revenue in the near future, if at all from the use of our technology.

We currently have generated limited revenues from the use of our Plasma Pulse Technology. The majority of the thirty seven wells that were treated were treated as sample wells to demonstrate the ability of the Plasma Pulse Technology at no cost to the well owner. Therefore there can be no assurance that well owners will determine that the price to be paid by our customers for our services, whether in the form of a cash payment or profit sharing arrangement, will be deemed to be reasonable and that customers will be willing to pay such price.

We may not be able to continue as a going concern.

Our condensed consolidated financial statements, report a loss from operations of $(1,737,821) and a net loss of $(2,631,114) for the six months ended June 30, 2014. Our consolidated audited financial statements, report a 2013 loss from operations of $(3,493,837) and a net loss of $(3,816,851). The opinion of our independent registered accounting firm on our audited financial statements as of and for the period ended December 31, 2013 was qualified subject to substantial doubt as to our ability to continue as a going concern. See “Report of Independent Registered Public Accounting Firm” and the notes to our Financial Statements.

We may not be profitable.

We expect to incur operating losses for the foreseeable future. For the six months ended June 30, 2014, we had revenues of $85,008 primarily from the amortization of a once off licensing fee and sales of our plasma pulse services and a net loss of $(2,631,114). For the year ending December 31, 2013, we had net revenues of $94,362 from our oil recovery and our e-commerce business. For the year ending December 31, 2013, we sustained a net loss of $(3,816,851). To date, we have not generated significant revenue from our Technology. Our ability to become profitable depends on our ability to have successful operations and generate and sustain sales, while maintaining reasonable expense levels, all of which are uncertain in light of our limited operating history in our current line of business.

Our future plans and operations are dependent on our raising additional capital.

To date, we have not generated enough revenue from operations to pay all of our expenses. During the year ended December 31, 2013 we raised a total of $1,721,431 from financing activities, of which we received $1,599,500 in net proceeds from the sale of our long term and short term notes, the majority of which have conversion options, the remaining $121,931 was raised by the issuance of equity securities. We have used the funds raised in our financings for working capital purposes. Subsequent to December 31, 2013, we raised an additional $1,696,110, net of issue expenses of $156,890 in equity securities and a further $160,000 in short term notes. We do not believe that our existing resources will be sufficient to allow us to implement our anticipated plan of operations or meet our future anticipated cash flow requirements.

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We may not be able to service customers with the five tools that we currently have.

Our ability to continue to service customers and expand our business is dependent upon us raising additional funding in the near term to acquire additional apparatuses to be utilized with the Technology. We currently have only four down-hole tools and one new tool that treats 4 ½-inch cased wells and horizontal wells. If the tools should require repair we may be unable to service customers. In addition, with only five tools, we can only treat a limited number of wells at a time and are unable to treat wells on days when the tools are in transit from one customer’s well to another well. In addition, only one of the tools can treat the 4 ½-inch cased wells and horizontal wells.

We may not be able to retrofit the down-hole tool to fit a large number of well holes in the United States.

Four of our tools only work in vertical wells with a minimum of 5 ½-inch casings and not in horizontal wells. We are recently developing a tool to treat 4 ½-inch cased wells and also horizontal wells. However, there can be no assurance that such tool will be effective in treating wells in the United States.

There is uncertainty as to market acceptance of our Technology and products.

The Technology that we license has been utilized in the United States on only a limited basis. The Company has not yet generated significant revenue from the Technology that it licenses and there can be no assurance that the Technology will be accepted in the market or that the Company’s commercialization efforts will be successful.

The results of our the application of our technology for initial well treatments may not support future well treatments and are not necessarily predictive of future long term results on the wells for which the initial data is favorable.

To date, we have applied our licensed Technology to treat only thirty seven wells, which treatments were performed fairly recently, and we do not have long terms results on the wells that were treated. Of such wells, we have seen improvement results in many wells. Favorable results in our early treatments may not last and may not be repeated in later treatments of other wells. Success in early treatments does not ensure that wells treated at a later date will be successful. Additionally, collecting treatment data results is not always possible as operators that pay for the service are not required to deliver data or we are required to work under non-disclosure agreements.

We rely on a license to use the Technology that is material to our business and if the agreement were to be terminated, it would halt our ability to market our technology, as well as have an immediate material adverse effect on our business, operating results and financial condition.

We have a licensing agreement with Novas Energy Group Limited granting us the right to use certain critical intellectual property. If we breach the terms of these licensing agreements, including any failure to make minimum royalty payments required there under, the Licensor has the right to terminate the license. If we were to lose or otherwise be unable to maintain this license on acceptable terms, or find that it is necessary or appropriate to secure new licenses from other third parties, it would halt our ability to market our technology, which would have an immediate material adverse effect on our business, operating results and financial condition.

We may be unable to generate sufficient revenues to meet the minimum royalties under our license agreement,

The license agreement with Novas Energy Group Limited requires us to pay minimum royalty payments of $1,000,000 per year; however, no minimum royalty payment is due prior to (i) December 31, 2015 with respect to Mexican operations and (ii) the three year anniversary of the license agreement with respect to the United States operations. If the minimum royalty is not timely paid, the Licensor has the right to terminate the license agreement with respect to a certain territory under certain circumstances and in certain other circumstances has the right to terminate the entire agreement. In addition, we are obligated to pay $150,000 to the Licensor on or prior to June 30, 2014, this fee was subsequently waived by the Licensor with effect from July 30, 2014, and an additional $200,000 on or prior to June 30, 2015 with respect to our rights in Mexico. To date, we have not generated enough revenue to pay the amount owed in June 2014 or any minimum royalty payments. No assurance can be given that we will generate sufficient revenue or raise additional financing to make these minimum royalty payments. Any failure to make the payments would permit the licensor to terminate the license. If we were to lose or otherwise be unable to maintain this license, it would halt our ability to market our technology, which would have an immediate material adverse effect on our business, operating results and financial condition.

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Trends in oil and natural gas prices affect the level of exploration, development, and production activity of our customers and the demand for our services and products which could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Demand for our services and products is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. The level of exploration, development, and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile and are likely to continue to be volatile.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other economic factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development, and production activity which could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition. Even the perception of longer-term lower oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Factors affecting the prices of oil and natural gas include:

•	the level of supply and demand for oil and natural gas, especially demand for natural gas in the United States;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	weather conditions and natural disasters;

•	worldwide political, military, and economic conditions;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the cost of producing and delivering oil and natural gas; and

•	potential acceleration of development of alternative fuels.

Legislative and regulatory changes affecting the environment and the oil industry could adversely affect our business

Political, economic and regulatory influences are subjecting oil recovery efforts to potential fundamental changes that could substantially affect our results of operations. State and local governments, for example, continue to propose and pass legislation designed to reduce the impact of oil recovery efforts on the environment. We cannot predict the effect any legislation may have on our business and we can offer no assurances they will not have a material adverse effect on our business.

Various federal legislative and regulatory initiatives have been undertaken which could result in additional requirements or restrictions being imposed on hydraulic fracturing operations and possibly our operations. For example, the Department of Interior has issued proposed regulations that would apply to hydraulic fracturing operations on wells that are subject to federal oil and gas leases and that would impose requirements regarding the disclosure of chemicals used in the hydraulic fracturing process as well as requirements to obtain certain federal approvals before proceeding with hydraulic fracturing at a well site. These regulations, if adopted, could also be applicable to our operations and would establish additional levels of regulation at the federal level that could lead to operational delays and increased operating costs. At the same time, legislation and/or regulations have been adopted in several states that require additional disclosure regarding chemicals used in the hydraulic fracturing process but that include protections for proprietary information. Legislation and/or regulations are being considered at the state and local level that could impose further chemical disclosure or other regulatory requirements (such as restrictions on the use of certain types of chemicals or prohibitions on hydraulic fracturing operations and competitive operations in certain areas) that could affect our operations.

The adoption of any future federal, state, local, or foreign laws or implementing regulations imposing reporting obligations on, or limiting or banning, the hydraulic fracturing process if applicable to competitive processes such as ours, could make it more difficult to complete natural gas and oil wells and could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

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Liability for cleanup costs, natural resource damages, and other damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

We will be exposed to claims under environmental requirements. In the United States, environmental requirements and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs, natural resource damages, and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of prior operators or other third parties. Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

Existing or future laws, regulations, related to greenhouse gases and climate change could have a negative impact on our business and may result in additional compliance obligations with respect to the release, capture, and use of carbon dioxide that could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

Changes in environmental requirements related to greenhouse gases and climate change may negatively impact demand for our services. For example, oil and natural gas exploration and production may decline as a result of environmental requirements (including land use policies responsive to environmental concerns). State, national, and international governments and agencies have been evaluating climate-related legislation and other regulatory initiatives that would restrict emissions of greenhouse gases in areas in which we conduct business. Because our business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties, or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties, or international agreements reduce the worldwide demand for oil and natural gas. Likewise, such restrictions may result in additional compliance obligations with respect to the release, capture, sequestration, and use of carbon dioxide that could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

Our failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could materially and adversely affect our competitive position.

We rely on a variety of intellectual property rights that we use in our services and products. We may not be able to successfully preserve these intellectual property rights in the future, and these rights could be invalidated, circumvented, or challenged. In addition, the laws of some foreign countries in which our services and products may be sold do not protect intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could materially and adversely affect our competitive position.

We may acquire oil wells or form joint ventures or make investments in oil wells that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of oil wells. We also may pursue strategic alliances and joint ventures that leverage our core technology. We have no experience with acquiring oil wells or interests therein. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a material negative effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

To finance any acquisitions or joint ventures, we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all. In addition, we may choose to incur additional debt in order to finance such acquisitions, which may also negatively affect our financial position.

Any future recompletion activities engaged upon by us on wells that we acquire may not be productive.

We may acquire properties upon which we believe recompletion activity will be successful. Recompletion or workovers on oil and natural gas wells involves numerous risks, including the risk that we will not encounter commercially productive oil or natural-gas reservoirs. The costs of recompleting, and operating wells are often uncertain, and operations may be curtailed, delayed, or canceled as a result of a variety of factors, including the following unexpected drilling conditions:

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•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	fires, explosions, blowouts, and surface cratering;

•	difficulty identifying and retaining qualified personnel;

•	title problems;

•	other adverse weather conditions; and

•·	shortages or delays in the delivery of equipment

Certain of our future activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

Our amended license agreement grants us a license to utilize the Technology in Mexico. Doing business internationally involves a number of risks, including:

•	multiple, conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain regulatory approvals for the sale or use of our technology in various countries;

•	difficulties in managing foreign operations;

•	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;·

•	reduced protection for intellectual property rights;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

•	failure to comply with the Foreign Corrupt Practices Act, including its books and records provisions and its anti-bribery provisions, by maintaining accurate information and control over activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, have a material adverse effect on our financial condition, results of operations and cash flows.

We will have limited control over the activities on properties for which we own an interest but we do not operate.

We may acquire interests in oil wells that will be operated by other companies. We will have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital and lead to unexpected future costs.

The loss of key personnel and an inability to attract and retain additional personnel could affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of our senior management, in particular John W. Huemoeller II, our Chief Executive Officer. The loss of any key employees may significantly delay or prevent the achievement of our business objectives. We believe that our future success will also depend in part on our and their continued ability to identify, hire, train and motivate qualified personnel. We and they face intense competition for qualified individuals. We may not be able to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or we may be required to pay increased compensation in order to do so. Our failure to attract and retain qualified personnel could impair our ability to implement our business plan.

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We may be adversely affected by actions of our competitors.

The market in the oil and gas recovery industry is highly competitive. Many of our competitors have substantially greater financial, technical and other resources than we have. We face competition from owners of oil wells as well as large oil and gas companies Our ability to compete effectively depends in part on market acceptance of our technology, the environmental impact of our technology and our ability to service our customers in a timely manner. There can be no assurance that we will be able to compete effectively or that we will respond appropriately to industry trends or to activities of competitors.

We intend to expend a significant amount of time and resources to develop additional down-hole tools and products related to our technology, and if the technology does not achieve commercial acceptance, ours operating results may suffer.

We expect to spend a significant amount of time and resources to develop additional down-hole tools and enhancements to our current down-hole tool. In light of the long product development cycles, any developmental expenditure will be made well in advance of the prospect of deriving revenues from the use of the technology. Our ability to commercially introduce and successfully market our technology will be subject to a wide variety of challenges during this development cycle that could delay introduction of these products. If we do not achieve market acceptance of our technology, our operating results will suffer. Our technology may also be priced higher than alternative competitive technologies, which may impair commercial acceptance. We cannot predict whether our technology will achieve commercial acceptance.

Most of our potential customers are owners of oil wells and are subject to risks faced by those industries.

We expect to derive a significant portion of our future revenues from the implementation of the Technology. As a result, we will be subject to risks and uncertainties that affect the oil industry, such as availability of capital, weather and environmental issues, government regulation, and the uncertainty resulting from technological change.

We may need to depend on credit terms and lines of credit from lenders and may not generate sufficient revenue to be able to pay existing debt obligations when they come due.

As of September 15, 2014, we had notes outstanding in the aggregate principal amount of $147,375, of which $144,375 is not repayable within the next twelve months. Each loan bears interest at rates ranging from 6.0% to 7.5% per annum. To date, we have not generated enough revenue to pay the amounts outstanding under these loans.

We have no independent audit committee. Our full Board of Directors functions as our audit committee and is composed of five directors, three of whom are considered independent. This may hinder our Board of Directors’ effectiveness in fulfilling the functions of the audit committee.

Currently, we have no separate audit committee. Our full Board of Directors functions as our audit committee and is comprised of five directors, three of whom are considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). An independent audit committee plays a crucial role in the corporate governance process, assessing the Company's processes relating to its risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the Board of Directors from being independent from management in its judgments and decisions and its ability to pursue the committee's responsibilities without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised.

Our Board of Directors, which consists of five directors, acts as our compensation committee, which presents the risk that compensation and benefits paid to these executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our Board of Directors acts as the compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Although all board members have fiduciary obligations in connection with compensation matters, our lack of an independent compensation committee presents the risk that our executive officers on the board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.

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Trading on the OTCQB may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the our operations or business prospects. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like NYSE. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

We cannot guarantee that an active trading market will develop for our common stock.

There currently is not an active public market for our common stock and there can be no assurance that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our common stock should have long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

There may be future dilution of our common stock.

If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our stockholders. In addition, holders of our convertible preferred A-1 have the right to convert their shares into 38,875,000 shares of common stock; the holders of the convertible series B shares have the right to convert their shares into 7,500,000 common shares, holders of our long-term convertible notes have the right to convert their notes into 1,968,750, shares of common stock.

Recent accounting changes may make it more difficult for us to sustain profitability.

We are a publicly traded company, and are therefore subject to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which requires that our internal controls and procedures comply with Section 404 of the Sarbanes-Oxley Act. We expect compliance to be costly and it could impact our results of operations in future periods. In addition, the Financial Accounting Standards Board now requires us to follow the accounting standards on share based payments. Under this rule, companies must calculate and record in their statement of operations the cost of equity instruments, such as stock options or restricted stock, awarded to employees for services. We expect that we will use stock options to attract, incentivize and retain our employees and will therefore incur the resulting stock-based compensation expense. This will continue to adversely affect our operating results in future periods.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of an exchange or the OTC QB. The requirements of these rules and regulations will likely continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and effective internal control over financial reporting. Significant resources and management oversight are required to design, document, test, implement and monitor internal control over relevant processes and to, remediate any deficiencies. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition and results of operations. These efforts also involve substantial accounting related costs.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have identified material weaknesses in our internal controls with respect to our financial statement for the year ended December 31, 2013. Our management discovered insufficient controls over review and accounting for certain complex transactions and a lack of segregation of duties.

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The design of monitoring controls used to assess the design and operating effectiveness of our internal controls is inadequate.

We have begun to take actions that we believe will substantially remediate the material weaknesses identified. In response to the identification of our material weaknesses, we are in the process of expanding our finance and accounting staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have never paid dividends and have no plans to pay dividends in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of our preferred or common stock and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our preferred or common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

Our stock price may be volatile or may decline regardless of our operating performance.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	price and volume fluctuations in the overall stock market;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	the public’s response to our press releases or other public announcements, including our filings with the SEC;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for our products;

•	market conditions or trends in our industry or the economy as a whole;

•	the loss of key personnel;

•	lawsuits threatened or filed against us;

•	future sales of our common stock by our executive officers, directors and significant stockholders; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

We may issue preferred stock with greater rights than our common stock.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 10 million shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors at the time of issuance without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of such an issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company. Any delay or prevention of a change of control transaction or changes in our Board of Directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could require substantial premium over the then current market price per share. We currently have 3,887,500 Series A-1 Preferred Shares outstanding and have recently designated a further 500,000 preferred shares as Series B Convertible Preferred Shares and have issued 75,000 of these Series B Preferred Shares to investors for net proceeds of $750,000.

If we fail to meet the new eligibility requirements of the OTC Market Group, we will no longer be eligible to have our common stock quoted on the OTCQB.

If we fail to maintain a minimum bid price of $.01 per share one day per each thirty consecutive days, our stock will no longer be eligible to be traded on the OTCQB and will be traded on the pink sheets. Effective May 1, 2014, the OTC Market Group implemented new eligibility standards for companies traded on the OTCQB that will be gradually phased in over a one year period. Investors of companies that do not meet the eligibility requirements will not have the benefit of the additional disclosure requirements of the OTCQB and trading may be more difficult.

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USE OF PROCEEDS

All of the Shares covered by this prospectus are being sold by the Selling Stockholders. See “Selling Stockholders” on page 34. We will not receive any proceeds from these sales of shares of our common stock. A portion of the Shares covered by this prospectus are issuable upon exercise of the Warrants to purchase our common stock. Upon any exercise of the Warrants for cash, such Selling Stockholders would pay us the exercise price of the warrants. Cash received from exercise of Warrants will be used for general corporate purposes. Additionally, the Warrants are exercisable on a cashless basis. If any Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Stockholders upon any exercise of such Warrants.

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The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

OUR BUSINESS

Overview

Strengths and Competitive Advantages

We believe that the following are key attributes of our company:

·	The Plasma Pulse Technology treatment is fast and is typically completed in a matter of hours.

·	After treatment with our licensed technology, the well goes back into production immediately.

·	To date, our licensed technology has been safe with in excess of 200 wells treated with the technology with no know material damage.

·	Our licensed technology does not use any chemicals or water.

·	Our licensed technology has been shown to increase production as far as one mile from the treatment site.

History

Propell Technologies Group, Inc. (f/k/a Propell Corporation) is a Delaware corporation originally formed on January 29, 2008 as CA Photo Acquisition Corp. On April 10, 2008 Crystal Magic, Inc. (“CMI”), a Florida Corporation, merged with an acquisition subsidiary of Propell’s, and we issued an aggregate of 108,000 shares to the former shareholders of CMI. On May 6, 2008, we acquired both Mountain Capital, LLC (d/b/a Arrow Media Solutions) (“AMS”) and Auleron 2005, LLC (d/b/a Auleron Technologies) (“AUL”) and made each a wholly owned subsidiary and issued a total of 41,987 shares of our common stock to the members of Mountain Capital, LLC and a total of 2,721 shares of our common stock to the members of AUL (the shares referenced above are in pre-split amounts, that is prior to our 50-to-1 reverse split in August 2012). In 2010 AUL and AMS were dissolved.  In September 2010, CMI’s assets were foreclosed upon by its largest creditor and these assets were liquidated and effective December 31, 2013, we disposed of our interest in CMI for nominal consideration.  On July 6, 2012, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of the State of Delaware designating 5,000,000 preferred shares as Series A-1 Convertible Preferred Stock.  On August 17, 2012, we filed an amendment to our Certificate of Incorporation, which increased the number of shares of our authorized common stock to 500,000,000 shares, effectuated a 50:1 reverse split of the number of shares of our outstanding common stock and changed our name to Propell Technologies Group, Inc. On February 4, 2013, we acquired all of the outstanding shares of Novas and Novas became our wholly owned subsidiary. Effective December 31, 2013, we disposed of our e-commerce line of business. On March 14, 2014, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of the State of Delaware designating 500,000 preferred shares as Series B Convertible Preferred Stock.

NOVAS OIL RECOVERY ENHANCEMENT

On January 30, 2013, Novas entered into an exclusive, perpetual royalty bearing License agreement with the licensor which was amended in March 2014 and granted Novas the right to practice, develop, use, market and commercialize the proprietary process of the Licensor, which consists of a specially designed apparatus and certain proprietary technology, methods and processes that may be applied to enhance the production of hydrocarbon deposits using metallic plasma-generated, directed, non-linear, wide-band and elastic oscillations at resonance frequencies.   The amended license agreement provides Novas with the right to practice the licensed process and to utilize the Technology to provide services to third parties and for ourselves as well, and to sublicense the Technology in the United States and Mexico. The amended license agreement also provides Novas with the right to design and have manufactured the apparatus and to make modifications and improvements to the Technology provided that the Licensor is provided a non-exclusive license to any such improvements and modifications and any patent rights of Novas related to the Technology. Although new to the United States and Mexico, the process has been successfully utilized outside of the United States and Mexico for several years. The Licensor has filed for patent protection of its technology in the United States and Mexico.  The process utilizes a down-hole tool that is lowered into vertical wellbores to the perforated oil producing zone.  When initiated, the tool delivers metallic plasma-generated, directed, non-linear, wide-band elastic oscillations at resonance frequencies to enhance oil production using the tool developed by the Licensor and enhanced by Novas.  The technology is suitable for oil wells as deep as 12,000 feet. By optimizing production efficiency combined with the resulting increased oil production we expect to extend the economic life of mature oil fields and to recover previously unrecoverable oil efficiently.  Most of our tools only work in vertical wells with a minimum of 5 ½-inch casings and not in horizontal wells.  We developed a tool to treat 4 ½-inch cased wells and also horizontal wells and have recently began using the tool.

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To date, we have used the Technology to treat thirty seven wells in the United States in seven states; Kansas, Louisiana, Oklahoma, Wyoming, California, Tennessee and Texas. Many of the wells experienced an increase in oil production after being treated with the Technology. Due to the fact that several wells we have treated had no prior operating history, operators that pay for the service are not required to deliver data and others have required that we maintain the confidentiality of the results of our treatments, we are unable to disclose the percent increase in oil production resulting from use of our technology for all wells that we have treated with the technology. The average initial increase in oil production for the initial twenty seven of the thirty seven wells reported below was 295% and the average increase 60 days after treatment was 88%. Set forth below are more specific details of the initial results of the oil wells that we treated in the United States with the Technology.

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Numerous companies have utilized the Technology that Novas has licensed in the treatment and stimulation of oil wells throughout the Russian Federation, China, Kazakhstan, Uzbekistan and Czech Republic. The tool and subsequent well treatment have been credited with increasing oil production and injector well fluid flow in over 150 wells outside of the United States in Russia and China. It does so without any chemicals associated with hydraulic fracturing and therefore is deemed to be environmentally friendly. The treatment was created to clear the well drainage area of sedimentation clogging at the perforation zone and increase the permeability of the reservoir at the same time.

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The process once applied should be effective for approximately nine months to one year and thereafter can be reapplied as needed. The success of our application of our enhanced oil Technology largely depends upon the correct selection of candidate wells.  The candidate well requirements are: no behind the casing flow; well bore inclination does not exceed 50 degrees; reservoir temperature is less than 110 degrees Celsius, porosity is no more than 30 degrees; permeability is at least 2-4mD; reservoir pressure is below 500 atm; presence of a drilling sump; fluid in the hole above the perforations, the number of perforation holes is greater than 10 per meter and the reservoir pressure is greater than the saturation pressure. Additionally when selecting a target well or oil field we look at the various formations such as limestone, sandstone, tight sand, dolomite, shale or clay.  We look at well logs and do analysis on the reservoir drive system (water, gas, gravity) and water cuts.  Depending upon our analysis of a candidate well we develop a unique treatment plan.  As an example a “softer” rock such as sandstone may receive 20 plasma pulses in each 12 - 18 inch perforation station compared to a limestone where we may release 50 or more plasma pulses.  We may also vary the time in between pulses and the frequency and size of the pulses.

Our Industry

United States crude-oil production grew by more than one million barrels a day in 2012, the largest increase in the world and the largest in United States history, jumping 14% last year to 8.9 million barrels a day, according to the Statistical Review of World Energy, an annual compilation of industry trends published by BP BP.LN -0.19% PLC for more than six decades. In volume terms, 2012 United States production gain of 1.04 million barrels a day surpassed the earlier biggest annual increase of 640,000 barrels per day, recorded in 1967.

According to The Wall Street Journal, most of this new production is coming from dense shale-rock formations, such as the Bakken Shale in North Dakota and the Eagle Ford Shale in Texas as a result of techniques developed in recent years to hydraulically fracture, or frack, these shale’s, freeing up previously trapped oils.

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Hydraulic fracturing is the fracturing of various rock layers by a pressurized liquid. Some hydraulic fractures form naturally—certain veins or dikes are examples—and can create conduits along which gas and petroleum from source rocks may migrate to reservoir rocks. Induced hydraulic fracturing , commonly known as fracking, is a technique in which usually a large amount of water is mixed with sand and/or chemicals (a different technique where only chemicals are used is referred to as acidizing). This mixture is injected at high pressure into faults to release petroleum, natural gas (including shale gas, tight gas, and coal seam gas), or other substances for extraction. This type of fracturing creates fractures from a wellbore drilled into reservoir rock formations.

We intend to compete with other secondary fracking methods by providing to target customers the Technology for increasing oil production developed by the Licensor described above. Our initial target customers have been several smaller marginal or “stripper “oil wells that have experienced reduced oil production. We believe that the United States and Mexican target market is indeed large. Generally, these wells started their productive life producing much greater volumes using natural pressure. Over time, the pressure decreases and production drops even if the reservoirs, which feed the wells, are not yet depleted. We also intend to target newer wells that were drilled in the last 10 years that have experienced declined production.

Of the approximately 45,000 total wells drilled in the United States during 2012 we estimated that 31,500 or 70.0% were oil wells and the remainder were gas wells that are not our target.  Of the 31,500 oil wells drilled approximately 15,750 or 50% were vertical wells. We believe that the size of the market will continue to grow for our technology as we already have the ability to treat certain existing wells, and we estimate that approximately 43 new wells are being drilled every day.

Our Plan

Initially, we have derived revenue from customers based upon our joint venture model in which we receive a percent of their increased oil production revenue.  We typically provide customers with a free demonstration of the Technology at one of their sites with an agreement that if successful and there is an oil recovery gain that we will share in the increased revenue derived from such gain. In May 2013, we entered into our first revenue share agreement with an owner of certain oil wells located in Creek County, Oklahoma, which agreement thereupon will be terminated when we receive reimbursement of our expenses. In August 2013, we signed one Oil Services Revenue Sharing Agreement to treat up to 10 wells in Creek County Oklahoma. The agreement provides that Novas pays for all expenses related to the treatment and is reimbursed for such expenses from the initial funds received from the increase in production until Novas’ expenses are paid in full and then Novas will receive 49% of the increased oil production revenue for a twelve month period after treatment of the wells. We received revenue from these treated wells in the fourth quarter of 2013. We have also agreed to treat four wells in Oklahoma for a service fee of which we have completed three of those treatments and have been paid on two of them. Alternatively, we also intend to perform enhancement services for customers based upon our fee based model pursuant to which we will charge a fixed fee per well or to sublicense the technology to others who will perform the services that we would otherwise perform and pay us a fee for such sublicense. In addition, we may seek to acquire underperforming wells and use the Technology on the wells we acquire to produce revenue.

Intellectual Property

We license the “Plasma-Pulse Technology” from the Licensor, pursuant to the terms of an exclusive perpetual royalty bearing license we entered into in January 2013, which was amended in March 2014. The amended license agreement provides us with the exclusive right to develop, use, market and commercialize the Technology for ourselves and/or third parties, sublicense and provide related services to third parties in the United States and Mexico including all of its states, districts, territories, possessions and protectorates. The amended license agreement also provides Novas with the right to design and have manufactured the apparatus and to make modifications and improvements to the Technology provided that the Licensor is provided a non-exclusive license to any such improvements and modifications and any patent rights of Novas related to the Technology.  The license is limited to the United States and Mexico.  It also provides that we will pay the Licensor royalties equal to 7.5% of Net Service Sales (as defined in the license agreement) and Non-Royalty Sublicensing Consideration (as defined in the license agreement) and provides for a minimum royalty payment of $500,000 per year from United States operations and $500,000 per year from Mexican operations; however, no minimum royalty payment is due prior to the three year anniversary of the license agreement for revenue derived from the United States operations and no minimum royalty is due prior to December 31, 2015 for revenue derived from Mexico. All royalty payments made by us as well as sublicensing revenue paid by us to Licensor are credited towards the minimum royalty payment. Royalties based on revenue derived from operations in one territory can be used to satisfy obligations for minimum royalty payments in the other territory. If the minimum royalty is not timely paid with respect to one of the two territories, the Licensor has the right to terminate the license with respect to that particular territory and if the minimum royalty payment for both territories is not paid, to terminate the license agreement. We are obligated to pay a license fee of $200,000 on or prior to June 30, 2015 for the additional rights under the amended license agreement. The Licensor is responsible for the cost of filing prosecuting and maintaining the patents and we are responsible for costs of obtaining marketing approvals.   The Licensor has the right to terminate the license agreement upon our breach or default.  If Licensor dissolves, becomes insolvent or engages in or is the subject of any other bankruptcy proceeding then the technology and patent rights in the United States shall become our property.

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On August 20, 2012, the Licensor filed a Provisional Patent Application (No. 61/684,988 entitled Process and Apparatus For The Production Enhancement of Hydrocarbon Deposits Using Metallic Plasma-Generated, Directed, Non-linear, Wide-Band and Elastic Oscillations at Resonance Frequencies) with the US Patent and Trademark Office.

Marketing

To date, we have presented our technology at several conferences focused on worldwide energy concerns. We have presented at Energy Prospectus Group, the Winter North American Prospect Expo (NAPE), HIS CERA Week 2013 and the Total Energy USA Conference.

Regulation

Exploration and production operations are subject to various types of regulation at the federal, state and local levels. This regulation includes requiring permits to drill wells, maintaining bonding requirements to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, and the plugging and abandoning of wells. Our operations are also subject to various conservation laws and regulations.

Typically oil enhancements such as hydraulic fracturing operations have historically been overseen by state regulators as part of their oil and gas regulatory programs; however, the EPA has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel under the Safe Drinking Water Act and has released draft permitting guidance for hydraulic fracturing activities that use diesel in fracturing fluids in those states where EPA is the permitting authority. As a result, we may be subject to additional permitting requirements for our operations.  These permitting requirements and restrictions could result in delays in operations at well sites as well as increased costs to make wells productive. In addition, legislation introduced in Congress provides for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and require the public disclosure of certain information regarding the chemical makeup of hydraulic fracturing fluids. Moreover, on November 23, 2011, the EPA announced that it was granting in part a petition to initiate a rulemaking under the Toxic Substances Control Act, relating to chemical substances and mixtures used in oil and gas exploration and production. Further, on May 4, 2012, the Department of the Interior's Bureau of Land Management ("BLM") issued a proposed rule to regulate hydraulic fracturing on public and Indian land.

On August 16, 2012, the EPA published final rules that establish new air emission control requirements for natural gas and NGL production, processing and transportation activities, including New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, and National Emission Standards for Hazardous Air Pollutants (NESHAPS) to address hazardous air pollutants frequently associated with gas production and processing activities. Among other things, these final rules require the reduction of volatile organic compound emissions from natural gas wells through the use of reduced emission completions or "green completions" on all hydraulically fractured wells constructed or refractured after January 1, 2015. In addition, gas wells are required to use completion combustion device equipment (e.g., flaring) by October 15, 2012 if emissions cannot be directed to a gathering line. Further, the final rules under NESHAPS include maximum achievable control technology (MACT) standards for "small" glycol dehydrators that are located at major sources of hazardous air pollutants and modifications to the leak detection standards for valves. We are currently reviewing this new rule and assessing its potential impacts. Compliance with these requirements, especially the imposition of these green completion requirements, may require modifications to certain of our operations, including the installation of new equipment to control emissions at the well site that could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

In addition to these federal legislative and regulatory proposals, some states in which we operate, such as Pennsylvania, West Virginia, Texas, Kansas, Louisiana and Montana, and certain local governments have adopted, and others are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances, including requirements regarding chemical disclosure, casing and cementing of wells, withdrawal of water for use in high-volume hydraulic fracturing of horizontal wells, baseline testing of nearby water wells, and restrictions on the type of additives that may be used in hydraulic fracturing operations. For example, the Railroad Commission of Texas adopted rules in December 2011 requiring disclosure of certain information regarding the components used in the hydraulic fracturing process. In addition, Pennsylvania's Act 13 of 2012 became law on February 14, 2012 and amended the state's Oil and Gas Act to impose an impact fee for drilling, increase setbacks from certain water sources, require water management plans, increase civil penalties, strengthen the Pennsylvania Department of Environmental Protection's (PaDEP) authority over the issuance of drilling permits, and require the disclosure of chemical information regarding the components in hydraulic fracturing fluids.

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OSHA and Other Laws and Regulations. We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA), and comparable state laws. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations. Also, pursuant to OSHA, the Occupational Safety and Health Administration has established a variety of standards related to workplace exposure to hazardous substances and employee health and safety.

Oil Pollution Act. The Federal Oil Pollution Act of 1990 (OPA) and resulting regulations impose a variety of obligations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The term "waters of the United States" has been broadly defined to include inland water bodies, including wetlands and intermittent streams. The OPA assigns joint and several strict liability to each responsible party for oil removal costs and a variety of public and private damages. We believe that we substantially comply with the Oil Pollution Act and related federal regulations.

Clean Water Act. The Federal Water Pollution Control Act (Clean Water Act) and resulting regulations, which are primarily implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States. Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies. However, regulatory agencies could require us to cease construction or operation of certain facilities or to cease hauling wastewaters to facilities owned by others that are the source of water discharges. We believe that we substantially comply with the Clean Water Act and related federal and state regulations.

Competition

Competition in the oil industry is intense.  We will compete with other technologies such as gas injection, polymer flooding, microbial injection and thermal methods,  As a new technology, we will compete with many of the other technologies that have been proven to be economically successful in enhancing oil production in the United States. We also actively compete against other companies with substantial financial and other resources.

Research and Development

The Company spent $38,145 on research and development during fiscal year ended 2013 and did not incur any expense for research and development during fiscal .year ended 2012.

Employees

The Company currently has one full-time and three part-time employees.

Corporate Structure and Information

Our principal offices are located at 1701 Commerce Street, 2nd Floor, Houston, Texas 77002, and our telephone number at that office is (713) 227-0480. We maintain an Internet website at www.propell.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus or any supplement to the prospectus.

Propell is a Delaware corporation originally formed on January 29, 2008 as CA Photo Acquisition Corp. On April 10, 2008 Crystal Magic, Inc. (“CMI”), a Florida Corporation, merged with an acquisition subsidiary of Propell’s, and we issued an aggregate of 108,000 shares to the former shareholders of CMI. On May 6, 2008, we acquired both Mountain Capital, LLC (d/b/a Arrow Media Solutions) (“AMS”) and Auleron 2005, LLC (d/b/a Auleron Technologies) (“AUL”) and made each a wholly owned subsidiary and issued a total of 41,987 shares of our Common Stock to the members of Mountain Capital, LLC and a total of 2,721 shares of our common stock to the members of AUL (the shares referenced above are in pre-split amounts, that is prior to our 50-to-1 reverse split in August 2012). In 2010 AUL and AMS were dissolved.  In September 2010, CMI’s assets were foreclosed upon by its largest creditor and these assets were liquidated and effective December 31, 2013, we disposed of our interest in CMI for nominal consideration.  On July 6, 2012, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of the State of Delaware designating 5,000,000 preferred shares as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”).  On August 17, 2012, we filed an amendment to our Certificate of Incorporation, which increased the number of shares of our authorized common stock to 500,000,000 shares, effectuated a 50:1 reverse split of the number of shares of our outstanding Common Stock and changed our name to Propell Technologies Group, Inc. On February 4, 2013, we acquired all of the outstanding shares of Novas and Novas became our wholly owned subsidiary. Effective December 31, 2013, we disposed of our e-commerce line of business. On March 14, 2014, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of Delaware designating 500,000 preferred shares as Series B Convertible Preferred Stock (the “Series B Preferred”).

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Properties

We currently lease offices in Houston, Texas.  Our office consists of approximately 2,300 square feet for which we pay $2,200 per month.  Our landlord, also one of our shareholders, currently provides the space on a rent deferred basis. We believe if we lost our lease at these premises, we could promptly relocate within 30 days.

We also sub-lease approximately 748 square feet of loft space in Houston, Texas from a related party for a one year lease which started January 24, 2013 and expires on September 30, 2015. The rent was $1,675 per month until September 1, 2014 when in was increased to $3,200 per month.

Our Common Stock Listing and Holders

Our common stock is quoted on the OTCQB under the symbol PROP. Our stock began trading on April 22, 2010. The following table shows our high and low closing prices of our common stock at the end of each quarter for the fiscal years 2013 and 2012 and for the first two quarters of fiscal year 2014.

	High	Low
Fiscal Year 2014
First Quarter	$0.46	$0.15
Second Quarter	$0.30	$0.21
Third Quarter	$0.25	$0.15

Fiscal Year 2013
First Quarter	$1.05	$0.30
Second Quarter	$1.12	$0.41
Third Quarter	$0.73	$0.26
Fourth Quarter	$0.57	$0.18

Fiscal Year 2012
First Quarter	$2.25	$0.70
Second Quarter	$.825	$0.15
Third Quarter	$1.25	$0.10
Fourth Quarter	$0.71	$0.36

The last reported sale price of our common stock on the OTCQB on October 10, 2014, was $0.20 per share. As of October 10, 2014, there were approximately 118 holders of record of our common stock.

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we declare and pay dividends is determined by our board of directors at their discretion, subject to certain limitations imposed under Delaware corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

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Securities Authorized For Issuance under Equity Compensation Plans

PROPELL CORPORATION 2008 STOCK OPTION PLAN

Our Board of Directors adopted the Propell Corporation 2008 Stock Option Plan (the “Plan”) in April 2008 to promote our long-term growth and profitability by (i) providing our key directors, officers and employees with incentives to improve stockholder value and contribute to our growth and financial success and (ii) enable us to attract, retain and reward the best available persons for positions of substantial responsibility. A total of 2,100,000 shares of our common stock have been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows the Company to grant options to our employees, officers and directors and our subsidiaries; provided that only our employees and those of our subsidiaries may receive incentive stock options under the Plan. We have granted a total of 452,960 options as of December 31, 2013 under the Plan and have not granted any options subsequent to that date. In addition, we have granted options exercisable for 11,000,000 shares of common stock that were not issued pursuant to the Plan.  Set forth below is detail with respect to issuances under the Plan as of December 31, 2013.

Plan category	Number of securities issued under equity compensation plan	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	452,960	$1.57	1,647,040

Presently, we are not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTCQB, NASD, AMEX or NYSE) to obtain the approval of our security holders prior to issuing any such compensatory options, warrants or other rights to purchase our securities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein and the risk factors and the financial statements and the other information set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the SEC.

Cautionary Note Regarding Forward-Looking Statements

This report and other documents that we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions.  Statements that are not historical facts are forward-looking statements.  Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “sustain”, “on track”, “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” and variations of such words and similar expressions are often used to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in our reports that we file or furnish with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statements after the date they are made, whether as a result of new information, future events, changes in assumptions or otherwise.

Overview and Financial Condition

Our Company

We are a Delaware corporation with principal offices located at 1701 Commerce Street, Houston, Texas 77002. We are engaged in the commercial application of a proprietary “Plasma-Pulse Technology” to enhance the recovery of oil in the United States.  We began introducing the Technology in the United States on a limited basis in March 2013. Prior to this, all of our revenue had been derived from our e-commerce and other lines of business, which we have recently discontinued, effective December 31, 2013, to enable us to focus all of our attention to our oil recovery business.

Since February 4, 2013, following the closing of the Share Exchange Agreement with the shareholders of Novas, under which we acquired all of the outstanding equity securities of Novas in exchange for 100,000,000 shares of our common stock, our primary focus has shifted to the further development of our licensed oil recovery technology. The oil recovery technology held by Novas is based on an exclusive, perpetual royalty-bearing license to engage in the commercial application of the Technology entered into on January 30, 2013, with the Licensor which granted Novas the right to practice, develop, use, market and commercialize the proprietary process of the Licensor which consists of a specially designed apparatus and certain proprietary technology, methods and processes that may be applied to enhance the production of hydrocarbon deposits using metallic plasma-generated, directed, non-linear, wide-band and elastic oscillations at resonance frequencies.  The license agreement provides Novas with the right to practice the licensed process and to utilize the Technology to provide services to third parties and for ourselves as well, and to sublicense the technology in the United States. In March 2014, the license was amended to, among other things, increase the territory in which Novas can practice the licensed process and utilize the Technology to Mexico. Although new to the United States, the process has been successfully utilized outside of the United States for several years. The Licensor has filed for patent protection of the Technology in the United States.  The process utilizes a down-hole tool that is lowered into vertical wellbores to the perforated oil producing zone.  When initiated, the tool delivers metallic plasma-generated, directed, non-linear, wide-band elastic oscillations at resonance frequencies to enhance oil production using the tool developed by the Licensor and enhanced by Novas.  The Technology is suitable for oil wells as deep as 12,000 feet. By optimizing production efficiency combined with the resulting increased oil production we expect to extend the economic life of mature oil fields and to recover previously unrecoverable oil efficiently.

Since March 19, 2013, we have used the Technology to treat thirty seven oil wells located in seven states; Louisiana, Oklahoma, Kansas, Texas, California, Tennessee and Wyoming. The Technology has been shown to increase oil production in the majority of the wells that we have treated. The initial results of this treatment have been very encouraging, however the results on the wells treated may not be indicative of the results of treatment on additional wells. As such, we are continuing to monitor closely the longer-term results while, based upon the prior success from the use of “Plasma-Pulse Technology” outside of the United States, we expect the positive data from the treated wells in the United States to continue. We currently have five tools that we use to perform the treatments, of which four only work in vertical wells with a minimum of 5 ½-inch casings and not in horizontal wells. We have developed a tool to treat 4 ½-inch cased wells and have recently began treating wells with the new tool.

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In August 2013, we signed one Oil Services Revenue Sharing Agreement to treat up to ten wells in Creek County Oklahoma and thus far have treated four wells under the agreement, which four wells are included in the thirty seven oil wells mentioned above. We do not expect to treat further wells under this agreement. The agreement provides that Novas pays for all expenses related to the treatment and is reimbursed for such expenses from the initial funds received from the increase in production until Novas’ expenses are paid in full and then Novas will receive 49% of the increased oil production revenue for a twelve month period after treatment of the wells. We received revenue from these treated wells in the fourth quarter of 2013 and revenue from the treatment of other wells in 2014. We also completed treatment of seven wells in Oklahoma for a service fee.

We expect to continue to offer our services to independent oil wells based on our joint venture model in which we receive a percentage of the revenue that our customers derive from the additional production resulting from the use of our technology. We may also offer our services on a fee based model and charge a service fee for use of the technology as opposed to a percentage of revenue. In addition, we may acquire wells and use the technology on our acquired wells to increase their production. Our anticipated customers are the owners of independent oil wells.

To date we have financed our operations, from sales of our securities, both debt and equity, and revenue from operations and we expect to continue to obtain required capital in a similar manner. We have incurred an accumulated deficit of $8,024,786 through June 30, 2014 and there can be no assurance that we will be able to achieve profitability.

Our fiscal year end is December 31.

History

Propell Technologies Group, Inc. (f/k/a Propell Corporation) is a Delaware corporation originally formed on January 29, 2008 as CA Photo Acquisition Corp. On April 10, 2008 Crystal Magic, Inc. (“CMI”), a Florida Corporation, merged with an acquisition subsidiary of Propell’s, and we issued an aggregate of 108,000 shares to the former shareholders of CMI. On May 6, 2008, we acquired both Mountain Capital, LLC (d/b/a Arrow Media Solutions) (“AMS”) and Auleron 2005, LLC (d/b/a Auleron Technologies) (“AUL”) and made each a wholly owned subsidiary and issued a total of 41,987 shares of our common stock to the members of Mountain Capital, LLC and a total of 2,721 shares of our common stock to the members of AUL (the shares referenced above are in pre-split amounts, that is prior to our 50-to-1 reverse split in August 2012). In 2010 AUL and AMS were dissolved.  In September 2010, CMI’s assets were foreclosed upon by its largest creditor and these assets were liquidated and effective December 31, 2014, we disposed of our interest in CMI for nominal consideration.  On July 6, 2012, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of Delaware designating 5,000,000 shares as Series A-1 Preferred.  On August 17, 2012, we filed an amendment to our Certificate of Incorporation, which increased the number of shares of our authorized common stock to 500,000,000 shares, effectuated a 50:1 reverse split of the number of shares of our outstanding common stock and changed our name to Propell Technologies Group, Inc. On February 4, 2013, we acquired all of the outstanding shares of Novas and Novas became our wholly owned subsidiary. Effective December 31, 2013, we discontinued our e-commerce line of business. On March 14, 2014, we filed a Certificate of Designations, Rights and Preferences with the Secretary of State of the State of Delaware designating 500,000 shares as Series B Preferred

 Recent Developments

During the six months ended June 30, 2014 and subsequent thereto, we have raised gross proceeds of $2,013,000 and repaid $401,948 owed in connection with notes we had issued, as follows:

•	We raised $100,000 through the exercise of two $50,000 “back-end” notes issued to GEL Properties. The notes bear interest at 6% per annum and are repayable on June 1, 2014 and August 1, 2014. These notes were repaid on March 11, 2014 and April 11, 2014.

•	We raised $750,000 pursuant to an agreement entered into with an individual whereby we sold and he acquired 75,000 Series B preferred shares at an issue price of $10 per share for net proceeds of $750,000. These proceeds were primarily used to settle short-term convertible notes for aggregate proceeds of $532,025, including interest, early settlement penalties, fees and original issue discounts thereon.

•	We raised aggregate gross proceeds of $1,102,999.80 pursuant to a private placement agreement and individual Securities Purchase Agreements entered into with new, qualified investors who acquired 7,353,329 units of the Company at a price of $0.15 per unit, each unit consisting of one share of Common Stock and a five-year warrant to purchase one half of a share of common stock at an exercise price of $0.25 per share. We paid share issue expenses of $156,890, resulting in net proceeds of $946,110. We also issued the Placement Agent and its employees a warrant exercisable for an aggregate of 1,102,999 Units at an exercise price of $0.15 per Unit, each Unit consisting of one share of common stock and a warrant to purchase one half of a share of common stock at an exercise price of $0.25 per share.

•	We raised $60,000 from an investor, Strategic IR, as temporary funding which amount was repaid in full on July 2, 2014.

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In terms of conversion notices received from convertible note holders, during the six months ended June 30, 2014, 27,112,225 shares of common stock were issued upon the conversion of an aggregate of $1,467,703 of convertible notes, inclusive of interest and mark-to-market derivative adjustments at an average conversion price of $0.05 per share.

Subsequent to the six months ended June 30, 2014, a further 397,893 shares of common stock were issued to note holders upon conversion of $48,150 of convertible notes at a conversion price of $0.1210 per share.

During the year ended December 31, 2013, we raised $1,599,500 through various short-term and long-term notes issued to third parties:

•	We raised $500,000 through the issuance of long-term notes consisting of funds advanced by Anuta Limited to Novas. This note bears interest at 8% per annum and matures on February 1, 2016.

•	We raised an additional $105,000 from JAZ-CEH Holdings, LLC through the issuance of long term notes advanced to Novas. The note bears interest at 7.5% per annum and matures on October 31, 2015.

•	We raised $994,500 through the issuance of short-term notes with a principal balance outstanding of $1,114,290 including debt issue discounts, fees and capitalized interest thereon, Notes with a principal value of $702,790 have conversion options into common stock, and the remaining $411,500 was raised by Novas.

The $702,790 convertible notes were issued to various parties in amounts ranging from $20,000 to $155,650. These notes are convertible into common stock at the option of the holder at prices ranging from 50% to 65% of closing prices ranging from 3 to 25 trading days prior to conversion, Notes with a face value of $65,000 have a floor conversion price of $0.05 and notes with a face value of $346,640 have a capped conversion price of $0.65 per share, whilst notes with a face value of $61,600 have a capped conversion price of $0.33 per share. The notes bear interest at rates ranging from 6% to 12%, with some interest earned on a periodic basis with other notes earning interest as a once off interest charge after 90 days.

The following notes were converted into equity during the prior year:

·	Notes Payable

In terms of assignment agreements entered into between us, Novas and the note holders, notes originally recorded as owing by Novas were assigned to us and were made convertible into our common shares at a conversion price of $0.10 per share. Notes payable amounting to $911,500, including accrued interest thereon of $60,222 were converted into 9,717,223 shares of our common stock at a conversion price of $0.10 per share, effective December 31, 2013. This was done primarily to improve our balance sheet.

·	Long-term notes payable

During the year, prior to December 31, 2013, holders of long-term notes payable converted $29,750 of the principal balance outstanding into 1,487,500 shares of our common stock at a conversion price of $0.02 per share.

Effective December 31, 2013, holders of long-term notes payable converted $1,081,375 of the principal, including accrued interest thereon of $10,163 into 54,576,910 shares of our common stock at a conversion price of $0.02 per share. This was done primarily to improve our balance sheet.

On October 31, 2013, we entered into the Securities Purchase Agreement with Seaside, pursuant to which Seaside has agreed to purchase and we have agreed to sell to Seaside up to an aggregate of 10,000,000 shares of common stock. On November 5, 2013, we held the first closing under the Securities Purchase Agreement and we sold to Seaside an aggregate of 245,710 shares of common stock (which represented 10% of the total number of shares traded during normal hours during the 20 trading days immediately preceding such closing), for gross proceeds to us of $46,931. This agreement was terminated on December 9, 2013 and no further shares were sold to Seaside 88, L.P.

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statement as of December 31, 2013 and December 31, 2012 and as of June 30, 2014 and June 30, 2013, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. Our estimates are based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions.

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Results of Operations for the three months ended June 30, 2014 and June 30, 2013

Net revenues

Net revenues were $68,425 and $11,360 for the three months ended June 30, 2014 and 2013 respectively, an increase of $57,065 or 502.3%. Revenue in the current year consists of; i) the amortization of a once off licensing fee and initial set up revenues amounting to $23,417 for a well treatment project undertaken in Mexico, which has subsequently been terminated due to non-performance with the reversal of all deferred revenue and receivables under that project; and $45,000 earned on the treatment of several wells in the United States. The revenue from the prior year represented sales from our e-commerce line of business which was disposed of with effect from December 31, 2013.

Cost of goods sold

Cost of goods sold was $83,682 and $8,267 for the three months ended June 30, 2014 and 2013, respectively, an increase of $75,415 or 912.2%. Cost of goods during the current year, sold primarily represents non-recoverable set up fees including engineering costs and travel costs incurred on the Mexico project, offset by cost recovery fees charged to our customer, while cost of goods sold in the prior year represents costs incurred in our e-commerce business which was disposed effective December 31, 2013 to enable us to focus on our oil recovery business.

Gross (loss)/profit

Gross (loss)/profit was $(15,257) and $3,093 for the three months ended June 30, 2014 and 2013, respectively, a decrease of $18,350 or 593.3%. This primarily represents set up expenditure incurred on our Mexico project which is not initially recoverable from the project. The prior year gross profit of $3,093 was derived from the e-commerce business which was sold effective December 31, 2013.

Total expenses

Total expenses were $828,650 and $755,321 for the three months ended June 30, 2014 and 2013, respectively, an increase of $73,329 or 9.7%. Total expenses consisted primarily of the following:

•	Stock based compensation expense of $497,327 and $412,624 for the three months ended June 30, 2014 and 2013, respectively, an increase of $84,703. This increase is primarily due to the timing of stock options issued to our CEO and a director during March in the prior year;

•	General and administrative expenditure of $184,504 and $148,459 for the three months ended June 30, 2014 and 2013, respectively, an increase of $36,045 or 24.2%. This increase represents the increase in normal business activity while conducting our oil recovery business and includes administrative expenses such as rent, travel expenditure, investor relations expenditure and other general office expenses.

•	Professional fees of $91,381 and $164,473 for the three months ended June 30, 2014 and 2013, respectively, a decrease of $73,092 or 44.4%. This decrease is due to the decrease in the level of professional activity associated with the reverse merger conducted in the prior year.

Other income

Other income in the prior year amounted to $(21) and is immaterial.

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Amortization of debt discount

Amortization of debt discount of $269,196 during the current year includes the amortization of debt discount on long-term notes of $256,347 which includes the accelerated amortization of debt discount on long term notes which were converted into equity during the current quarter; and the amortization of $12,849 on short-term convertible notes which was also accelerated due to the conversion of short-term convertible notes into equity. The prior year amortization of debt discount consisted primarily of the amortization of debt discount on long-term notes.

Change in fair value of derivatives

The change in fair value of derivative liabilities includes a charge of $108,071 representing the mark-to-market of equities issued to short-term convertible note holders who converted their debt into equity at deeply discounted prices based on variable pricing options. This charge was offset by the mark-to-market credit of $48,938 on the remaining short-term convertible notes.

Interest expense

Interest expense of $24,082 includes a penalty interest charge of $15,000 incurred on the early redemption of short term convertible notes before they converted into equity; and the accrual of interest on notes payable of $8,949 for the three months ended June 30, 2014, compared to an interest accrual of $37,814 for the prior year on primarily long-term convertible notes and short-term notes.

Net loss

The Company incurred a net loss of $1,196,318 and $874,350 for the three months ended June 30, 2014 and 2013, an increase of $321,968 or 36.8%, respectively and which consists of the various revenue and expense items discussed above.

Results of Operations for the six months ended June 30, 2014 and June 30, 2013

Net revenues

Net revenues were $85,008 and $14,257 for the six months ended June 30, 2014 and 2013 respectively, an increase of $70,751 or 496.3%. Revenue in the current year consists of; i) the amortization of a once off licensing fee and initial set up revenues amounting to $40,000 for a well treatment project undertaken in Mexico, which has subsequently been terminated due to non-performance with the reversal of all deferred revenue and receivables under that project; and $45,000 earned on the treatment of several wells in the United States. The revenue from the prior year represented sales from our e-commerce line of business which was disposed of with effect from December 31, 2013.

Cost of goods sold

Cost of goods sold was $102,025 and $11,147 for the six months ended June 30, 2014 and 2013, respectively, an increase of $90,878 or 815.3%. Cost of goods during the current year, sold primarily represents non-recoverable set up fees including engineering costs and travel costs incurred on the Mexico project, offset by cost recovery fees charged to our customer, while cost of goods sold in the prior year represents costs incurred in our e-commerce business which was disposed effective December 31, 2013 to enable us to focus on our oil recovery business.

Gross (loss)/profit

Gross (loss)/profit was $(17,017) and $3,110 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $20,127 or 647.2%. This primarily represents set up expenditure incurred on our Mexico project which is not initially recoverable from the project. The prior year gross profit of $3,110 was derived from the e-commerce business which was sold effective December 31, 2013.

Total expenses

Total expenses were $1,720,804 and $1,637,060 for the six months ended June 30, 2014 and 2013, respectively, an increase of $83,744 or 5.1%. Total expenses consisted primarily of the following:

•	Stock based compensation expense of $1,122,724 and $665,669 for the six months ended June 30, 2014 and 2013, respectively, an increase of $457,055. The current year charge includes a charge of $141,930 for shares issued to certain consultants and advisors for work performed, the remaining increase is primarily due to the timing of stock options issued to our CEO and a director during March in the prior year;

•	General and administrative expenditure of $346,390 and $586,850 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $240,460 or 41.0%. This decrease represents includes the once-off amortization of debt discount on the conversion of long-term debt to equity, offset by the increase in normal business activity whilst conducting our oil recovery business and includes administrative expenses such as rent, travel expenditure, investor relations expenditure and other general office expenses.

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•	Professional fees of $135,033 and $265,929 for the six months ended June 30, 2014 and 2013, respectively, a decrease of $130,896 or 49.2%. This decrease is due to the decrease in the level of professional activity associated with the reverse merger conducted in the prior year.

 Other income

Other income in the prior year amounted to $4,845 and is immaterial.

Amortization of debt discount

Amortization of debt discount of $328,927 during the current year includes the amortization of debt discount on long-term notes of $275,790 which includes the accelerated amortization of debt discount on long term notes which were converted into equity during the current six months; and the amortization of $53,137 on short-term convertible notes which was also accelerated due to the conversion of short-term convertible notes into equity. The prior year amortization consisted primarily of the amortization of debt discount on the long-term notes.

Change in fair value of derivatives

The change in fair value of derivative liabilities includes a charge of $619,307 representing the mark-to-market of equities issued to short-term convertible note holders who converted their debt into equity at deeply discounted prices based on variable pricing options, offset by the mark-to-market credit of $227,499 on the remaining short-term convertible notes and the creation of a derivative liability of $5,803 on short term debt issued during the six months ended June 30, 2014.

Interest expense

Interest expense of $166,755 includes a penalty interest charge of $122,399 incurred on the early redemption of short term convertible notes before they converted into equity; and the accrual of interest on notes payable of $43,990 for the six months ended June 30, 2014, compared to an interest accrual of $73,020 for the prior year on primarily long-term convertible notes and short-term notes.

Net loss

The Company incurred a net loss of $2,631,114 and $1,855,312 for the six months ended June 30, 2014 and 2013, an increase of $775,802 or 41.8%, respectively and which consists of the various revenue and expense items discussed above.

A deemed preferred stock dividend of $1,604,335 has been disclosed in the statement of operations for the six months ended June 30, 2014. This amount represents the in-the-money value of the conversion feature of the newly issued Series B Preferred stock as of the date of issue. These Series B Preferred shares are convertible into common stock at an exercise price of $0.10 per share. The valuation of this beneficial conversion feature was determined using a Black-Scholes valuation model.

Results of Operations for the year ended December 31, 2013 and December 31, 2012

As a result of reverse merger accounting following the share exchange transaction with Novas, our results prior to the date of the merger reflect the results of Novas as the deemed acquirer. As a result of the fact that the inception date of Novas is June 19, 2012 Novas had no activity in the period ending December 31, 2012 other than $925 of general and administrative expenses. As such, we have no material financial data to present for the period ended December 31, 2012 for comparison against the year ended December 31, 2013.

Net revenues

Net revenues were $94,362 for the year ended December 31, 2013. Net Revenue is broken down into revenue from our oil recovery business of $68,077 and revenue generated from our e-commerce shops of $26,285. Revenue from our oil recovery business represents flat fees charged to customers for initial well treatments and cost recovery of expenses incurred to treat wells. The revenue from our e-commerce business remained low due to low sales volume due to the lack of adequate working capital. The e-commerce business was sold effective December 31, 2013.

Cost of goods sold

Cost of goods sold was $357,860 for the year ended December 31, 2013. Cost of sales from our oil recovery business amounted to $336,018; this included up-front costs incurred in the treatment of wells, engineering costs and equipment rental necessary to conduct our oil recovery business. These amounts were expensed as we are uncertain as to the amount of revenue we will generate from the wells we have treated. Cost of sales from our e-commerce business amounted to $21,842 and consisted primarily of purchase from outside vendors to fulfill our e-commerce orders. The e-commerce business was sold effective December 31, 2013.

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Gross profit

Gross loss of $263,498 for the year ended December 31, 2013 consisted of a gross loss from our oil recovery business of $267,941, offset by a gross profit of $4,443 from our e-commerce business. The gross loss on the oil recovery business is primarily due to the up-front costs incurred on wells prior to the generation of revenue. The gross margin earned on our e-commerce business was 16.9%, which is in line with expectations due to the lack of working capital and consequently the lack of focus on this line of business. The e-commerce business was sold effective December 31, 2013.

Total expenses

Total expenses of $3,230,339 consisted primarily of the following:

•	Stock based compensation expense of $1,657,273, made up primarily of the charge of $1,657,273 on non-plan options issued to officers of the Company;
•	Business development expenditure of $535,175, business development expenditure was incurred whilst conducting the reverse merger with Propell Corporation;
•	Consulting fees of $353,673 consist primarily of management services provided by our CEO prior to his appointment as CEO, financial assistance services provided by third party contractors and general management services provided by third parties;
•	General and administrative expenses of $346,573 consisted primarily of travel costs of $112,667, salaries of $48,034, rental expenses of $40,867, research and development expenditure of $38,145, Investor relations expenses of $37,918, insurance expenses of $26,158 and directors fees of $26,000; and
•	Professional fees of $224,801, which consist primarily of legal fees of $142,501 incurred primarily on general corporate matters and financings, and $79,063 for accounting services provided to the Company.

Other income

Other income consists primarily of a gain of $44,125 realized on the release of an accrual for unpaid payroll liabilities which is not due and is longer required.

Profit on disposal of investments and assets

The profit on the disposal of the investment and assets is made up of the following:

•	A profit of $34,421 resulting from the de-consolidation of Mountain Capital, LLC which was wound up several years ago;

•	The disposal of the entire shareholding in Crystal Magic, Inc. to a third party for $1. This resulted in a gain of $1,186,686 consisting primarily of liabilities which are no longer reflected on the balance sheet of the Company; and

•	Profit realized on the disposal of Propell Shops, an operating division within the Company, consisting primarily of the disposal of the intellectual Property, the trademarks and trade names and the website domain names of Propell Shops, less accrued liabilities of $4,586, for a consideration of $nil plus 10% of the net profit of Propell Shops, up to a maximum of $100,000, earned over the three years ended December 31, 2014, 2015 and 2016, respectively. The likelihood of receiving any significant further proceeds is considered remote and no provision has been made for any future profit on disposal.

Amortization of debt discount

Amortization of debt discount of $1,178,495 represents the annual amortization of debt discount raised on convertible notes of $311,152 and the accelerated amortization of debt discount amounting to $867,343 on notes payable which were converted into common stock during the year. The debt discount is amortized over a five year period, the term of the convertible notes, any conversion of these notes or redemption of these notes results in an immediate amortization of the remaining debt discount associated with the note concerned.

Change in fair value of derivatives

Certain of the short-term notes with a face value of $678,278 issued during the year have variable priced conversion options, gave rise to a derivative liability of $201,382 on inception of these notes. This liability was reassessed at December 31, 2013, further increasing the liability by $36,417, amounting to a total liability of $237,799.

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Interest expense

Interest expense of $176,099 includes interest on both long-term and short-term notes as well as the amortization of Original Issue Discounts and related fees on various short-term notes issued by the Company.

Net loss

The Company incurred a net loss of $3,816,851 for the year ended December 31, 2013 which consists primarily of the various revenue and expense categories discussed above.

Results of Operations Cumulative from Inception at June 19, 2012 to December 31, 2012

As a result of reverse merger accounting following the share exchange transaction with Novas, our results prior to the date of the merger reflect the results of Novas as the deemed acquirer. As a result of the fact that the inception date of Novas is June 19, 2012 Novas had no activity in the period ended December 31, 2012 other than $925 of general and administrative expenses. As such, we have no material financial data to present for the period ended December 31, 2012 for comparison against the same period ended December 31, 2013.

The results from inception are fully discussed under the results of operations for the year ended December 31, 2013.

Prior to the year ended December 31, 2013, we incurred administrative expenses of $925 on company formation.

Liquidity and Capital Resources.

We license the “Plasma-Pulse Technology” from Novas Energy Group Limited, the Licensor, pursuant to the terms of an exclusive perpetual royalty bearing license we entered into in January 2013, which was amended on March, 2014. The amended license agreement provides us with the exclusive right to develop, use, market and commercialize the Technology for ourselves and/or third parties, sublicense and provide services to third parties related to the Technology in the United States and Mexico including all of its states, districts, territories, possessions and protectorates. The amended license agreement also provides Novas with the right to design and have manufactured the apparatus and to make modifications and improvements to the Technology provided that the Licensor is provided a non-exclusive license to any such improvements and modifications and any patent rights of Novas related to the Technology. The license is limited to the United States and Mexico. It also provides that we will pay the Licensor royalties equal to 7.5% of Net Service Sales (as defined in the license agreement) and Non-Royalty Sublicensing Consideration (as defined in the license agreement) and provides for a minimum royalty payment of $500,000 per year from United States operations and $500,000 per year from Mexican operations; however, no minimum royalty payment is due prior to the three year anniversary of the license agreement for revenue derived from the United States operations and no minimum royalty is due prior to December 31, 2015 for revenue derived from Mexico. Revenue derived from operations in one territory can be used to satisfy obligations for minimum royalty payments in the other territory. All royalty payments made by us as well as sublicensing revenue paid by us to Licensor are credited towards the minimum royalty payment. If the minimum royalty is not timely paid, Licensor has the right to terminate the license with respect to a particular territory and if the minimum royalty payment for both territories is not paid, to terminate the license agreement. We are obligated to pay a license fee of $200,000 on or prior to June 30, 2015 for the additional rights under the amended license agreement. The Licensor is responsible for the cost of filing prosecuting and maintaining the patents and we are responsible for costs of obtaining marketing approvals. Licensor has the right to terminate the license agreement upon our breach or default. If Licensor dissolves, becomes insolvent or engages in or is the subject of any other bankruptcy proceeding then the technology and patent rights in the United States shall become our property.

The minimum commitments due under the license agreement for the next five years are summarized as follows:

Amount
2015	700,000
2016	1,000,000
2017	1,000,000
2018	1,000,000
$3,700,000

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To date, our primary sources of cash have been funds raised from the sale of our securities and the issuance of convertible and non-convertible debt. During June, July and August 2014, we raised aggregate gross proceeds of $1,102,999.80 pursuant to a private placement agreement and individual Securities Purchase Agreements entered into with new, qualified investors who acquired 7,353,329 units at a price of $0.15 per unit, each unit consisting of one share of common stock and a five-year warrant to purchase one half of a share of common stock at an exercise price of $0.25 per share. We paid share issue expenses of $156,890, resulting in net proceeds of $946,110. On March 27, 2014, we entered into a Securities Purchase Agreement with an individual, pursuant to which the individual agreed to purchase and we agreed to sell 75,000 Series B Preferred at an issue price of $10 per share for net proceeds of $750,000. The proceeds derived from the sale of the Series B Preferred were primarily used to retire short-term convertible notes with a face value of $532,025 together with interest and early settlement penalties thereon.

Based on our current plans, we believe that our cash will not be sufficient to enable us to meet our planned operating needs in the next year. Our ability to continue to fulfill customer orders and expand our business is dependent upon us raising additional funding in the near term. We continue to develop our oil recovery business and expect revenues to start improving as the technology gains acceptance. We disposed of our e-commerce business effective December 31, 2013, the disposal of this business is expected to have a positive impact on our results and will enable management to focus fully on the oil recovery business.

We have incurred an accumulated deficit of $8,024,786 for the period since inception through June 30, 2014. We have spent, and need to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development effort. As of June 30, 2014 we had notes, outstanding of $234,522, including principal, interest and unamortized debt discounts. Subsequent to year end until July 30, 2014, we had converted notes in the principal amount of $48,150, including interest thereon into equity and had repaid temporary funding notes in the principal amount of $60,000. We have resources to repay the remaining loans as they become due, but does not intend to repay these loans at present.

Notes payable consisted of the following as of August 31, 2014:

Description		Maturity	Principal outstanding at June 30, 2014	Converted As Of August 31, 2014	Raised/ (Repaid) As Of August 31, 2014	Principal outstanding at August15, 2014
Non-Convertible notes
Short-term
Owl Holdings	-	On demand	$3,000	$-	$-	$3,000
Strategic IR	-	On demand	60,000	-	(60,000)	-
Long-term
JAZ-CEH Holdings, LLC	7.5%	October 31,2015	105,000	-	-	105,000
Convertible notes
Short-term
Tonaquint, Inc.	10%	October 11, 2014	48,150	(48,150)	-	-
Long -Term
Various principals	6%	November 19, 2017	39,375	-	-	39,375
Total			$255,525	$(48,150)	$(60,000)	$147,375

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Off Balance Sheet Arrangements

There are no off balance sheet arrangements.

Critical Accounting Policies

Our management believes that the critical accounting policies and estimates discussed below involve the most complex management judgments due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue and expense amounts. Specific risks associated with these critical accounting policies are discussed throughout this MD&A, where such policies have a material effect on reported and expected financial results. For a detailed discussion of the application of these and other accounting policies, refer to the individual Notes to the Financial Statements for the year ended December 31, 2013.

Revenue Recognition

Our records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists; (2) the service is completed without further obligation; (3) the sales price to the customer is fixed or determinable; and (4) collectability is reasonably assured.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the estimated useful lives for plant and equipment, the fair value of warrants and stock options granted for services or compensation, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Fair Value of Financial Instruments

We adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses, deposits, accounts payable, accrued liabilities, notes payable, and convertible notes payable approximate fair value due to the relatively short period to maturity for these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

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If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 12,684,494 shares of our common stock. This prospectus covers the offer and disposition by the Selling Stockholders identified below, or their transferee(s), of a total of 7,353,329 shares of our common stock, all of which were acquired by the purchasers in our Private Placement and 5,331,165 shares are able to be acquired pursuant to the Warrants we issued in connection with our Private Placement, which Warrants are currently exercisable. Included in the 5,331,165 shares are 1,654,499 shares of common stock issuable upon the exercise of warrants issued to the Placement Agent and its employees. The Placement Agent and its employees were issued warrants (the “Agent Warrants”) exercisable for an aggregate of 1,102,999 Units at an exercise price of $0.15 per unit, each unit consisting of one share of common stock and a warrant to purchase a half a share of common stock at an exercise price of $0.25 per share.

The Shares sold to the Selling Stockholders in the Private Placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants, and conditions customary for private placement investments.

The table below presents information regarding the Selling Stockholders and the Shares that they may sell or otherwise dispose of from time to time under this prospectus. The table is based on information supplied to us by the Selling Stockholders and reflects holdings as of September 15, 2014. Percentages of beneficial ownership are based upon 240,755,163 shares of common stock outstanding as of September 15, 2014. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Stockholders the right to acquire common stock within 60 days of September 15, 2014. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the Shares, subject to community property laws where applicable.

We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the Shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares by them other than the registration rights agreements described below. The Selling Stockholders might not sell any or all of the Shares covered by this prospectus or may sell or dispose of some or all of the Shares other than pursuant to this prospectus. Because the Selling Stockholders may not sell or otherwise dispose of some or all of the Shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the Shares, we cannot estimate the number of the Shares that will be held by the Selling Stockholders after completion of the offering.

Each Selling Stockholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

The Shares being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the Selling Stockholders named below.

The Selling Stockholders, or their partners, pledgees, donees, transferees or other successors that receive the Shares and their corresponding registration in accordance with the registration rights agreement to which the Selling Stockholder is party (each also a Selling Stockholder for purposes of this prospectus), may sell up to all of the Shares shown in the table below under the heading “Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus” pursuant to this Prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Stockholders are not obligated to sell any of the Shares offered by this prospectus.

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Information about the Selling Stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

Selling Stockholder	Shares Beneficially Owned Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Shares Beneficially Owned After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus

Brasel Family Partners LTD(1)	255,000	(2)	*	255,000	0	*
Joseph Gagliardo	249,999	(3)	*	249,999	0	*
Tom Prasil	1,500,000	(4)	*	1,500,000	0	*
YP Holdings, LLC(5)	3,750,000	(6)	1.5%	3,750,000	0	*
Daniel Egeland	249,999	(7)	*	249,999	0	*
The Corbran LLC(8)	500,000	(9)	*	500,000	0	*
Mark Razdolsky	625,000	(10)	*	225,000	400,000	*
Wirt A. Yerger III	999,999	(11)	*	999,999	0	*
Dr. Barry Seibel	300,000	(12)	*	300,000	0	*
Palisade Capital Corp.(13)	999,999	(14)	*	999,999	0	*
David Gregarek	500,000	(15)	*	500,000	0	*
Masamo Services LLC(16)	1,000,001	(17)	*	1,000,001	0	*
Larry J. Schaffer	249,999	(18)	*	249,999	0	*
Thomas Olsen	249,999	(19)	*	249,999	0	*
Paulson Capital Investments, LLC	539,638	(20)	*	539,638	0	*
Adam Bledsoe	3,375	(21)		3,375	0	*
Basil Christakos	3,750	(22)		3,750	0	*
Chris Clark	121,119	(23)		121,119	0	*
William Corbett	772,810	(24)		572,810	200,000	*
Trent Davis	121,119	(25)		121,119	0	*
Mark Finckle	7,500	(26)		7,500	0	*
Bryan Hagen	3,750	(27)		3,750	0	*
Margaret Lorraine Maxfield	37,500	(28)		37,500	0	*
Shawn McChesney	1,700	(29)		1,700	0	*
Tom Parligain	121,119	(30)		121,119	0	*
Robert Settuducati	121,119	(31)		121,119	0	*

Total Shares Registered	13,284,494			12,684,494	0	*

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*less than 1%

(1)	Tim Brasel is the General Partner of Brasel Family Partners LTD
(2)	Consists of 170,000 shares of our common stock and a warrant to purchase 85,000 shares of our common stock.
(3)	Consists of 166,666 shares of our common stock and a warrant to purchase 83,333 shares of our common stock.
(4)	Consists of 1,000,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock.
(5)	Michael Yurkowsky is the managing member of YP Holdings LLC
(6)	Consists of 2,500,000 shares of our common stock and a warrant to purchase 1,250,000 shares of our common stock.
(7)	Consists of 166,666 shares of our common stock and a warrant to purchase 83,333 shares of our common stock.
(8)	Richard Rosenblum is the managing member of The Corbran LLC
(9)	Consists of 333,333 shares of our common stock and a warrant to purchase 166,667 shares of our common stock.
(10)	Consists of 550,000 shares of our common stock (150,000 of which were acquired in the private placement) and a warrant to purchase 75,000 shares of our common stock.
(11)	Consists of 666,666 shares of our common stock and a warrant to purchase 333,333 shares of our common stock.
(12)	Consists of 200,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock.
(13)	Collin Kettell is the CEO and Partner of Palisade Capital Corp.
(14)	Consists of 666,666 shares of our common stock and a warrant to purchase 333,333 shares of our common stock.
(15)	Consists of 333,333 shares of our common stock and a warrant to purchase 166,667 shares of our common stock.
(16)	J. Russell Perlich is the manager of MASAMO Services, LLC
(17)	Consists of 666,667 shares of our common stock and a warrant to purchase 333,334 shares of our common stock.
(18)	Consists of 166,666 shares of our common stock and a warrant to purchase 83,333 shares of our common stock.
(19)	Consists of 166,666 shares of our common stock and a warrant to purchase 83,333 shares of our common stock.
(20)	Includes 539,638 shares of our common stock issuable upon exercise of the Agent Warrants issued to Paulson Capital Investments, LLC (“Paulson”). Paulson was issued an Agent Warrant exercisable for 359,759 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock. Paulson Capital Investments, LLC, a registered broker-dealer that served as the placement agent in the Private Placement that was completed August 8, 2014. Mr. Chris Clark in his position of Chairman of the Board at Paulson has voting and disposition control over the Agent Warrants and underlying warrants and shares.
(21)	Includes 3,375 shares of our common stock issuable upon exercise of the Agent Warrants issues to Mr. Bledsoe. Mr. Bledsoe was issued an Agent Warrant exercisable for 2,250 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock . Mr. Bledsoe is an employee of Paulson.
(22)	Includes 3,750 shares of our common stock issuable upon exercise of the Agent Warrants issues to Mr. Christakos. Mr. Christakos was issued an Agent Warrant exercisable for 2,500 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock.. Mr. Christakos is an employee of Paulson. .
(23)	Includes 121,119 shares of our common stock issuable upon exercise of the Agent Warrants issues to Mr. Clark. Mr. Clark was issued an Agent Warrant exercisable for 80,746 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock.. Mr. Clark is an employee of Paulson.
(24)	Includes 572,810 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr. Corbett. Mr. Corbett was issued an Agent Warrant exercisable for 381,873 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock. Mr. Corbett is an employee of Paulson. Also consists of 200,000 shares of our common stock issued to Mr. Corbett for consulting services previously provided to us.
(25)	Includes 121,119 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr. Davis. Mr. Davis was issued an Agent Warrant exercisable for 80,746 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock .Mr. Davis is an employee of Paulson.
(26)	Includes 7,500 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr.Finckle. Mr. Finckle was issued an Agent Warrant exercisable for 5,000 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock .Mr. Finckle is an employee of Paulson.

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(27)	Includes 3,750 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr. Hagen. Mr. Hagen was issued an Agent Warrant exercisable for 2,500 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock . Mr. Hagen is an employee of Paulson.
(28)	Includes 37,500 shares of our common stock issuable upon exercise of the Agent Warrants issued to Ms. Maxfield. Ms. Maxfield was issued an Agent Warrant exercisable for 25,000 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock .Ms. Maxfield is an employee of Paulson.
(29)	Includes 1,700 of our common stock issuable upon exercise of the Agent Warrants issued to Mr. McChesney. Mr. McChesney was issued an Agent Warrant exercisable for 1,133 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock . Mr. McChesney is an employee of Paulson.
(30)	Includes 121,119 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr. Parigian. Mr. Parigian was issued an Agent Warrant exercisable for 80,746 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock . Mr. Parigian is an employee of Paulson.
(31)	Includes 121,119 shares of our common stock issuable upon exercise of the Agent Warrants issued to Mr. Setteducati. Mr. Setteducati was issued an Agent Warrant exercisable for 80,746 units, each unit comprised of one share of common stock and a warrant exercisable for one half of a share of common stock . Mr. Setteducati is an employee of Paulson.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors, Executive Officers and Other Key Employees

The directors, officers and key employees of the Company are as follows:

Name	Age	Position	Independent Director

John W. Huemoeller II (1)	58	Chief Executive Officer/President/Chairman	No

John Zotos (2)	59	Secretary, Director	No

Dan Steffens (3)	60	Director	Yes

Mark Kalow (4)	59	Director	Yes

James Fuller	74	Director	Yes

(1)	On March 6, 2013, Mr. Huemoeller was appointed as our Chief Executive Officer and President and a director. On June 19, 2013, Mr. Huemoeller was appointed Chairman of the Board.

(2)	On March 6, 2013, Mr. Zotos was appointed as our Secretary and a director.

(3)	On July 1, 2013, Mr. Steffens was appointed as a director to fill the vacancy created by the resignation of Mr. Edward Bernstein.

(4)	Mr. Kalow temporarily assumed the role of Assistant Secretary on January 19, 2012 to fill the vacant position until March 6, 2013 when Mr. Zotos assumed the position of Secretary.

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

John W. Huemoeller, II

Mr. Huemoeller has been our Chief Executive Officer and President, as well as Chief Financial Officer, since March 6, 2013.  He also currently serves as the Chief Executive Officer and a director of Novas. Mr. Huemoeller has over 30 years experience in investment banking, finance, sales and marketing. Mr. Huemoeller began his career as an investment advisor in 1982 with M.L. Stern & Company a municipal bond firm in California and became a registered principal in 1985 managing retail brokers. He has previously been registered with various state insurance boards, as well as with the Chicago Board of Trade as a commodities broker. Mr. Huemoeller has worked for Smith Barney, Drexel Burnham, Prudential Securities, and Paine Webber and has extensive experience in stocks, bonds, commodities, mergers and acquisitions, leveraged buyouts and private placement transactions.

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From April 2012 to present, Mr. Huemoeller has been the President of Joshua Tree Capital Inc., an independent corporate finance advisory firm specializing in providing strategic capital formation guidance to public and private small cap oil and gas companies. From March 2009 to April 2012, Mr. Huemoeller was a FINRA-registered investment banker focused on all aspects of taking company’s public, deal structure and Institutional placement of both debt and equity transactions with Buckman, Buckman and Reid.  From August 2008 to March 2009, Mr. Huemoeller worked with Greenstone Holdings Group, LLC; an advisory firm with an emphasis on helping Chinese companies go public in the United States from January 2008 to July 2008, Mr. Huemoeller worked at Aspenwood Capital, a division of Green Drake Securities as an Investment Banker. Mr. Huemoeller previously served as Chairman and CEO of HumWare Media Corp, a publicly traded software development, media and technology company which he started in 1998 and was responsible for acquisition strategies and the day-to-day corporate operations.  Mr. Huemoeller is co-author of U.S. Patent #5,855,005. Mr. Huemoeller completed various studies in the Bachelor of Business Administration Program at the University of Minnesota and has previously held Series 3, 7, 24, 63 and 79 Securities Licenses.

Mr. Huemoeller’s financial experience, specifically with oil and gas companies, provides him with the attributes that make him a valuable member of the Company’s Board of Directors.  His service on other public company board’s brings to us important knowledge regarding corporate governance.

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John Zotos

Mr. Zotos was appointed as a director on November 2012. He currently serves as a director of Novas as well. Since July 2007, he has served as a principal and a managing partner of JC Holdings, LLC, a company engaged in the business of buying, selling and managing heavy equipment and commercial real estate.

Mr. Zotos brings to the Board significant business experience.   Mr. Zotos’ prior business experience, especially his experience in the oil industry, gives him a broad and extensive understanding of our operations and our industry.  Due to his business background, he has a broad understanding of the operational, financial and strategic issues facing public companies in our industry.

Dan Steffens

Mr. Steffens was appointed as a director on June 19, 2013. Since 2001, when he founded Energy Prospectus Group (EPG) in Houston, Texas, he has served as its President. EPG is a networking organization for private investors in the energy sector, whose members include geologists, engineers, landman, financial professionals and small business owners. EPG publishes a monthly newsletter as well as over 80 profiles each year on publicly traded companies. Mr. Steffens also provides consulting services to several oil & gas industry companies in the areas of taxation, financial systems & controls improvements and restructurings.

Mr. Steffens has served in various capacities at several companies engaged in the oil and gas industry. From 1983 until 2002, Mr. Steffens served in various roles at Amerada Hess Corporation (HES). In November 1983, he joined Hess as the Tax Manager for the United States E&P Division in Tulsa, Oklahoma and after several promotions was appointed an Assistant Controller of Amerada Hess Corp. and United States E&P Division Controller in Houston, Texas from 1994 to 2001. From October, 1981 to November, 1983 he served as the Controller of Oklahoma Petroleum Management in Tulsa, Oklahoma. In December, 1979 he joined Investek, Inc., a privately held exploration & production company in Wichita Falls, Texas as its Chief Financial Officer. Mr. Steffens is a 1976 graduate of Tulsa University with an undergraduate degree in Accounting and a Masters in Taxation. Mr. Steffens began his career in public accounting in May, 1976 with Arthur Anderson in Tulsa, Oklahoma, becoming licensed as a CPA in 1978.

Mr. Steffens brings a strong foundation to the Board with his background in public accounting, and operational accounting for upstream oil & gas companies. His knowledge of the oil and gas industry together with his finance experience provide him with a broad understanding of the financial and legal issues facing Propell, the financial markets and the financing opportunities available to Propell.

Mark Kalow

Mr. Kalow was appointed as a director on April 9, 2009. Mr. Kalow is a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development; he also serves on the board of directors and audit committees of: Andalay Solar, Inc., a provider of solar power systems (OTC: WEST); SmartCloud, a provider of real-time reasoning solutions for mission critical environments; Rope Partner, a wind energy service company; Geary LSF, an e-marketing services company; Dogfish Software, a software services provider; Pure Depth, a display technology licensing company; ACDgo, a digital media and storage software and services company; the Tannery Arts Center in Santa Cruz, CA and the Anna Mahler International Association, an arts organization in Spoleto Italy. From Oct. 1999 to Sept. 2003, Mr. Kalow served as a Managing Director for the Venture Capital Division of Trans Cosmos USA, a Japanese IT services company and strategic investor in U.S. rich media, CRM e-commerce and e-marketing companies. From September 1993 to July 1998, Mr. Kalow was COO and CFO of Live Picture Inc. (LPI), a digital imaging software company that he co-founded. He was CEO of LPI from November 1998 through June 1999.  Previously, Mr. Kalow held management positions at IBM and served as VP, Telecommunications Strategy at the Chase Manhattan Bank. Mr. Kalow holds a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and an MBA with a concentration in financial management from the University of Chicago. He attended Director’s College at Stanford Law School, June 2006.

Mr. Kalow brings to the Board significant strategic, business and financial experience related to the business and financial issues facing our company.  His financial management and legal background provides him with a broad understanding of the financial and legal issues facing Propell, the financial markets and the financing opportunities available to Propell. His prior service on the board of other public companies has provided him with a strong corporate governance expertise and an understanding of the proper role and function of the Board.

James Fuller

Mr. Fuller was appointed as a director on October 14, 2011. Mr. Fuller provides extensive financial experience to the board, with more than three decades in key roles in major financial, educational and regulatory organizations, including overseeing the consulting practice for the Investment Industries Division of SRI International and serving as Senior Vice President of the New York Stock Exchange (NYSE) from 1976 to 1981, where he was responsible for corporate development, marketing, corporate listing and regulation oversight, research and public affairs.

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In 1981, he was named by President Ronald Reagan to the Board of Directors of the Securities Investor Protection Corporation (SIPC), where he served until 1987. He was Senior Vice President of Marketing for Charles Schwab and Company from 1981 to 1985. Subsequently, he held key roles as President of Bull & Bear Group, a mutual fund/discount brokerage company in New York, as Senior Vice President and Director of Bridge Information Systems and founder and head of Morgan Fuller Capital Group, a registered broker/dealer based in San Francisco, CA.

Since March 2008, he has been a partner in the private equity firm Baytree Capital, where he oversees the West Coast operations and their interests in the Far East including China. In 2007 and 2008, Mr. Fuller was owner of Northcoast Financial brokerage.

He is past chairman of the board of Pacific Research Institute, and is a member of the board of the International Institute of Education. He is an elected member and vice chairman for finance of the San Francisco Republican Central Committee and is a member of the Pacific Council for International Policy, Commonwealth Club, and past member of the Committee of Foreign Relations. He served on the Board of Trustees of the University of California, Santa Cruz for 12 years. He received his MBA in Finance from California State University and his Bachelor of Science in Marketing and Political Science from San Jose State University.

Corporate Governance

Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board.  Our Board of Directors does not have a lead independent director.   Our Board of Directors has determined its leadership structure was appropriate and effective for us given our stage of development.

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee.

Director Independence

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market.  The Board has determined that three of its five directors (Messrs. Fuller, Kalow and Steffens) are “independent” in accordance with such definition.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the years ended December 31, 2013 and 2012 which was awarded to or earned by (i) our Chief Executive Officer during fiscal year 2013 and (ii) our other executive officers (other than the Chief Executive Officer) who served the Company and who received in excess of $100,000 in total compensation for a year (collectively, the “named executive officers”).

				Stock	Option	Non-Equity Incentive Plan	Non-Qualified Deferred Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)	($)
John Huemoeller CEO and Director(2)	2013	45,000	-	-	4,981,553	-	-	120,000	5,146,553
	2012	-	-	—	-	-	-	-	-

Edward Bernstein, Former CEO and Director (3)(4)	2013	-	-	-	-	-	-	13,169	13,169
	2012	90,417	35,000	-	123,076	-	-	31,989	280,482

(1)	The amounts disclosed for option awards represents the grant date fair value of the stock option awards granted to the executive during the fiscal year ended December 31, 2013 and 2012, respectively, in accordance with stock option accounting principles. See note 11 of the notes to our consolidated financial statements contained herein for a discussion of all the assumptions used in the valuation of stock option awards.

(2)	Mr. Huemoeller was appointed as our Chief Executive Officer and President on March 6, 2013.

(3)	Represents the value of stock paid in lieu of severance

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(4)	On March 6, 2013, Mr. Bernstein resigned as our Chief Executive Officer and President

Outstanding Equity awards at Fiscal Year-End

The following table sets forth information relating to equity awards outstanding at the end of Fiscal 2013 for each Named Executive Officer.

Name	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/share)	Option Expiration Date
John Huemoeller	March 6, 2013		10,000,000	4,583,342	5,416,658	0.25	March 6, 2018

Edward L. Bernstein	June 16, 2009	(1)	2,000	2,000	-	13.50	June 15, 2019
	June 30, 2011	(1)	30,000	26,667	3,333	8.50	June 30, 2021
	March 31, 2013		18,462	18,462	-	0.65	March 31, 2023
	June 30, 2013		19,048	19,048	-	0.63	June 30, 2018

(1)	The number of securities underlying unexercised options has been adjusted for the 50:1 reverse split which took place in August 2012.

Currently, the Company does not offer any executive bonus or incentive compensation plan and there are no current plans to put one in place for fiscal year 2013.

Employment Agreements with Executives and Key Personnel

Effective March 6, 2013, John W. Huemoeller II, age 57, was appointed as the Chief Executive Officer, President and Chief Financial Officer of our company.   In connection with his appointment, Mr. Huemoeller entered into a three-year employment agreement with the Company (the “Agreement”).  Pursuant to the Agreement, Mr. Huemoeller is entitled to receive an annual base salary of $180,000 and will be entitled to discretionary performance bonus payments.  The Agreement provides for a severance payment in the event of employment termination by us without Just Cause (as defined in the Agreement), by Mr. Huemoeller for Good Reason (as defined in the Agreement), due to Disability or a Change of Control (each as defined in the Agreement) or death, to Mr. Huemoeller equal to: either (i) one month base salary if at the time of termination the Company has not achieved gross revenue of at least $1,000,000 or (ii) six months base salary if at the time of termination the Company has achieved gross revenue of at least $1,000,000.  Additionally, Mr. Huemoeller was granted options to purchase 10,000,000 shares of our common stock with an exercise price equal to $0.25 per share.  These options will vest immediately as to 2,500,012 shares of common stock and the balance pro rata, on a monthly basis, over 36 months, with accelerated vesting upon a Change of Control, termination by the Company without Just Cause or by Mr. Huemoeller for Good Reason. The Agreement also includes confidentiality obligations and inventions assignments by Mr. Huemoeller.

Effective March 6, 2013, Mr. Bernstein resigned as our Chief Executive Officer and President and his employment agreement terminated.  Previously, on June 30, 2011, Propell and Mr. Bernstein had entered into a new Employment Agreement dated June 30, 2011. That agreement was for a term of three years commencing on June 30, 2011 and provided that Mr. Bernstein would receive a salary of $175,000 per annum together with a bonus based upon achieving performance goals as set from time to time by the Board (which minimum bonus for the first 12 months of the agreement shall be $10,000 per quarter). In addition, Mr. Bernstein was granted as of June 30, 2011 an option to purchase 30,000 shares of common stock of the Company at the fair market value of the stock on June 30, 2011, of which 10,000 shares were exercisable immediately and the remaining 20,000 shares vested 1/36 the per month for the remaining 36 months of the agreement.

The Employment Agreements also contained additional provisions which are customary for executive employment agreements of this type. These include confidentiality, non-compete and non-solicitation provisions.

The foregoing description of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Employment Agreement which has been filed with the SEC on Edgar.

Director Compensation

The following table sets forth certain information concerning the compensation paid or earned by the Directors who were not Named Executive Officers for services rendered in all capacities during the year ended December 31, 2013.

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Name	Fees earned or paid in cash	Stock Awards	Option Awards (1)(3)	Non-equity incentive plan	Nonqualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)

Dan Steffens	5,000	-	45,733	-	-	-	50,733

Mark Kalow	9,000	0	61,674	-	-	-	70,674

James Fuller	9,000	0	61,674	-	-	-	70,674

Edward Bernstein(2)	3,000	-	-	-	-	-	3,000

(1)	The amounts in this column represent the aggregate grant date fair values of the stock option awards granted to the executive in fiscal year ended December 31, 2013, in accordance with stock compensation accounting. See Note 11(B) of the Notes to our Consolidated Financial Statements contained herein, for a discussion of all assumptions made by us in determining the valuation of equity awards.

(2)	Mr. Bernstein resigned as a director in July 2013.

(3)	The following table sets forth information relating to equity awards outstanding for our directors who were not Named Executive Officers as at December 31, 2013.

Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/share)	Option Expiration Date

Dan Steffens	August 13, 2013	95,050	47,526	47,525	0.51	August 13, 2018

John Zotos	March 6, 2013	1,000,000	458,333	541,667	0.25	March 6, 2018

Mark Kalow	October 14, 2011	9,400	7,600	1,800	5.00	October 14, 2021
	March 31, 2013	18,462	18,462	-	0.65	March 31, 2023
	June 30, 2013	19,048	19,048	-	0.63	June 30, 2018
	August 13, 2013	95,050	47,526	47,525	0.51	August 13, 2018
		141,960	92,636	49,325

James Fuller	October 14, 2011	5,400	3,900	1,500	5.00	October 14, 2021
	March 31, 2013	18,462	18,462	-	0.65	March 31, 2023
	June 30, 2013	19,048	19,048	-	0.63	June 30, 2018
	August 13, 2013	95,050	47,526	47,525	0.51	August 13, 2018
		137,960	88,936	49,025

It is anticipated that all non-executive officer directors will receive a quarterly fee for serving as a director of a $3,000 cash payment and options exercisable for shares of common stock having a fair market value at the end of each quarter of $12,000. We also reimburse directors for travel and other out-of-pocket expenses incurred in attending Board of Director and committee meetings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the number of shares of our common stock, Series A-1 Preferred and Series B Preferred that were beneficially owned as of September 30, 2014, by: (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock; (2) our directors; (3) our executive officers; and (4) our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the person’s name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise specified, the address of each of the individuals listed below is c/o Propell Technologies Group, Inc., 1701 Commerce Street, Houston, Texas 77002.

Name	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock Beneficially Owned (1)	Percentage of Total Voting Power (2)	Amount and Nature of Beneficial of Series A -Convertible Preferred	Percent of Series A-1 Convertible Preferred Stock Beneficially Owned (3)
Directors and officers
John Huemoeller	6,875,005	(4)	2.7%	2.3%	-	-
Dan Steffens	95,050	(5)	*	*	-	-
Mark Kalow	144,510	(6)	*	*	-	-
James Fuller	237,960	(7)	*	*	-	-
John Zotos	687,500	(8)	*	*	-	-

5% Shareholders
Anuta Limited (Seychelles)	12,500,000	(9)	5.2%	4.4%	-	-
Viktoria Akhmetova	12,500,000	(10)	5.2%	4.4%	-	-
Demesne Holdings Limited (Nevis)	12,500,000	(11)	5.2%	4.4%	-	-
Greencloud Ltd (Nevis)	12,500,000	(12)	5.2%	4.4%	-	-
Realcom Ltd (Anguilla)	12,500,000	(13)	5.2%	4.4%	-	-
Store & Navigation Limited (BVI)	12,500,000	(14)	5.2%	4.4%	-	-
Stufforg Limited Company	12,500,000	(15)	4.9%	4.4%	1,250,000	32.2%
Landa Enterprises LTD SA	9,000,000	(16)	3.6%	3.1%	900,000	23.2%

Joseph W. and Patricia G. Abrams Family Trust	4,265,919	(17)	1.7%	1.5%	375,000	9.7%
Joseph Abrams	4,965,919	(18)	2.0%	1.7%	375,000	9.7%
Mathew Abrams	3,750,120	(19)	1.5%	1.3%	375,000	9.7%
Paramount Capital Inc.	3,125,000	(20)	1.3%	1.1%	312,500	8.0%
Sybaris	3,553,014	(21)	1.5%	1.2%	250,000	6.4%
Yuzhik Limited Company	10,125,000	(22)	4.2%	3.5%	300,000	7.7%
Charles Hoogland	7,500,000	(23)	3.0%	2.5%	-	-

All officers and directors as a group (5 persons)	8,040,025		3.2%	2.7%		-%

*	Less than 1%

(1)	Based on 240,755,163 shares of common stock issued and outstanding as of September 30, 2014.

(2)	Based on the voting rights attached to each class of shares, which vote as a single class together with common stockholders. Each share of common stock exercises one vote per share, each Series A-1 Preferred exercises ten votes per share (for an aggregate of 38,875,000 votes based on 3,887,500 outstanding Series A-1 Preferred) and each Series B Preferred exercises one hundred votes per share (for an aggregate of 7,500,000 votes based on 75,000 outstanding Series B Preferred) on an as if converted basis. The outstanding shares common stock, shares of preferred stock, as of September 30, 2014 are entitled to an aggregate of 287,130,663 votes.

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(3)	Based on 3,887,500 shares of Series A-1 Preferred issued and outstanding as of September 30, 2014. Each holder of the Series A-1 Preferred is convertible, at the option of the holder, into ten (10) shares of our common stock and each holder is entitled to vote with the common stock on an as converted basis.

(4)

Mr. Huemoeller was granted options exercisable over 10,000,000 shares of our common stock, of which 6,458,339 have vested and 416,666 will vest within the next 60 days. The remainder vest at a rate of 208,333 per month while Mr. Huemoeller is employed by our company.

(5)	Includes options granted to Mr. Steffens over 95,050 shares of our common stock, of which all have already vested.

(6)	Includes 2,550 shares of common stock owned by Mr. Kalow and options granted over 141,960 shares of our common stock of which all have vested.

(7)	Includes 100,000 shares of common stock owned by Mr. Fuller and options granted over 137,960 shares of our common stock of which all have vested.

(8)	Mr. Zotos was granted options exercisable over 1,000,000 shares of our common stock, of which 645,833 have vested and 41,667 will vest within the next 60 days. The remainder vest at a rate of 20,833 per month while Mr. Zotos is employed by our company.

(9)	Includes 12,500,000 shares of common stock. Ioulia Daliandou is the beneficial owner and director of Anuta Limited. The address of the holder is Glolxal Gateway 8, Rue DW La Perle, Providence, Mahe, Seychelles.

(10)	Includes 12,500,000 shares of common stock. The address of the holder is 100 9 Gzhatskaya Street, St. Petersburg, Russia.

(11)	Includes 12,500,000 shares of common stock. Christos Anastasiou is the beneficial owner and director of Demesne Holdings Limited. The address of the holder is Heritage Plaza, Main Street, Charlestown, Nevis.

(12)	Includes 12,500,000 shares of common stock. Phee Sim Boon is the beneficial owner and director of Greencloud Ltd. The address of the holder is Nishbets Chambers, Chapel Street, Charlestown, Nevis.

(13)	Includes 12,500,000 shares of common stock. Marinos Anatasion is the beneficial owner and director of Realcom Ltd. The address of the holder is Rogers Office Building Edwin Wallis Red Drive Anguilla, British Virgin Islands.

(14)	Includes 12,500,000 shares of common stock. Lidija Matuseuka is the beneficial owner and director of Store & Navigation Ltd. The address of the holder is Geneva Place, Ocean Front Drive, Tortola, British Virgin Islands.

(15)	Includes 1,250,000 shares of Series A-1 Preferred Stock convertible into 12,500,000 shares of common stock. Evgenii Bobovskii is the beneficial owner of Stufforg Limited Company. The address of Stufforg Limited Company is The Mason Complex, Suites 19 and 20, The Valley, Antigua.

(16)	Includes 900,000 shares of Series A-1 Preferred Stock convertible into 9,000,000 shares of common stock. Natalia Mikachuk is the beneficial owner of Landa Enterprises Ltd SA. The address of the holder 6-75, Volkovskaya Street, Bresti Belorus.

(17)	Includes 515,919 shares of common stock owned by the Joseph W. and Patricia G. Abrams Family Trust, and 375,000 shares of Series A- Preferred Stock convertible into 3,750,000 shares of common stock. Joseph Abrams has sole voting and dispositive power of the Joseph W. and Patricia G. Abrams family Trust

(18)	Includes 700,000 shares of common stock owned by Joseph Abrams, 375,000 shares of Series A-1 preferred stock convertible into 3,750,000 shares of common stock, 515,919 shares of common stock owned by the Joseph W and Patricia G Abrams Family Trust.

(19)	Includes 120 shares of common stock and 375,000 shares of Series A-1 Preferred Stock convertible into 3,750,000 shares of common stock.

(20)	Includes 312,500 shares of Series A-1 Preferred Stock convertible into 3,125,000 shares of common stock. Abraham Morales is the beneficial owner of Paramount Capital Inc. The address of the holder is 15 Forsyth Place, Hamilton, ON L8S 4E5.

(21)	Includes 1,053,014 shares of common stock and 250,000 shares of Series A-1 Preferred Stock that is convertible into 2,500,000 shares of common stock. Sergey Rumyantsev is the director of this company. The address is PO Box 517, Charlestown, Nevis.

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(22)	Includes 300,000 shares of Series A-1 Preferred Stock convertible into 3,000,000 shares of common stock and also includes 7,125,000 shares of common stock. Anatoli Luzhik is the beneficial owner of Yuzhik Ltd Co. The address of the holder is 1 ½ Miles Northern Highway, Belize City, Belize.

(23)	Includes 75,000 shares of Series B Preferred Stock convertible into 7,500,000 shares of common stock. The 75,000 shares of Series B Preferred Stock represents 100% of the outstanding shares of Series B Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; DIRECTOR INDEPENDENCE

Related-Party Transaction Policy

Our Board of Directors has no formal written policy regarding transactions with related persons, but we do plan to abide by conflict-of-interest statutes under Delaware law and approve any related-party transactions by a majority of disinterested directors. In general, applicable law exhorts any director proposing to enter into a related-party transaction must disclose to our Board of Directors the proposed transaction and all material facts with respect thereto. In reviewing such a proposed transaction, our board expects to consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms; (2) the benefit and perceived benefits, or lack thereof, to us; (3) the opportunity costs of alternate transactions; (4) the materiality and character of the related party’s interest; and (5) the actual or apparent conflict of interest of the related party. We expect to apply this analysis with respect to related party transactions that may involve our officers or greater-than-five-percent shareholders.

We do expect to adopt a formal written policy respecting related-party transactions in which our directors, officers and greater-than-five-percent shareholders may engage, consistent with Sarbanes-Oxley related internal control requirements and best practices.

Related-Party Transactions of Company

None of our directors and executive officers nor any person who beneficially owns, directly or indirectly, shares equaling more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in- laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction that we have entered into since our incorporation or any proposed transaction.

The Company sub-leases approximately 748 square feet of loft space in Houston, Texas from a related party for a one year lease which started January 24, 2013 and expires on September 30, 2015 for $1,675 per month.

On March 6, 2013, Mr. Zotos, was also appointed to serve as our Corporate Secretary for an annual salary of $30,000 and received options exercisable for 1,000,000 shares of our common stock at an exercise price of $0.25 per shares, of which 250,012 vested immediately and the remaining options vest on a monthly basis over three years, subject to acceleration upon certain events.

During the period ending December 31, 2012 we issued two convertible notes in the principal amount of $20,000 and $25,000, respectively, to an investor who is also a shareholder. The notes accrue interest at a rate per annum of 6% and, at the option of the holder, are convertible into shares of our common stock, at the higher of $.05 per share or 50% of the average closing price of our common stock on the three days prior to the conversion date.

During the period ending December 31, 2012, we issued 1,000,000 shares of common stock to Edward L. Bernstein, our former Chief Executive Officer, as payment of wages owed to Mr. Bernstein.

In November of 2012, we entered into a debt for debt exchange with Joseph Abrams, a shareholder and related party of the Company. Pursuant to the exchange, Mr. Abrams received a $320,000 convertible note in exchange for a non-interest bearing shareholder loan made by Mr. Abrams to us in the amount of $102,188 and five promissory notes owned by Mr. Abrams, which notes had an aggregate balance due immediately prior to the exchange of $231,649, including interest accrued thereon of $51,649 (the five notes carried interest at the rate of 10% per annum and all five notes were in default at the time of the exchange). Subsequent to the exchange Mr. Abrams assigned $250,500 of the $320,000 note to a number of private parties and retained $69,500 in the Joseph Abrams Trust.  Under the terms of the convertible note received by Abrams, the note is convertible at any time at a conversion price of $0.02 per share, pays interest at the rate of 6% per annum and matures on November 19, 2017. (See also Note 5 – “Notes and Convertible Notes Payable” for further discussion of the debt for debt exchange)

During the quarter ended September 30, 2012 we issued 250,000 shares of Series A-1 Preferred to our former Chief Executive Officer, Edward L. Bernstein, as payment of $20,000 owed to Mr. Bernstein for services rendered.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the Selling Stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be affected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the distribution of the common stock by any Selling Stockholders to its partners, members or Stockholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholder. Broker-dealers may agree with a Selling Stockholder to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for a Selling Stockholder, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In addition, a Selling Stockholder may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The shares of common stock offered hereby were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares of common stock under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the Selling Stockholders have sold all of the securities or one year after the shares were acquired by the Selling Stockholder. We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $30,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

Our authorized capital consists of 500 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, of which 5,000,000 are designated Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Preferred”) and 500,000 are designated as Series B Convertible Preferred Stock, par value $0.001 per shares (“Series B Preferred”). As of September 15, 2014, 240,755,163 shares of common stock, 3,887,500 shares of Series A-1 Preferred were outstanding and 75,000 shares of Series B Preferred outstanding.

Common Stock

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the certificate of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Dividends

We have not paid any dividends on our common stock and do not anticipate paying any such dividends in the near future. Instead, we intend to use any earnings for future acquisitions and expanding our business. Nevertheless, at this time there are not any restrictions on our ability to pay dividends on our common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 million shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company, and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Series A-1 Preferred Stock

We currently have 5,000,000 shares of Series A-1 Preferred authorized of which 3,887,500 shares are issued and outstanding. Each share of Series A-1 Preferred is convertible, at the option of the holder, subject to adjustment under certain circumstances, at any time, into 10 shares of common stock of the Company and each holder of Series A-1 Preferred is entitled to vote on all matters that the common stock votes upon on an as converted basis. The Company has the right to redeem the shares of Series A Preferred at any time at a price per share equal to $0.08. The holders of the Series A-1 Preferred are not entitled to a liquidation preference. The holders of the Series A-1 Preferred are entitled to receive a cumulative dividend payable, at our election, in cash or shares of common stock as per the Board of Directors.

48

Series B Preferred Stock

We currently have 500,000 shares of Series B Preferred authorized of which 75,000 shares are issued and outstanding. Each share of Series B Preferred is convertible, at the option of the holder, subject to adjustment under certain circumstances, at any time, into 100 shares of common stock and each holder of Series B Preferred is entitled to vote on all matters that the common stock votes upon on an as converted basis. We have the right to redeem the shares of Series B Preferred at any time at a price per share equal to 120% of the Stated Value (which Stated Value is $10 on the date hereof, subject to adjustment under certain circumstances) The holders of the Series B Preferred are entitled to a liquidation preference equal to 120% of the Stated Value. The holders of the Series B Preferred are entitled to receive a cumulative dividend payable, at the election of the Company, in cash or shares of common stock, at a rate of 8% per annum.

Warrants

Outstanding Warrants

As of September 30, 2014, we had issued and outstanding a total of 5,706,165 warrants, respectively, to purchase our common stock outstanding at a weighted-average price of $0.25.

Options

As of September 30, 2014, we had issued and outstanding a total of 11,452,960 options to purchase our common stock outstanding at a weighted-average price of $0.30.

Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation, as amended, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Blank Check Preferred Stock. Our Certificate of Incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by the chairman or by our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the board call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

While the foregoing provisions of our certificate of incorporation, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing of Common Stock

Our common stock is currently quoted on the OTCQB under the trading symbol “PROP.”

Transfer Agent

We have retained Nevada Agency and Transfer Company as our transfer agent. They are located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501. Their telephone number is (775) 322-0626.

EXPERTS

The financial statements as of December 31, 2013 and 2012 and for the years then ended included in this Form S-1 Registration Statement have been so included in reliance on the reports of Liggett, Vogt & Webb, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officers’ protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act of 1934, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by us can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

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The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning our company located at http://www.sec.gov. This prospectus does not contain all the information required to be included in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

You may obtain, free of charge, a copy of any of our filings by writing or calling us at the following address and telephone number: 1701 Commerce Street, 2nd Floor, Houston, Texas or calling (713) 227-0480. Our website address is www.propell.com. The information contained on our website or that can be accessed through our website does not constitute part of this document.

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Item 8.  Financial statements and Supplementary data

INDEX TO FINANCIAL STATEMENTS

PROPELL TECHNOLOGIES GROUP, INC.

TABLE OF CONTENTS

Report of the Independent, Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012	F-2

Consolidated Statements of Operations for the year ended December 31, 2013, the period June 19, 2012 (inception) to December 31, 2012 and cumulative from inception (June 19, 2012 to December 31, 2013)	F-3

Consolidated Statements of Changes in Stockholders’ Deficit as of June 19, 2012 (inception) to December 31, 2013	F-4

Consolidated Statements of Cash Flows for the year ended December 31, 2013, the period June 19, 2012 (inception) to December 31, 2012 and cumulative from inception (June 19, 2012 to December 31, 2013)	F-5

Notes to the Consolidated Financial Statements	F-6 to F-27

Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013	F-29

Consolidated Statements of Operations for the three months and six months ended June 30, 2014 and 2013 (unaudited)	F-30

Consolidated Statements of Changes in Stockholders’ Deficit as of January 1, 2014 to June 30, 2014 (unaudited )	F-31

Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and 2013 (unaudited)	F-32

Notes to the Consolidated Financial Statements	F-33

Report of the Independent Registered Public Accounting Firm

To the Board of Directors and shareholders

Propell Technologies Group Inc. (A development stage enterprise)

We have audited the accompanying consolidated balance sheets of Propell Technologies Group, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2013, the period June 19, 2012 (Inception) to December 31, 2012 and for the period June 19, 2012 (Inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, the period June 19, 2012 (Inception) to December 31, 2012 and for the period June 19, 2012 (Inception) to December 31, 2013, in conformity with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Propell Technologies Group, Inc., will continue as a going concern.  As more fully described in Note 3 to the consolidated financial statements, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations; these conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/Liggett, Vogt & Webb, P.A.

Liggett, Vogt & Webb, P.A.

Certified Public Accountants

New York, New York

March 31, 2014

F-1

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(A Development Stage Enterprise)

	December 31, 2013	December 31, 2012

Assets

Current Assets
Cash	$28,423	$70
Accounts receivable	-	-
Prepaid expenses	17,104	-
Total Current Assets	45,527	70

Non-Current assets
Plant and Equipment, net	122,381	-
Deposits	2,200	-
Total non-current assets	124,581	-
Total Assets	$170,108	$70

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$186,576	$-
Accrued liabilities	60,093	100
Notes payable	3,000	-
Convertible notes payable, net	668,887	-
Derivative financial liabilities	237,799	-
Total Current Liabilities	1,156,355	100

Long Term Liabilities
Notes Payable	106,532	-
Convertible notes payable, net	181,519	-
Total Long Term Liabilities	288,051	-
Total Liabilities	1,444,406	100

Stockholders' Deficit
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 5,000,000 shares undesignated and unissued.	-	-
Series A-1 Convertible Preferred stock, $0.001 par value; 5,000,000 shares designated, 3,887,500 and 0 shares issued and outstanding, respectively. (liquidation preference $311,000 and $0, respectively)	3,888	-
Common stock, $0.001 par value; 500,000,000 shares authorized, 205,297,714 and 100,000,000 shares issued and outstanding, respectively	205,298	100,000
Additional paid-in capital	3,910,188	-
Accumulated deficit	(5,393,672)	(100,030)
Total Stockholders' Deficit	(1,274,298)	(30)

Total Liabilities and Stockholders' Deficit	$170,108	$70

See notes to consolidated financial statements

F-2

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(A Development Stage Enterprise)

	Year ended, December 31, 2013	June 19, 2012 (inception) to December 31, 2012	Cumulative from inception (June 19, 2012 to December 31, 2013)

Net Revenues	$94,362	$-	$94,362

Cost of Goods Sold	357,860	-	357,860

Gross Loss	(263,498)	-	(263,498)

Research & development	38,145	-	38,145
Equity based compensation	1,657,273	-	1,657,273
Sales and Marketing	45,476	-	45,476
Professional Fees	224,801	-	224,801
Business development	535,175	-	535,175
Consulting fees	353,673	-	353,673
General and administrative	346,573	925	347,498
Depreciation and amortization	29,223	-	29,223
Total Expense	3,230,339	925	3,231,264
Loss from Operations	(3,493,837)	(925)	(3,494,762)

Other Income	49,287	-	49,287
Profit on disposal of investments and assets	1,225,592	-	1,225,592
Amortization of debt discount	(1,178,495)	-	(1,178,495)
Call option expense	(5,500)	-	(5,500)
Change in fair value of derivative liabilities	(237,799)	-	(237,799)
Interest Expense	(176,099)	-	(176,099)
	(323,014)		(323,014)
Loss before Provision for Income Taxes	(3,816,851)	(925)	(3,817,776)

Provision for Income Taxes	-	-	-

Net Loss	$(3,816,851)	$(925)	(3,817,776)

Net Loss Per Share – Basic and Diluted	$(0.03)	$(0.00)

Weighted Average Number of Shares Outstanding – Basic and Diluted	116,849,416	100,000,000

See notes to consolidated financial statements

F-3

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

(A Development Stage Enterprise)

FOR THE PERIOD JUNE 19, 2012 (INCEPTION) TO DECEMBER 31, 2013

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, Inception June 19, 2012	-	$-	-	$-	$-	$-	$-

Stock Issued ($0.001 per share)	-	-	100,000,000	100,000	-	-	100,000
						-
Contributed Capital	-	-	-	-	895	-	895

Dividends	-	-	-	-	(895)	(99,105)	(100,000)

Net loss for year ended December 31, 2012	-	-	-	-	-	(925)	(925)
Balance as of December 31, 2012	-	-	100,000,000	100,000	-	(100,030)	(30)

Contributed Capital	-	-	-	-	37,301	-	37,301

Recapitalization as a result of the reverse merger on February 4, 2013 with Novas Energy	5,000,000	5,000	27,357,871	27,358	-	(1,476,791)	(1,444,433)

Equity based compensation	-	-	-	-	1,657,273	-	1,657,273

Conversion of preferred stock	(1,112,500)	(1,112)	11,125,000	11,125	(10,013)	-	-

Conversion of notes to common stock	-	-	65,781,633	65,782	2,027,229	-	2,093,011

Issuance of shares for services	-	-	400,000	400	71,600		72,000

Issuance of shares for call option	-	-	12,500	12	5,488	-	5,500

Issuance of common stock	-	-	620,710	621	121,310	-	121,931

Net loss for year ended December 31, 2013	-	-	-	-	-	(3,816,851)	(3,816,851)
Balance as of December 31, 2013	3,887,500	$3,888	205,297,714	$205,298	$3,910,188	$(5,393,672)	$(1,274,298)

See notes to consolidated financial statements

F-4

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(A Development Stage Enterprise)

	Year ended, December 31, 2013	June 19, 2012 (inception) to December 31, 2012	Cumulative from inception (June 19, 2012 to December 31, 2013)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(3,816,851)	$(925)	$(3,817,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	28,423	-	28,423
Amortization expense	800	-	800
Amortization of debt discount	1,178,495	-	1,178,495
Equity based compensation charge	1,657,273	-	1,657,273
Stock issued for services rendered	72,000	-	72,000
Stock based call option	5,500	-	5,500
Derivative financial liability	237,799	-	237,799
Gain on disposal of assets and subsidiaries	(1,225,592)	-	(1,225,592)
Changes in Assets and Liabilities
Accounts receivable	32	-	32
Prepaid expenses	(10,040)	-	(10,040)
Accounts payable	134,701	100	134,801
Accrued liabilities	(20,598)	-	(20,598)
Accrued interest	176,099	-	176,099
Cash Used in Operating Activities	(1,581,959)	(825)	(1,582,784)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on disposal of assets and subsidiaries	1	-	1
Purchase of property and equipment	(111,120)	-	(111,120)
NET CASH USED IN INVESTING ACTIVITIES	(111,119)	-	(111,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributed Capital	-	895	895
Proceeds on issuance of shares	121,931	-	121,931
Proceeds from notes payable and advances	1,599,500	-	1,599,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,721,431	895	1,722,326

NET INCREASE IN CASH	28,353	70	28,423
CASH AT BEGINNING OF PERIOD	70	-	-
CASH AT END OF PERIOD	$28,423	$70	$28,423

CASH PAID FOR INTEREST AND TAXES:
Cash paid for income taxes	$1579	$-	$1,579
Cash paid for interest	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Assets acquired in reverse merger	$2,658	$-	$2,658
Liabilities acquired in reverse merger	$1,447,091	$-	$1,447,091
Contributed assets	$37,301	$-	$37,301
Conversion of debt to equity	$2,093,011	$-	$2,093,011

See notes to consolidated financial statements

F-5

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

1	ORGANIZATION AND DESCRIPTION OF BUSINESS

a)	Organization

Propell Technologies Group, Inc. (formerly known as Propell Corporation) (the “Company”), is a Delaware corporation originally formed on January 29, 2008 as CA Photo Acquisition Corp. On April 10, 2008 Crystal Magic, Inc. (“CMI”), a Florida Corporation, merged with an acquisition subsidiary of Propell’s, and the Company issued an aggregate of 180,000 shares to the former shareholders of CMI. On May 6, 2008, the Company acquired both Mountain Capital, LLC (doing business as Arrow Media Solutions) (“AMS”) and Auleron 2005, LLC (doing business as Auleron Technologies) (“AUL”) and made each a wholly owned subsidiary and issued a total of 41,897 shares of the Company’s common stock to the members of Mountain Capital, LLC and a total of 2,722 shares of the Company’s common stock to the members of AUL. In 2010 AUL and AMS were dissolved and the operations of CMI were discontinued. On February 4, 2013, the Company entered into a Share Exchange Agreement with Novas Energy (USA), Inc. (“Novas”) whereby the Company exchanged 100,000,000 shares of its common stock for 100,000,000 shares of common stock in Novas. After the consummation of the share exchange, Novas became a wholly owned subsidiary of the Company. As a result of the share exchange the shareholders of Novas obtained the majority of the outstanding shares of the Company. As such, the exchange is accounted for as a reverse merger or recapitalization of the Company and Novas was considered the acquirer for accounting purposes. The Company previously operated an on-demand e-commerce line of business which was disposed of effective December 31, 2013 to allow the Company to focus on its oil recovery technology business.

b)	Description of the business

The Company, through its wholly owned subsidiary, Novas, is an innovative technology and services company whose aim is to radically improve oil production by introducing modern and innovative technologies. Novas has a unique and patented, Plasma-Pulse Treatment (“PPT”) technology, which is a new Enhanced Oil Recovery methodology and process that has been developed to be environmentally friendly, mobile, time efficient and extremely cost effective. PPT has the potential to drive new and renewed revenue for energy producers and become a new standard for the entire petroleum industry.

2	ACCOUNTING POLICIES AND ESTIMATES

a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

All amounts referred to in the notes to the financial statements are in United States Dollars ($) unless stated otherwise.

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary in which it has a majority voting interest. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. The entities included in these consolidated financial statements are as follows:

Propell Technologies Group, Inc. – Parent Company

Nova Energy USA Inc.

c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the estimated useful lives for plant and equipment, the fair value of warrants and stock options granted for services or compensation, estimates of the probability and potential magnitude of contingent liabilities, derivative liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

F-6

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

d)	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

e)	Fair Value of Financial Instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses, deposits, accounts payable, accrued liabilities, notes payable, and convertible notes payable approximate fair value due to the relatively short period to maturity for these instruments. The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

f)	Risks and Uncertainties

The Company's operations will be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated, including the potential risk of business failure. The recent global economic crisis has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions not only limit the Company’s access to capital, but also make it difficult for its customers, vendors and the Company to accurately forecast and plan future business activities.

The Company’s operations are carried out in the USA. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the USA and by the general state of the economy. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

g)	Recent Accounting Pronouncements

Any new accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

F-7

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

h)	Reporting by Segment

No segmental information is presented as the Company has disposed of its historical virtual trading store business which had minimal revenues. The Company is focusing on developing its Novas Energy Plasma Pulse Technology for the petroleum industry.

Revenues to date are insignificant.

i)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2013 and 2012, respectively, the Company had no cash equivalents.

The Company minimizes credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2013 and December 31, 2012, the balance did not exceed the federally insured limit.

j)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Revisions to the allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense. Receivables deemed uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. There were no recoveries during the period ended December 31, 2013.

k)	Inventory

The Company had no inventory as of December 31, 2013 or December 31, 2012.

l)	Plant and Equipment

Plant and equipment is stated at cost, less accumulated depreciation. Plant and equipment with costs greater than $1,000 are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Life

Office equipment and furniture	2 to 5 years
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease

The cost of repairs and maintenance is expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

m)	Long-Term Assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

n)	Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the service is completed without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

F-8

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

o)	Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments is recorded in operating expenses in the consolidated statement of operations.

p)	Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A full valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of December 31, 2013, there have been no interest or penalties incurred on income taxes.

q)	Net Loss per Share

Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net loss per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net loss per share are excluded from the calculation (See Note 15, below).

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common shares at the average market price during the period.

Dilution is computed by applying the if-converted method for convertible preferred shares. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to common stock. The shares issuable upon conversion will be added to weighted average number of common shares outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

Any common shares issued as a result of the issue of stock options and warrants would come from newly issued common shares from our remaining authorized shares.

r)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net loss.

s)	Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company, or own in aggregate, on a fully diluted basis 5% or more of the Company’s stock. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company shall disclose all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

F-9

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

3	GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $3,816,851 during the year ended December 31, 2013. As of December 31, 2013, the Company had an accumulated deficit of $5,393,672. The Company had a working capital deficiency of $1,110,828, including a non-cash derivative liability of $237,799 as of December 31, 2013. These operating losses and working capital deficiency create an uncertainty about the Company’s ability to continue as a going concern. Although no assurances can be given, management of the Company believes that potential additional issuances of equity or other potential financing will provide the necessary funding for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is economically dependent upon future capital contributions or financing to fund ongoing operations.

Management continues to seek funding to pursue its business plans. Such funding may be obtained in the form of debt or equity financing, debt/equity hybrid instruments such as convertible debt, or a combination thereof. As such, the Company could incur additional leverage on its balance sheet and/or significant dilution of the current shareholders.  There can be no assurance that the Company will be successful in obtaining the financing or funding necessary to continue as a going concern.

4	PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012

Prepaid equipment rental	$1,533	$-
Prepaid insurance	10,848	-
Prepaid professional fees	4,144	-
Other	579	-
	$17,104	$-

For the year ended December 31, 2012, the Company had no prepaid expenses.

5	PLANT AND EQUIPMENT

Plant and Equipment consisted of the following as of December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012

Capital work in progress	$105,000	$-
Furniture and equipment	26,643	-
Field equipment	16,120	-
Computer equipment	3,041	-
Total cost	150,804	-
Less: accumulated depreciation	(28,423)	-
Property and equipment, net	$122,381	$-

Depreciation expense was $28,423 for the year ended December 31, 2013. Depreciation was $0 for the year ended December 31, 2012.

F-10

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

6	ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012

Payroll liabilities	$55,918	$-
Accrued Royalties	1,758	-
Other	2,417	100
	$60,093	$100

7	NOTES PAYABLE

Notes payable consisted of the following as of December 31, 2013:

Description	Interest Rate	Maturity	December 31, 2013

Short-Term
Owl Holdings	-	-	$3,000
Total Short-Term Notes Payable			3,000

Long-Term
JAZ-CEH Holdings, LLC	7.5%	October 31,2015	105,000
Accrued interest			1,532
Total Long-Term Notes Payable			106,532

Total Notes Payable			$109,532

Owl Holdings

The note payable advanced by Owl Holdings to the Company has no interest rate and is repayable on demand.

JAZ-CEH Holdings, LLC

In October 2013, Novas Energy USA, Inc, entered into an unsecured promissory note with JAZ-CEH Holdings LLC with a face value of $105,000. The note bears interest at 7.5% per annum and matures on October 31, 2015.

Notes payable to Pansies Limited

In terms of assignment agreements entered into, the following notes payable advanced to Novas Energy USA, Inc. by Pansies Limited, including accrued interest thereon of $22,074, were assigned to Strategic IR and then converted to 4,035,744 common shares of the Company at a conversion price of $0.10 per share, effective December 31, 2013:

Description	Interest Rate	Maturity	Amount

Short-Term
Pansies Limited	8%	March 5, 2014	$66,000
Pansies Limited	8%	March 22, 2014	56,000
Pansies Limited	8%	April 5, 2014	109,500
Pansies Limited	8%	May 7, 2014	100,000
Pansies Limited	8%	June 10, 2014	50,000
			$381,500

These notes, each had an interest rate of 8% per annum, calculated on a 360 day year with maturity dates as disclosed above. The Pansies Limited notes were funded pursuant to a Credit Agreement that allows for loans to be made to Novas up to an aggregate of $500,000. Each loan under the Credit Agreement was evidenced by a note which matured one year from the date of issuance.

Notes payable to Strategic IR

In terms of assignment agreements entered into, the $30,000 8% note payable, maturing on June 25, 2014, advanced to Novas Energy USA, Inc. by Strategic IR, including accrued interest thereon of $1,236, was converted to 312,361 common shares of the Company at a conversion price of $0.10 per share, effective December 31, 2013.

Notes payable to Anuta Limited

In terms of assignment agreements entered into, the $500,000 8% note payable, maturing on February 1, 2016, advanced to Novas Energy USA, Inc. by Anuta limited, was assigned to a third party, the accrued interest thereon of $36,912, was assigned to Strategic IR and both the note and accrued interest thereon was converted into 5,369,120 common shares of the Company at a conversion price of $0.10 per share, effective December 31, 2013.

F-11

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

8	SHORT-TERM CONVERTIBLE NOTES PAYABLE

Convertible Notes payable consisted of the following as of December 31, 2013:

Description	Interest Rate	Maturity	December 31, 2013

Dart Union	6%	On demand	$20,000
Dart Union	6%	On demand	25,000
Dart Union	6%	January 7, 2014	20,000
Accrued Interest			4,221
Total Dart Union			69,221

JMJ Financial	12%	July 1, 2014	97,440
JMJ Financial	12%	September 25, 2014	64,960
JMJ Financial	12%	December 8, 2014	64,960
Unamortized debt discount, fees and interest expense			(36,306)
Total JMJ Financial			191,054

Asher Enterprises	8%	May 1, 2014	53,000
Asher Enterprises	8%	June 6, 2014	42,500
Asher Enterprises	8%	July 7, 2014	32,500
Accrued Interest			3,545
Total Asher Enterprises			131,545

Gel Properties	6%	August 1, 2014	52,500
Accrued Interest			1,320
Total Gel Properties			53,820
	`
Vista Capital Investments	12%	September 4, 2014	30,800
Vista Capital Investments	12%	December 18, 2014	30,800
Unamortized debt discount and interest expense			(9,544)
Total Vista Capital Investments			52,056

LG Capital Funding, LLC	12%	June 20, 2014	63,448
Unamortized debt discount and interest expense			(14,269)
Total LG Capital Funding, LLC			49,179

Tonaquint, Inc.	10%	October 11, 2014	155,650
Unamortized debt discount and interest expense			(33,638)
Total Tonaquint, Inc.			122,012

Total Short-Term Notes Payable			$668,887

Dart Union

 The convertible notes payable to Dart Union consist of three convertible notes in the aggregate principal amount of $65,000. These notes are unsecured, bear interest at the rate of six percent (6%) per annum and mature as disclosed above. The notes are convertible at a conversion price equal to the higher of $0.05 per share or a 50% discount to the 3-day average closing price of the Company’s Common Stock for the three (3) business days immediately preceding the date of a conversion request from the holder.

F-12

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

8	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

JMJ Financial

On July 1, 2013, the Company borrowed $75,000 from JMJ Financial (“JMJ”) pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $10,440, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $12,000 and were added to the face value of the note. The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on July 1, 2014.

On September 26, 2013, the Company borrowed $50,000 from JMJ Financial (“JMJ”) pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $6,960, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $8,000 and were added to the face value of the note. The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on September 25, 2014.

On December 9, 2013, the Company borrowed $50,000 from JMJ Financial (“JMJ”) pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $6,960, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $8,000 and were added to the face value of the note. The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on December 8, 2014.

JMJ may make further advances under the promissory note up to $275,000 (net $250,000 after an original issue discount of 10% or $25,000). Each note matures one year from the date of advance. The promissory note also requires payment of a closing and due diligence fee equal to 6% of the amount of each advance.

Subsequent to year end, on January 7, 2014, January 21, 2014, February 10, 2014 and February 27, 2014, the funds of $75,000 borrowed on July 1, 2013 under the unsecured promissory note for $275,000, including interest, original issue discount and fees, amounting to $97,440, was converted into 1,045,179 Common shares of the Company at an average issue price of $0.09 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

Subsequent to year end, on March 6, 2014, the funds of $50,000 borrowed on December 9, 2013 under the unsecured promissory note for $275,000, including interest, original issue discount and fees, amounting to a total of $64,960, was repaid for $58,000 before the once-off interest charge of $6,960 came into effect. The Company has no further obligations under this note.

Subsequent to year end, on March 26, 2014, the funds of $50,000 borrowed on September 26, 2013 under the unsecured promissory note for $275,000, including interest, original issue discount and fees, amounting to a total of $64,960, was converted into 721,778 Common shares of the Company at an issue price of $0.09 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

Asher Enterprises

 On July 29, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $53,000, in exchange for $50,000 cash, net of $3,000 in legal fees. The note is convertible into common stock of the Company and bears interest at the rate of 8% per annum, which interest is payable in cash or common stock, at the election of the holder, and matures on May 1, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon is 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder may only convert the note following the expiration of 180 days from the date of issuance, July 29, 2013. The holder shall not exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note may be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

On September 4, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $42,500, in exchange for $40,000 cash, net of $2,500 in legal fees. The note is convertible into common stock of the Company and bears interest at the rate of 8% per annum, which interest is payable in cash or common stock, at the election of the holder, and matures on June 6, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon is 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder may only convert the note following the expiration of 180 days from the date of issuance, September 4, 2013. The holder shall not exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note may be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

On October 3, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $32,500, in exchange for $30,000 cash, net of $2,500 in legal fees. The note is convertible into common stock of the Company and bears interest at the rate of 8% per annum, which interest is payable in cash or common stock, at the election of the holder, and matures on July 7, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon is 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder may only convert the note following the expiration of 180 days from the date of issuance, October 3, 2013. The holder shall not exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note may be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

On February 7, 2014, the unsecured promissory note issued to Asher Enterprises on July 29, 2013 with a face value of $53,000, was repaid for $73,687, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On February 21, 2014, the unsecured promissory note issued to Asher Enterprises on September 4, 2013 with a face value of $42,500 was repaid for $58,884, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On March 28, 2014, the unsecured promissory note issued to Asher Enterprises on October 3, 2013 with a face value of $32,500 was repaid for $45,086, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

F-13

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

8	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

Gel Properties

On July 30, 2013, the Company issued a convertible note, face value $52,500, in exchange for $50,000 cash, net of $2,500 in legal fees. The note is convertible into common stock of the Company and bears interest at the rate of 6% per annum, which interest is payable in common stock, and matures on August 1, 2014. The conversion price, as well as the formula for determining the number of shares needed to pay the interest on the note, is 65% of the lowest closing price for any five trading days prior to conversion or payment of interest. The holder may only convert the note following the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933. Payments of interest (in common stock pursuant to the formula outlined above) are made upon demand by the holder at any time in the holder’s discretion following the expiration of the requisite Rule 144 holding period. The note is redeemable by the Company at any time within 6 months from the date of issuance (July 30, 2013) at a 20% premium over the principal amount due within the first 30-days, which premium escalates by 3% every 30 days to a maximum of 35%.

On July 30, 2013, the Company issued two convertible notes, each having a face value of $50,000 (the “Convertible Notes”) in exchange for two $50,000 “back end” notes (the “Back End Notes”). The Back End Notes are secured by a pledge account which has an aggregate appraised value of not less than $100,000. The Back End Notes are due and payable on June 1, 2014 and August 1, 2014 respectively. The Convertible Notes are convertible into common stock of the Company and each bear interest at the rate of 6% per annum, which interest is payable in common stock, and mature on August 1, 2015. The conversion price, as well as the formula for determining the number of shares needed to pay the interest on the note, is 65% of the lowest closing price for any five trading days prior to conversion or payment of interest. The holder may only convert the note following the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933. Payments of interest (in common stock pursuant to the formula outlined above) are made upon demand by the holder at any time at the holder’s discretion following the expiration of the requisite Rule 144 holding period. The Convertible Notes are redeemable by the Company at any time at a premium over the principal amount due of 50%. The Company has the right to call and not allow funding of the Back End Notes by offsetting the Convertible Notes against the Back End Notes. In consideration of this call right the Company issued 12,500 shares of its common stock to the issuer of the Back End Notes. The shares are held in escrow and will be released if the Company elects, prior to April 1, 2014, to call the Back End Notes.

On January 16, 2014, the two $50,000 “back end” notes were exercised for net proceeds of $95,000, net of $5,000 in legal fees.

On February 10, 2014, the unsecured promissory note issued to Gel Properties on July 30, 2013 with a face value of $52,500, was repaid for $72,538, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On March 11, 2014, one of the two $50,000 unsecured “back end” promissory note exercised on January 16, 2014, was repaid for $62,950, inclusive of interest and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

Vista Capital Investments

On September 5, 2013, the Company borrowed $25,000 from Vista Capital Investments (“Vista”) pursuant to an unsecured convertible promissory note. The terms of the note provided for a once-off interest charge of 12% amounting to $3,300 added to the face value of the note. In addition, the note has an original issue discount of 10% of the amount advanced which amounted to $2,500 and was added to the face value of the note. The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.33 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on September 5, 2014. The holder shall not exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Note is redeemable by the Company within 90 days of the issuance date, after a 10 day notice period, in which notice period the holder may still elect to exercise the conversion feature of the note, at a premium over the principal amount due of 50%, plus any interest earned thereon. As long as the note is outstanding, the holder, at its option, has the right to adopt any future, more favorable financing or conversion terms on any subsequent financings conducted by the Company or any of its subsidiaries.

On December 19, 2013, the Company borrowed $25,000 from Vista Capital Investments (“Vista”) pursuant to an unsecured convertible promissory note. The terms of the note provided for a once-off interest charge of 12% amounting to $3,300 added to the face value of the note. In addition, the note has an original issue discount of 10% of the amount advanced which amounted to $2,500 and was added to the face value of the note. The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.33 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on December 18, 2014. The holder shall not exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Note is redeemable by the Company within 90 days of the issuance date, after a 10 day notice period, in which notice period the holder may still elect to exercise the conversion feature of the note, at a premium over the principal amount due of 50%, plus any interest earned thereon. As long as the note is outstanding, the holder, at its option, has the right to adopt any future, more favorable financing or conversion terms on any subsequent financings conducted by the Company or any of its subsidiaries.

Vista may make further advances under the promissory note up to $250,000 (net $225,000 after an original issue discount of 10% or $25,000). Each note matures one year from the date of advance.

Subsequent to year end, on March 12, 2014, the funds of $25,000 borrowed on September 5, 2013 under the unsecured promissory note for $250,000, including interest, original issue discount and fees, amounting to a total of $30,800, was converted into 366,667 Common shares of the Company at an issue price of $0.084 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

Subsequent to year end, on March 17, 2014, the funds of $25,000 borrowed on December 19, 2013 under the unsecured promissory note for $250,000, including interest, original issue discount and fees, amounting to a total of $30,800, was converted into 354,023 Common shares of the Company at an issue price of $0.087 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

F-14

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

8	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

LG Capital Funding, LLC

On October 10, 2013, the Company received, a net $45,000 from LG Capital Funding, LLC (“LG”), after the payment of a $5,000 commission to a third party and legal fees amount to $1,500, pursuant to an unsecured convertible promissory note with a face value of $51,500. The terms of the note provided for an original issue discount of 10% amounting to $5,150 and no interest charge for 90 days, thereafter a once-off interest charge of 12% amounting to $6,798 will be added to the face value of the note. . The note is convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on June 20, 2014. The holder shall not exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Convertible Note is redeemable by the Company within 90 days of the issuance date, after a 3 day notice period, in which notice period the holder may still elect to exercise the conversion feature of the note, at a premium over the principal amount due of 22%, plus any interest earned thereon, subject to the holders approval. The conversion price of the note has anti-dilutive provisions which will reduce the cap on the conversion price for any subsequent share issuances in certain circumstances. The Company has certain covenants which restrict it from the; i) payment of dividends or other distributions, in cash or otherwise; ii) restrictions on stock repurchases; iii) the incurrence of debt other than in the ordinary course of business or to repay the note or borrowings not exceeding $1,000,000; iv) the sale of a significant portion of the assets outside of the ordinary course of business and; v) lend money unless committed to prior to this note, made in the ordinary course of business or in excess of $100,000, without the note holders consent.

On March 31, 2014, the unsecured promissory note issued to LG Capital Funding, LLC, with a face value of $51,500 was repaid for $95,172, inclusive of interest, original issue discounts and early settlement penalty accrued thereon. The Company has no further obligations under this note.

Tonaquint, Inc.

On October 11, 2013, the Company received, a net $112,500 from Tonaquint, Inc. (“Tonaquint”), after the payment of a $12,500 commission to a third party, pursuant to a convertible promissory note, with a one-year maturity and a face value of $141,500, inclusive of an original issue discount and fees amounting to $16,500 and no interest charge for 90 days and thereafter a once-off interest charge of 10% amounting to $14,150 which will be added to the face value of the note. The note is convertible into common stock six months after the issue date, at the holder’s option, in whole or in part, at a conversion price equal to 60% of the lowest trade price in the 25 trading days prior to conversion. The holder shall not exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. The Convertible Note is redeemable by the Company within 90 days of the issuance date at no penalty.

F-15

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

9	DERIVATIVE FINANCIAL LIABILITY

The short-term convertible notes disclosed in note 8 above, have variable priced conversion rights with no fixed floor price and will re-price dependent on the share price performance over varying periods of time. This gives rise to a derivative financial liability, which was valued at $201,382 at inception of the convertible notes using a Black-Scholes valuation model. The value of this derivative financial liability will be re-assessed at each financial reporting period, with any movement thereon recorded in the statement of operations in the period in which it is incurred.

The value of the derivative financial liability was re-assessed as of December 31, 2013 resulting in a net charge to the consolidated statement of operations of $36,417 for the year ended December 31, 2013.

	December 31, 2013	December 31, 2012

Opening balance	$-	$-
Derivative financial liability arising on short-term notes with variable conversion prices	201,382	-
Fair value adjustments	36,417	-
	$237,799	$-

The following assumptions were used in the Black-Scholes valuation model:

	Year ended December 31, 2013	Year ended December 31, 2012
Stock price over the period	$0.20 – 0.94	$-
Risk free interest rate	0.09% to 0.16%	-
Expected life of short-term notes payable	8 to 12 months	-
Expected volatility	114.14%	-
Expected dividend rate	0%	-

F-16

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

10	LONG-TERM CONVERTIBLE NOTES PAYABLE

Convertible Notes payable consisted of the following as of December 31, 2013:

Description	Interest Rate	Maturity	December 31, 2013

Notes payable	6%	November 19, 2017	$388,875
Accrued interest			95,124
Unamortized debt discount			(302,480)
Total long-Term Convertible Notes Payable			$181,519

The convertible notes payable consist of notes issued to a number of private principals (“the Notes”). The Notes bear interest at the rate of 6% per annum and are due on November 19, 2017. The Notes are convertible into common stock at a fixed conversion price of $0.02 per share.

On May 8, 2013, a principal converted his outstanding balance of $9,750 into 487,500 common shares at a conversion price of $0.02 per share.

On August 9, 2013, a principal converted $10,000 of the outstanding balance of his convertible loan into 500,000 common shares at a conversion price of $0.02 per share. On October 17, 2013, the same principal converted $10,000 of the outstanding balance into 500,000 common shares at a conversion price of $0.02 per share and on December 31, 2013, the same principal converted the remaining balance on his convertible loan of $32,125 plus accrued interest thereon of $3,324.44, into 1,772,472 common shares at a conversion price of $0.02 per share.

Effective December 31, 2013, five principals converted the principal balance outstanding on their convertible loans of $765,000 into 38,250,000 common shares at a conversion price of $0.02 per share.

Effective December 31, 2013, one principal assigned his rights to a third party who then converted the principal balance outstanding on the convertible loan of $187,500 into 9,375,000 common shares at a conversion price of $0.02 per share.

Effective December 31, 2013, three principals converted the principal balance outstanding on their loans of $96,750, plus accrued interest thereon of $6,839 into 5,179,438 common shares at a conversion price of $0.02 per share.

At December 31, 2013 the gross balance outstanding on the Notes outstanding was $388,875, net of unamortized debt issue discount of $302,480, with accrued interest outstanding of $95,124, leaving a net balance of $181,519.

The Company had no long-term convertible notes payable as of December 31, 2012.

F-17

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

11	STOCKHOLDERS’ DEFICIT

a)	Common Stock Issuances of Issuer for the year ended December 31, 2013

The Company has authorized 500,000,000 common shares with a par value of $0.001 each, and issued and outstanding 205,297,714 shares of common stock as of December 31, 2013.

On February 4, 2013, the Company entered into a Share Exchange Agreement with Novas whereby the Company exchanged 100,000,000 shares of its common stock for 100,000,000 shares of common stock in Novas. After the consummation of the share exchange, Novas became a wholly owned subsidiary of the Company and the shareholders of Novas were issued shares of the common stock of the Company representing in the aggregate approximately 56% of the outstanding voting power (including common and preferred shares) of the Company. As of the date of the Share Exchange Agreement, there were no material relationships between the Company and any of the Novas’ respective affiliates, directors or officers. The Company intends to carry on its business and the business of Novas. They have an exclusive license to engage in the commercial application of a proprietary “Plasma-Pulse Technology” to enhance the recovery of oil and gas in the United States.

As a result of the Share Exchange Agreement, the principal business of Propell became the business of Novas Energy (USA), Inc. As the shareholders of Novas Energy (USA), Inc. obtained the majority of the outstanding shares of the Company through the acquisition; the acquisition is accounted for as a reverse merger or recapitalization of the Company. As such, Novas Energy (USA), Inc. was considered the acquirer for accounting purposes.

In terms of the recapitalization of the Company, the following common shares were issued:

i)	an aggregate of 25,000,000 shares of Common Stock to convertible note holders upon conversion of an aggregate of $500,000 principal amount of notes held by such note holders at a conversion price of $0.02 per share

ii)	6,875,000 shares of Common Stock upon conversion of 687,500 shares of Series A-1 Preferred Stock, at a conversion ratio of 10 Common shares for each Series A-1 Preferred Share, and;

iii)	200,000 shares of Common Stock as payment for employee and consulting services rendered.

In addition to this, during the remainder of the year, the following common shares were issued by the company:

i)	an aggregate of 65,781,633 shares of Common Stock to convertible note holders upon conversion of an aggregate of $2,093,011 of notes and convertible note, inclusive of certain interest thereon, at a conversion price of $0.02 per share, refer note 7 and 10 above;

ii)	an aggregate of 11,125,000 shares of Common Stock to Series A-1 convertible preferred stock (“Series A-1 shares”) holders upon conversion of an aggregate of 1,125,000 Series A-1 shares, at a conversion ratio of 10 Common shares for each Series A-1 Preferred Share, refer (b) below;

iii)	an aggregate of 620,710 shares of Common stock to investors as follows:

a)	On October 30, 2013, we entered into Securities Purchase Agreements with two individuals, pursuant to which the individuals agreed to purchase and we agreed to sell 375,000 units consisting of one share issued at a market price of $0.20 and one five year warrant to acquire a share at an exercise price of $0.30 per share (see point e below);

b)	On October 31, 2013, we entered into a Securities Purchase Agreement (the “Agreement” or “Securities Purchase Agreement”), with Seaside 88, L.P. (“Seaside”), pursuant to which Seaside has agreed to purchase and we have agreed to sell to Seaside up to an aggregate of 10,000,000 shares of common stock (the “Cap”). On November 5, 2013, we held the first closing under the Securities Purchase Agreement and we sold to Seaside an aggregate of 245,710 shares of common stock, $.001 par value per share (which represented 10% of the total number of shares traded during normal hours during the twenty (20) trading days immediately preceding such closing), for gross proceeds to us of $46,930.61.

This agreement with Seaside 88, L.P. was terminated with effect from December 9, 2013 and no further shares will be sold to Seaside 88, L.P.

F-18

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

11	STOCKHOLDERS’ DEFICIT (continued)

a)	Common Stock Issuances of Issuer for the year ended December 31, 2013 (continued)

iv)	200,000 common shares issued to a consultant for services to be performed at an average issue price of $0.34 per share, the market value of our common stock when the agreement was concluded; and

v)	12,500 common shares at a market price of $0.44 per share, as a fee paid for a call option related to the Gel Properties note disclosed in note 8 above.

b)	Preferred Stock

The Company has 10,000,000 authorized preferred shares with a par value of $0.001 each with 5,000,000 preferred shares designated as Series A-1 Convertible Preferred Stock (“Series A-1 Shares”), with 3,887,500 Series A-1 Shares issued and outstanding. The remaining 5,000,000 preferred shares remain undesignated.

i)	Series A-1 Convertible Preferred Stock

The rights, privileges and preferences of the Series A-1 Shares are as follows; (i) each share of Series A-1 Shares is convertible into ten (10) shares of Common Stock; (ii) each holder of Series A-1 Shares is entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A-1 Shares could then be converted, (iii) there shall be no adjustment made to the conversion ratio of the Series A-1 Shares for any stock split, stock dividend, combination, reclassification or other similar event, (iv) the Series A-1Shares are non-redeemable, (v) upon such time that any dividend is paid to the holders of Common Stock, the holders of Series A-1 Shares shall be entitled to a dividend in an amount per share equal to that which such holders would have been entitled to receive had they converted all of the shares of Series A-1 Shares into Common Stock immediately prior to the payment of such dividend, (vi) each share of Series A-1 Shares is entitled to a liquidation preference of $.08 per share, and (vii) the approval of the holders of at least 2/3 (66.6%) of the outstanding shares of the Series A-1 Shares, voting together separately as a class, is required for (a) the merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company, (b) the authorization or issuance of any equity security having any right, preference or priority superior to or on a parity with the Series A-1 Shares, (c) the redemption, repurchase or acquisition of any of the Company’s equity securities or the payment of any dividends or distributions thereon, (d) any amendment or repeal of the Company’s Articles of Incorporation or Bylaws that would have an adverse affect on the rights, preferences or privileges of the Series A-1 Shares, and (e) the making of any loan or advance to any person except in the ordinary course of business.

During the year ended December 31, 2013, holders of 1,112,500 Series A-1 shares converted their holdings into 11,125,000 shares of the Company’s Common Stock at a conversion ratio of 10 common shares to 1 Series A-1 Share.

F-19

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

11	STOCKHOLDERS’ DEFICIT (continued)

c)	Stock Option Plan

The Company’s Board of Directors approved the Company’s 2008 Stock Option Plan (the “Stock Plan”) for the issuance of up to 5,000,000 shares of common stock to be granted through incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards to officers, other employees, directors and consultants of the Company and its subsidiaries. After the reverse stock split in August 2012, a total of 100,000 shares were available for grant. Subsequent to the reverse split the Board of Directors approved an increase in the number of awards available for grant to 2,100,000 shares. The exercise price of stock options under the Stock Plan is determined by the Board of Directors, and may be equal to or greater than the fair market value of the Company’s common stock on the date the option is granted. Options become exercisable over various periods from the date of grant, and generally expire ten years after the grant date. At December 31, 2013 and December 31, 2012, there were 452,960 and 0 options issued and outstanding, respectively, under the Stock Plan. In addition, the Company issued 11,000,000 options to two of its Officers which are not covered under this plan (see section d) – “Non-Plan Stock Options” for further description of these options)

The vesting provisions for these stock options have various terms as follows:

•	Annually, over one, two or three years
•	Monthly, over six months to one year
•	Annually, with monthly vesting after the first year, over a total of three or four years
•	Immediately, upon grant

d)	Non-Plan Stock Options

In March of 2013, the Company granted to its Chief Executive Officer options (that are not covered by the Company’s Stock Option Plan) to purchase 10,000,000 shares of the Company’s common stock with an exercise price equal to $0.25 per share. Vesting was immediate as to 2,500,012 of the options and the balance of the options vest, pro rata, on a monthly basis, over 36 months.

In March of 2013, the Company granted to one of its directors options (that are not covered by the Company’s Stock Option Plan) to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to $0.25 per share. Vesting was immediate as to 250,012 of the options and the balance of the options vest pro rata, on a monthly basis, over 36 months.

The following assumptions were used to value the plan and non-plan options issued during the year using the Black-Scholes valuation model:

	Year ended December 31, 2013	Year ended December 31, 2012
Stock price over the period	$0.50 – 0.65	$-
Risk free interest rate	1.41% to 2.71%	-
Expected life of options	5 to 10 years	-
Expected volatility	127.99% to 150.0%	-
Expected dividend rate	0%	-

In the event of termination, the Company will cease to recognize compensation expense. There is no deferred compensation recorded upon initial grant date, instead, the fair value of the share-based payment is recognized ratably over the stated vesting period.

The Company has applied fair value accounting for all share based payment awards since inception. The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model. There is no deferred compensation recorded upon initial grant date, instead, for employees, the fair value of the share-based payment is recognized ratably over the stated vesting period. For consultants, the fair value is recognized as expense immediately. The Company has recorded an expense of $1,657,273 and $0 for the year ended December 31, 2013 and the year ended December 31, 2012, respectively, in general and administrative expense.

F-20

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

11	STOCKHOLDERS’ DEFICIT (continued)

The options outstanding and exercisable at December 31, 2013 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

$25.00	2,500	4.35 years	$25.00	2,500	$25.00	4.35 years
$13.50	5,480	5.46 years	$13.50	5,480	$13,50	5.46 years
$12.50	2,000	6.78 years	$12.50	2,000	$12.50	6.78 years
$8.50	30,500	7.50 years	$8.50	27,084	$8.50	7.75 years
$5.00	14,800	7.79 years	$5.00	11,500	$5.00	7.79 years
$0.25	11,000,000	4.18 years	$0.25	5,041,675	$0.25	4.18 years
$0.65	55,386	9.18 years	$0.65	55,386	$0.65	9.18 years
$0.63	57,144	4.50 years	$0.63	57,144	0.63	4.50 years
$0.51	285,150	4.62 years	$0.51	142,577	0.51	4.62 years

	11,452,960	4.23 years	$0.30	5,345,346	$0.32	4.25 years

Included in options outstanding are 700 options which vest based on performance. It is unlikely that the optionees will generate the required sales volume for any of these options to vest.

During the year ended December 31, 2013, awards granted under the Plan were incentive stock options. A summary of all of our option activity during the period January 1, 2013 to December 31, 2013 is as follows:

	Shares	Exercise price per share	Weighted average exercise price

Balance at January 1, 2012	55,280	$5.00 to 25.00	8.49
Granted	-		-
Exercised	-		-
Outstanding January 1, 2013	55,280	$5.00 to 25.00	$8.49
Granted – plan options	397,680	0.51 to 0.65	0.54
Granted – non plan options	11,000,000	0.25	0.25
Forfeited/Cancelled	-	-	-
Exercised	-	-	-
Outstanding December 31, 2013	11,452,960	$0.25 to 25.00	$0.30

Stock options outstanding as of December 31, 2013 as disclosed in the above table, have an intrinsic value of $nil.

e)	Warrants

On October 30, 2013, we issued 375,000 warrants to two investors in conjunction with 375,000 units purchased, each unit consisting of one common share and one warrant, refer (a) above.

These warrants have a term of 5 years and are exercisable into common shares at $0.30 per share.

12	OTHER INCOME

Other income includes a gain of $44,125 realized on the release of an accrual for unpaid payroll liabilities which is not due and is no longer required.

F-21

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

13	PROFIT ON DISPOSAL OF INVESTMENTS AND ASSETS

	Year ended December 31, 2013	Year ended December 31, 2012

Profit on disposal of investment in Mountain Capital, LLC, doing business as Arrow Media Solutions	$34,321	$-
Profit on disposal of Crystal Magic, Inc.	1,186,685	-
Profit on disposal of the assets of Propell Shops	4,586	-

	$1,225,592	$-

The profit on the disposal of the investment in Mountain Capital, LLC of $34,321 results from the de-consolidation of Mountain Capital, LLC which was wound up several years ago.

Effective December 31, 2013 the Company sold its entire shareholding in Crystal Magic, Inc to a third party for $1. This resulted in a gain of $1,186,686 consisting primarily of liabilities which are no longer reflected on the balance sheet of the Company, see commitments and contingent liabilities in note 17 below.

The profit realized on the disposal of Propell Shops, an operating division within the Company, resulted from the disposal of the intellectual Property, the trademarks and trade names and the website domain names of Propell Shops, less accrued liabilities of $4,586, for a consideration based on 10% of the net profit of Propell Shops, up to a maximum of $100,000, earned over the three years ended December 31, 2014, 2015 and 2016, respectively. No provision has been made for any future consideration due to the uncertainty thereof.

The disposal of the assets and investments mentioned above is represented by the following assets and liabilities

	Year ended December 31, 2013	Year ended December 31, 2012

Accounts payable	$372,090	$-
Other payables and accrued liabilities	4,585	-
Long term liabilities	848,916	-

	1,225,591	-
Proceeds on disposal	1	-
	$1,225,592	$-

F-22

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

14	INCOME TAXES

A reconciliation of the U.S. Federal statutory income tax rate to the effective income tax rate is as follows:

	Year ended December 31, 2013	Year ended December 31, 2012
	%	%
Tax expense at the federal statutory rate	34	34
State tax expense, net of federal tax effect	5	5
Permanent timing differences	(10)	-
Deferred income tax asset valuation allowance	(29)	(39)
	-	-

Significant components of the Company’s deferred income tax assets are as follows:

	December 31, 2013	December 31, 2012

Deferred income tax assets
Net operating losses	$3,100,000	$2,000,000
Valuation allowance	(3,100,000)	(2,000,000)
Net deferred tax income tax assets	$-	$-

The valuation allowance for deferred income tax assets as of December 31, 2013 and December 31, 2012 was $3,100,000 and $2,000,000, respectively. The net change in the deferred income tax assets valuation allowance was an increase of $1,100,000 and $170,000 for Fiscal 2013 and 2012, respectively.

As of December 31, 2013, the prior three years remain open for examination by the federal or state regulatory agencies for purposes of an audit for tax purposes.

Our net operating loss carry-forwards of $7,900,000 begin to expire in 2029 and continue to expire through 2033. In assessing the realizability of deferred income tax assets, management considers whether or not it is more likely than not that some portion or all deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment.

The Company’s ability to utilize the operating loss carry-forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, if future changes in ownership occur

F-23

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

15	NET LOSS PER SHARE

Basic loss per share is based on the weighted-average number of common shares outstanding during each period. Diluted loss per share is based on basic shares as determined above plus common stock equivalents, including convertible preferred shares and convertible notes as well as the incremental shares that would be issued upon the assumed exercise of in-the-money stock options using the treasury stock method. The computation of diluted net loss per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share. For the year ended December 31, 2013 all stock options, convertible preferred stock and convertible notes were excluded from the computation of diluted net loss per share. Dilutive shares which could exist pursuant to the exercise of outstanding stock instruments and which were not included in the calculation because their affect would have been anti-dilutive are as follows:

	Year ended December 31, 2013 (Shares)	Year ended December 31, 2012 (Shares)

Options to purchase shares of common stock	11,452,960	-
Convertible preferred shares	38,875,000	-
Convertible long term notes	19,443,750	-
Convertible short term notes*	-	-
	69,771,710	-

* Convertible short term notes have variable conversion pricing dependent upon share prices prior to conversion, see note 8 above.

As of December 31, 2013, short term notes with a principal amount outstanding of $743,278 are convertible into common shares at discounts ranging from 50% to 65% of average trading prices immediately prior to conversion. The closing share price as of December 31, 2013 was $0.22. Certain of these short-term notes, with a principal amount outstanding of $65,000 have a floor conversion price of $0.05 per share. Certain of these short-term notes with a principal amount outstanding of $342,128 have capped conversion prices ranging from $0.33 per share to $0.65 per share. The remainder of the short-term notes do not have a floor or a capped conversion price.

16	RELATED PARTY TRANSACTIONS

There are no material or disclosable related party transactions.

F-24

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

17	COMMITMENTS AND CONTINGENCIES

The Company is obligated, in terms of an agreement entered into with a third party on August 22, 2013, which requires the payment of a success fee for any funds raised on behalf of the Company. The success fee consisted of two components; i) a cash component of 10% of any funds raised, and ii) the issue of restricted common stock in the ratio of 14,000 shares for each $100,000 raised, or fraction thereof.

In terms of this agreement, an amount of $175,000 was raised from two short-term convertible note holders, resulting in the payment of a $17,500 cash success fee and the obligation to issue 24,500 shares of restricted common stock. This issuance of this stock has been approved by our Board of Directors but has not taken place as yet.

The Company entered into an Agreement with an Investor Relations entity (“IR Entity”) on December 13, 2013 (“the effective date”), whereby the IR Entity will provide investor relations services for a period of one year from the effective date for a consideration consisting of the following; i) a cash consideration of $2,500 per month and, ii) the issue of 174,600 shares of common stock, issued as follows; 43,650 shares on conclusion of the agreement and a further 130,950 shares over the nine month period January to September 2014. The issuance of stock has not taken place as yet.

The Company disposed of its Crystal Magic, Inc. subsidiary effective December 31, 2013. In terms of the sale agreement entered into by the Company, the purchaser has been indemnified against all liabilities whether contingent or otherwise, claimed by third parties, this includes claims by creditors of the Company amounting to $372,090 and claims against long-term liabilities of $848,916. Management does not consider it likely that these claims will materialize and accordingly no provision has been made for these contingent liabilities.

The Company leases approximately 2,300 square feet of office space in Houston, Texas for a one year lease which started February 1, 2013 and expires January 31, 2014 for $2,200 per month.

The Company sub-leases approximately 748 square feet of loft space in Houston, Texas from a related party for a one year lease which started January 24, 2013 and expires January 31, 2014 for $1,675 per month.

The minimum commitments due under the amended license agreement entered into on January 30, 2013, for the next five years, are summarized as follows:

Amount

2014	$150,000
2015	700,000
2016	1,000,000
2017	1,000,000
2018	1,000,000
$3,850,000

18	SUBSEQUENT EVENTS

On January 16, 2014, the Company exercised its call right on the Gel Properties “back end” notes issued on July 30, 2013, each note having a face value of $50,000 (the “Convertible Notes”) in exchange for two $50,000 “back end” notes (the “Back End Notes”). The Back End Notes are due and payable on June 1, 2014 and August 1, 2014 respectively. The Convertible Notes are convertible into common stock of the Company and each bear interest at the rate of 6% per annum, which interest is payable in common stock. The conversion price, as well as the formula for determining the number of shares needed to pay the interest on the note, is 65% of the lowest closing price for any five trading days prior to conversion or payment of interest. The holder may only convert the note following the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933. Payments of interest (in common stock pursuant to the formula outlined above) are made upon demand by the holder at any time at the holder’s discretion following the expiration of the requisite Rule 144 holding period. The Convertible Notes are redeemable by the Company at any time at a premium over the principal amount due of 50%.

On January 22, 2014, the Company entered into a consultancy agreement with a consultant whereby the consultant agreed to provide the Company business consulting services for a period of one year. The consultant will be issued 500,000 shares of Common Stock of the Company as the total compensation due under this consulting agreement.

On March 14, 2014, the Company amended its articles of incorporation by designating 500,000 of the remaining 5,000,000 undesignated preferred shares (see note 11 above) as Series B Convertible, Redeemable Preferred Stock (“Series B Shares”).

The terms attached to the Series B Shares are summarized below:

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other preferred stock of the Company and subordinate to any distribution to the Series A-1 Shares, and prior and in preference to any distribution of any assets of the Company to the holders of the Common Stock, the amount of 120% of the issue price per share (the "Liquidation Preference").

F-25

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

18 SUBSEQUENT EVENTS (continued)

Dividends

(a)	The holders of the Series B Shares shall be entitled to receive cumulative dividends at the rate of eight percent (8%) per annum of the issue price per share, accrued daily and payable annually in arrears on December 31st of each year (“Dividend Date”). Such dividends shall accrue on any given share from the day of original issuance of such share. Such dividends shall be cumulative, whether or not declared by the Board of Directors, but shall be non-compounding.

(b)	Any dividend payable on a dividend payment date may be paid, at the option of the Company, either (i) in cash or (ii) in shares of common stock at an issue price of $0.10 per common share.

(c)	Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law.

(d)	In the event that pursuant to applicable law or contract the Company shall be prohibited or restricted from paying in cash the full dividends to which the holders of the Series B Shares shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series B Shares ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series B Shares shall be payable in cash.

Conversion

 The holders of the Series B Preferred Shares shall have conversion rights as follows:

(a)	Each share of the Series B Shares shall be convertible at any time prior to the issuance of a redemption notice by the Company into such number of shares of Common Stock by dividing the Stated value ($10) of the Series B Share by $0.10 and shall be subject to adjustment for dividends or distributions made in common stock, the issue of securities convertible into common stock, stock splits, reverse stock splits, or reclassifications of common stock. No adjustments will be made to the conversion rights or conversion price for any reorganization other than to be entitled to receive the same benefits as if the shares were converted immediately prior to such reorganization. No conversion will take place if the holder of the Series B Shares will beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after conversion. As of the date hereof, each Series B Share converts into 100 shares of common stock.

(b)	The conversion right of the holders of Series B Shares shall be exercised by the surrender of the certificates representing shares to be converted to the Company, accompanied by written notice electing conversion.

(c)	No fractional shares of Common Stock or script shall be issued upon conversion of Series B Shares. The Company shall pay a cash adjustment in respect to such fractional interest based upon the fair value of a share of Common Stock, as determined in good faith by the Company’s Board of Directors.

(d)	All shares of Common Stock issued upon conversion of Series B Shares will upon issuance be validly issued, fully paid and non-assessable. All certificates representing Series B Shares surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of preferred stock of the Company.

No Circumvention

The Company shall not amend its certificate of incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by the Company.

Voting Rights

Each holder of Series B Shares shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to votes equal to the number of shares of Common Stock into which Series B Shares could be converted, and (b) the holders of shares of Series B Shares and Common Stock shall vote together as a single class on all matters submitted to the stockholders of the Company.

Company Redemption

The Company shall have the right, at any time after the date the Series B Shares have been issued, to redeem all or a portion of any Holder's Series B Shares at a price per Series B Share equal to the issue price per Series B Share multiplied by 120%.

F-26

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(A Development Stage Enterprise)

18 SUBSEQUENT EVENTS (continued)

Subsequent to year end, on March 27, 2014, we entered into a Securities Purchase Agreement with an individual, pursuant to which the individual agreed to purchase and we agreed to sell 75,000 Series B Shares at an issue price of $10 per share for net proceeds of $750,000. Of the total proceeds of $750,000, $550,000 was received on deposit, prior to the issuance of the Series B Preferred shares.

The proceeds received above, were used to repurchase the following convertible notes outstanding (Refer note 8 above):

i.	On February 7, 2014, the unsecured promissory note issued to Asher Enterprises on July 29, 2013 with a face value of $53,000, was repaid for $73,687, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

ii.	On February 10, 2014, the unsecured promissory note issued to Gel Properties on July 30, 2013 with a face value of $52,500, was repaid for $72,538, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

iii.	On February 21, 2014, the unsecured promissory note issued to Asher Enterprises on September 4, 2013 with a face value of $42,500 was repaid for $58,884, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

iv.	On March 6, 2014, the funds of $50,000 borrowed on December 9, 2013 under the unsecured promissory note for $275,000, including interest, original issue discount and fees, amounting to a total of $64,960, was repaid for $58,000 before the once-off interest charge of $6,960 came into effect. The Company has no further obligations under this note.

v.	On March 11, 2014, one of the two $50,000 unsecured “back end” promissory note exercised on January 16, 2014, was repaid for $62,950, inclusive of interest and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

vi.	On March 28, 2014, the unsecured promissory note issued to Asher Enterprises on October 3, 2013 with a face value of $32,500 was repaid for $45,086, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

vii.	On March 31, 2014, the unsecured promissory note issued to LG Capital Funding, LLC, with a face value of $51,500 was repaid for $95,172, inclusive of interest, original issue discounts and early settlement penalty accrued thereon. The Company has no further obligations under this note.

On January 7 and 21, February 10 and 27 and March 26, 2014, funds of $125,000, borrowed from JMJ Financial under an unsecured promissory note for $275,000, including interest, original issue discount and fees, amounting to a total of $162,400 was converted into a total of 1,766,957 Common shares of the Company, see note 8 above.

On March 12 and 17, 2014, funds of $50,000 borrowed from Vista Capital under an unsecured promissory note for $250,000, including interest, original issue discount and fees, amounting to a total of $61,600, was converted into 720,690 Common shares of the Company, see note 8 above.

During March 2014, we amended the perpetual royalty bearing license agreement in place with Novas Energy Group Limited, granting us the exclusive right to develop, use, market and commercialize the Technology under the license agreement for ourselves and/or third parties, sublicense and provide services to third parties related to the license agreement in the United States and Mexico including all of its states, districts, territories, possessions and protectorates. The amended license agreement also provides Novas with the right to design and have manufactured the apparatus and to make modifications and improvements to the Technology provided that the Licensor is provided a non-exclusive license to any such improvements and modifications and any patent rights of Novas related to the Technology.  The license is limited to the United States and Mexico.

In terms of the license agreement, we are liable to pay the licensor a royalty equal to seven and a half percent (7.5%) of Net Service Sales (as defined in the license agreement) and Non-Royalty Sublicensing Consideration (as defined in the license agreement) and provides for a minimum royalty payment of $500,000 per year from United States operations and $500,000 per year from Mexican operations; however, no minimum royalty payment is due prior to the three year anniversary of the license agreement for revenue derived from the United States operations and no minimum royalty is due prior to December 31, 2015 for revenue derived from Mexico. All royalty payments made by us as well as sublicensing revenue paid by us to Licensor are credited towards the minimum royalty payment. Royalties based on revenue derived from operations in one territory can be used to satisfy obligations for minimum royalty payments in the other territory. If the minimum royalty is not timely paid, the Licensor has the right to terminate the license with respect to a particular territory and if the minimum royalty payment for both territories is not paid, to terminate the license agreement.

We are also obligated to pay a license fee of $150,000 on or prior to June 30, 2014 for the additional rights under the amended license agreement. The Licensor is responsible for the cost of filing prosecuting and maintaining the patents and we are responsible for costs of obtaining marketing approvals.   The Licensor has the right to terminate the license agreement upon our breach or default.  If Licensor dissolves, becomes insolvent or engages in or is the subject of any other bankruptcy proceeding then the technology and patent rights in the United States shall become our property.

The minimum commitments due under the license agreement for the next five years are summarized as follows:

Amount

2014	$150,000
2015	700,000
2016	1,000,000
2017	1,000,000
2018	1,000,000
$3,850,000

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2013 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than as set forth above.

F-27

PROPELL TECHNOLOGIES GROUP, INC.

TABLE OF CONTENTS

June 30, 2014

F-28

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current Assets
Cash	$364,197	$28,423
Accounts receivable	15,000	-
Prepaid expenses and other current assets	10,073	17,104
Total Current Assets	389,270	45,527

Non-Current assets
Plant and Equipment, net	183,758	122,381
Intangibles, net	332,500	-
Deposits	2,200	2,200
Total non-current assets	518,458	124,581
Total Assets	$907,728	$170,108
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$249,813	$186,576
Accrued liabilities and other payables	328,589	60,093
Notes payable	63,000	3,000
Convertible notes payable, net	44,418	668,887
Derivative financial liabilities	16,104	237,799
Total Current Liabilities	701,924	1,156,355
Long Term Liabilities
Notes Payable	110,464	106,532
Convertible notes payable, net	16,640	181,519
Accrued liabilities and other payables	200,000	-
Total Long Term Liabilities	327,104	288,051
Total Liabilities	1,029,028	1,444,406
Stockholders' Deficit
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 4,500,000 and 5,000,000 shares undesignated and unissued, respectively.	-	-
Series A-1 Convertible Preferred Stock, $0.001 par value; 5,000,000 shares designated, 3,887,500 issued and outstanding. (liquidation preference $311,000)	3,888	3,888
Series B Convertible, Redeemable Preferred Stock, $0.001 par value; 500,000 shares designated; 75,000 and 0 issued and outstanding (liquidation preference $900,000 and $0)	75	-
Common stock, $0.001 par value; 500,000,000 shares authorized, 236,444,772 and 205,297,714 shares issued and outstanding, respectively.	236,445	205,298
Additional paid-in capital	7,663,078	3,910,188
Accumulated deficit	(8,024,786)	(5,393,672)
Total Stockholders' Deficit	(121,300)	(1,274,298)
Total Liabilities and Stockholders' Deficit	$907,728	$170,108

See notes to unaudited condensed consolidated financial statements

F-29

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended, June 30, 2014	Three months ended June 30, 2013	Six months ended, June 30, 2014	Six months ended June 30, 2013

Net Revenues	$68,425	$11,360	$85,008	$14,257

Cost of Goods Sold	83,682	8,267	102,025	11,147

Gross (Loss)/Profit	(15,257)	3,093	(17,017)	3,110

Business development	-	-	-	18,052
Consulting fees	31,397	-	87,225	-
Research & development	-	20,093	-	38,145
Stock based compensation	497,327	412,624	1,122,724	665,669
Sales and Marketing	3,283	1,402	4,083	48,845
Professional Fees	91,381	164,473	135,033	265,929
General and administrative	184,504	148,459	346,390	586,850
Depreciation and amortization	20,758	8,270	25,349	13,570
Total Expenses	828,650	755,321	1,720,804	1,637,060

Loss from Operations	(843,907)	(752,228)	(1,737,821)	(1,633,950)

Other Income	-	(21)	-	4,845
Amortization of debt discount	(269,196)	(84,287)	(328,927)	(153,187)
Change in fair value of derivative liabilities	(59,133)	-	(397,611)	-
Interest Expense	(24,082)	(37,814)	(166,755)	(73,020)
	(352,411)	(122,122)	(893,293)	(221,362)

Loss before Provision for Income Taxes	(1,196,318)	(874,350)	(2,631,114)	(1,855,312)

Provision for Income Taxes	-	-	-	-

Net Loss	(1,196,318)	(874,350)	(2,631,114)	(1,855,312)

Deemed preferred stock dividend	-	-	(1,604,335)	-

Net loss to common stockholders	$(1,196,318)	$(874,350)	$(4,235,449)	$(1,855,312)

Net Loss Per Share – Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	(0.02)

Weighted Average Number of Shares Outstanding – Basic and Diluted	231,060,038	134,719,954	218,371,063	94,818,913

See notes to unaudited condensed consolidated financial statements

F-30

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE PERIOD JANUARY 1, 2014 TO JUNE 30, 2014

	Preferred Stock				Common Stock		Additional		Total
	Series A		Series B				Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2014	3,887,500	$3,888	-	$-	205,297,714	$205,298	$3,910,188	$(5,393,672)	$(1,274,298)

Conversion of notes and accrued interest thereon to common stock	-	-	-	-	27,112,225	27,112	1,440,591	-	1,467,703
Subscription for Series B Convertible, Redeemable Preferred Stock	-	-	75,000	75	-	-	749,925	-	750,000
Issuance of shares in terms of a private placement	-	-	-	-	3,503,333	3,503	521,997	-	525,500
Issuance of shares for services	-	-	-	-	531,500	532	141,398	-	141,930
Share issue expenses	-	-	-	-	-	-	(81,815)	-	(81,815)
Equity based compensation	-	-	-	-	-	-	980,794	-	980,794
Net loss for the six months ended June 30, 2014	-	-	-	-	-	-	-	(2,631,114)	(2,631,114)
Balance as of June 30, 2014	3,887,500	$3,888	75,000	$75	236,444,772	$236,445	$7,663,078	$(8,024,786)	$(121,300)

See notes to unaudited condensed consolidated financial statements

F-31

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended, June 30, 2014	Six months ended June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(2,631,114)	$(1,855,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	7,849	13,170
Amortization expense	17,500	400
Amortization of debt discount	328,927	153,187
Stock option compensation charge	980,794	661,669
Stock issued for services rendered	141,930	4,000
Derivative financial liability	397,611	-
Changes in Assets and Liabilities
Accounts receivable	(15,000)	(862)
Prepaid expenses	7,031	(5,879)
Accounts payable	63,237	72,284
Accrued liabilities and other payables	118,496	-
Accrued interest	36,002	73,054
Cash Used in Operating Activities	(546,737)	(884,289)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(69,226)	(6,119)
NET CASH USED IN INVESTING ACTIVITIES	(69,226)	(6,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributed Capital	-	911,500
Proceeds on Series B Preferred stock issued	750,000	-
Proceeds on common stock issued, net of issue expenses	443,685	-
Repayment of notes	(401,948)	-
Proceeds from notes payable and advances	160,000	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	951,737	911,500

NET INCREASE IN CASH	335,774	21,092
CASH AT BEGINNING OF PERIOD	28,423	70
CASH AT END OF PERIOD	$364,197	$21,162

CASH PAID FOR INTEREST AND TAXES:
Cash paid for income taxes	$-	$1,500
Cash paid for interest	$130,753	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Licenses acquired not yet paid for	$350,000	$-
Assets acquired in reverse merger	$-	$2,658
Liabilities acquired in reverse merger	$-	$1,447,091
Contributed assets	$-	$37,301
Conversion of debt to equity	$746,000	$9,750
Conversion of interest on debt to equity	$102,397	$-

See notes to unaudited condensed consolidated financial statements

F-32

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1	ORGANIZATION AND DESCRIPTION OF BUSINESS

a)	Organization

Propell Technologies Group, Inc. (formerly known as Propell Corporation) (the “Company”), is a Delaware corporation originally formed on January 29, 2008 as CA Photo Acquisition Corp. On April 10, 2008 Crystal Magic, Inc. (“CMI”), a Florida Corporation, merged with an acquisition subsidiary of Propell’s, and the Company issued an aggregate of 180,000 shares to the former shareholders of CMI. On May 6, 2008, the Company acquired both Mountain Capital, LLC (doing business as Arrow Media Solutions) (“AMS”) and Auleron 2005, LLC (doing business as Auleron Technologies) (“AUL”) and made each a wholly owned subsidiary and issued a total of 41,897 shares of the Company’s common stock to the members of Mountain Capital, LLC and a total of 2,722 shares of the Company’s common stock to the members of AUL. In 2010 AUL and AMS were dissolved and the operations of CMI were discontinued. On February 4, 2013, the Company entered into a Share Exchange Agreement with Novas Energy (USA), Inc. (“Novas”) whereby the Company exchanged 100,000,000 shares of its common stock for 100,000,000 shares of common stock in Novas. After the consummation of the share exchange, Novas became a wholly owned subsidiary of the Company. As a result of the share exchange the shareholders of Novas obtained the majority of the outstanding shares of the Company. As such, the exchange is accounted for as a reverse merger or recapitalization of the Company and Novas was considered the acquirer for accounting purposes.

b)	Description of the business

The Company, through its wholly owned subsidiary, Novas, is an innovative technology and services company whose aim is to radically improve oil production by introducing modern and innovative technologies. Novas has a unique and patent pending, Plasma-Pulse Treatment (“PPT”) technology, which is a new Enhanced Oil Recovery methodology and process that has been developed to be environmentally friendly, mobile, time efficient and extremely cost effective. PPT has the potential to drive new and renewed revenue for energy producers and become a new standard for the entire petroleum industry.

2	ACCOUNTING POLICIES AND ESTIMATES

a)	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, these unaudited condensed financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments (consisting only of normal recurring adjustments), which we consider necessary, for a fair presentation of those financial statements. The results of operations and cash flows for the three months and six months ended June 30, 2014 may not necessarily be indicative of results that may be expected for any succeeding quarter or for the entire fiscal year. The information contained in this quarterly report on Form 10-Q should be read in conjunction with our audited financial statements included in our annual report on Form 10-K as of and for the year ended December 31, 2013 as filed with the Securities and Exchange Commission (the “SEC”).

Significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 of our annual report on Form 10-K as of December 31, 2013.

The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. Actual results could differ from those estimates and judgments. In particular, significant estimates and judgments include those related to: the estimated useful lives for plant and equipment, the fair value of warrants and stock options granted for services or compensation, estimates of the probability and potential magnitude of contingent liabilities, derivative liabilities, the valuation allowance for deferred tax assets due to continuing operating losses, those related to revenue recognition and the allowance for doubtful accounts.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

All amounts referred to in the notes to the unaudited consolidated financial statements are in United States Dollars ($) unless stated otherwise.

b)	Principles of Consolidation

The unaudited consolidated financial statements include the financial statements of the Company and its subsidiary in which it has a majority voting interest. All significant inter-company accounts and transactions have been eliminated in the unaudited consolidated financial statements. The entities included in these unaudited consolidated financial statements are as follows:

Propell Technologies Group, Inc. – Parent Company

Nova Energy USA Inc.

F-33

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

c)	Contingencies

Certain conditions may exist as of the date the unaudited consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

d)	Fair Value of Financial Instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses, deposits, accounts payable, accrued liabilities, notes payable, and convertible notes payable approximate fair value due to the relatively short period to maturity for these instruments. The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

e)	Risks and Uncertainties

The Company's operations will be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated, including the potential risk of business failure. The recent global economic crisis has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions not only limit the Company’s access to capital, but also make it difficult for its customers, vendors and the Company to accurately forecast and plan future business activities.

The Company’s operations are carried out in the USA and Mexico. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the USA and Mexico and by the general state of those economies. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

F-34

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

f)	Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. The update gives entities a single comprehensive model to use in reporting information about the amount and timing of revenue resulting from contracts to provide goods or services to customers. The proposed ASU, which would apply to any entity that enters into contracts to provide goods or services, would supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, the update would supersede some cost guidance included in Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts. The update removes inconsistencies and weaknesses in revenue requirements and provides a more robust framework for addressing revenue issues and more useful information to users of financial statements through improved disclosure requirements. In addition, the update improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity—which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods within that reporting period.

We have elected to adopt the provisions of this ASU early, accordingly all of the past disclosures and presentations on development stage accounting have been eliminated.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation ( Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The effective date is the same for both public business entities and all other entities.

Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

F-35

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

g)	Reporting by Segment

No segmental information is presented as the Company has disposed of its historical virtual trading store business which had minimal revenues. The Company is focusing on developing its Novas Energy, Plasma Pulse Technology for the petroleum industry.

Revenues to date are insignificant.

h)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At June 30, 2014 and December 31, 2013, respectively, the Company had no cash equivalents.

The Company minimizes credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At June 30, 2014 the Federally insured limit was exceeded by $114,197, at December 31, 2013, the balance did not exceed the federally insured limit.

i)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Revisions to the allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense. Receivables deemed uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. There were no recoveries during the period ended June 30, 2014.

j)	Inventory

The Company had no inventory as of June 30, 2014 and December 31, 2013.

k)	Plant and Equipment

Plant and equipment is stated at cost, less accumulated depreciation. Plant and equipment with costs greater than $1,000 are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Life
Office equipment and furniture	2 years
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease
Plant and equipment	2 to 3 years

The cost of repairs and maintenance is expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

l)	Intangibles

All of our intangible assets are subject to amortization. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Where intangibles are deemed to be impaired we recognize an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

i) License Agreements

License agreements acquired by the Company are reported at acquisition value less accumulated amortization and impairments.

ii) Amortization

Amortization is reported in the income statement on a straight-line basis over the estimated useful life of the intangible assets, unless the useful life is indefinite. Amortizable intangible assets are amortized from the date that they are available for use. The estimated useful life of the license agreement is five years which is the expected period for which we expect to derive a benefit from the underlying license agreements

F-36

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

m)	Long-Term Assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

n)	Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the service is completed without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

o)	Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments is recorded in operating expenses in the unaudited consolidated statement of operations.

p)	Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A full valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of June 30, 2014, there have been no interest or penalties incurred on income taxes.

q)	Net Loss per Share

Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net loss per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net loss per share are excluded from the calculation (See Note 14, below).

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common shares at the average market price during the period.

Dilution is computed by applying the if-converted method for convertible preferred shares. Under this method, convertible preferred stock is assumed to be converted at the beginning of the period (or at the time of issuance, if later), and preferred dividends (if any) will be added back to determine income applicable to common stock. The shares issuable upon conversion will be added to weighted average number of common shares outstanding. Conversion will be assumed only if it reduces earnings per share (or increases loss per share).

Any common shares issued as a result of the issue of stock options and warrants would come from newly issued common shares from our remaining authorized shares.

r)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net loss.

s)	Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company, or own in aggregate, on a fully diluted basis 5% or more of the Company’s stock. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

F-37

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3	GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $2,631,114 during the six months ended June 30, 2014. As of June 30, 2014, the Company had an accumulated deficit of $8,024,786. The Company had a working capital deficiency of $312,654, including a non-cash derivative liability of $16,104 as of June 30, 2014. These operating losses and working capital deficiency create an uncertainty about the Company’s ability to continue as a going concern. Although no assurances can be given, management of the Company believes that potential additional issuances of equity or other potential financing will provide the necessary funding for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is economically dependent upon future capital contributions or financing to fund ongoing operations.

Management continues to seek funding to pursue its business plans. Such funding may be obtained in the form of debt or equity financing, debt/equity hybrid instruments such as convertible debt, or a combination thereof. As such, the Company could incur additional leverage on its balance sheet and/or significant dilution of the current shareholders. There can be no assurance that the Company will be successful in obtaining the financing or funding necessary to continue as a going concern.

4	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013

Prepaid equipment rental	$-	$1,533
Prepaid insurance	7,686	10,848
Prepaid professional fees	2,072	4,144
Other	315	579
	$10,073	$17,104

5	PLANT AND EQUIPMENT

Plant and Equipment consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013

Capital work in progress	$170,720	$105,000
Furniture and equipment	26,643	26,643
Field equipment	19,626	16,120
Computer equipment	1,500	3,041
Total cost	218,489	150,804
Less: accumulated depreciation	(34,731)	(28,423)
Property and equipment, net	$183,758	$122,381

Depreciation expense was $7,849 and $13,170 for the six months ended June 30, 2014 and 2013, respectively.

F-38

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6	INTANGIBLES

Licenses

Novas licenses the “Plasma-Pulse Technology” from Novas Energy Group Limited, the Licensor, pursuant to the terms of an exclusive perpetual royalty bearing license it entered into in January 2013, which was amended on March, 2014. The amended license agreement provides Novas with the exclusive right to develop, use, market and commercialize the Technology for itself and/or third parties, sublicense and provide services to third parties related to the Technology in the United States and Mexico including all of its states, districts, territories, possessions and protectorates. The amended license agreement also provides Novas with the right to design and have manufactured the apparatus and to make modifications and improvements to the Technology provided that the Licensor is provided a non-exclusive license to any such improvements and modifications and any patent rights of Novas related to the Technology. The license is limited to the United States and Mexico. It also provides that Novas will pay the Licensor royalties equal to seven and a half percent (7.5%) of Net Service Sales (as defined in the license agreement) and Non-Royalty Sublicensing Consideration (as defined in the license agreement) and provides for a minimum royalty payment of $500,000 per year from United States operations and $500,000 per year from Mexican operations; however, no minimum royalty payment is due prior to the three year anniversary of the license agreement for revenue derived from the United States operations and no minimum royalty is due prior to December 31, 2015 for revenue derived from Mexico. Revenue derived from operations in one territory can be used to satisfy obligations for minimum royalty payments in the other territory. All royalty payments made by Novas as well as sublicensing revenue paid by Novas to the Licensor are credited towards the minimum royalty payment. If the minimum royalty is not timely paid, the Licensor has the right to terminate the license with respect to a particular territory and if the minimum royalty payment for both territories is not paid, to terminate the license agreement. Novas was obligated to pay an initial license fee of $150,000 on or prior to June 30, 2014, this fee was subsequently waived by the Licensor with effect from July 30, 2014, and an additional $200,000 on or prior to June 30, 2015 for the additional rights under the amended license agreement. The Licensor is responsible for the cost of filing prosecuting and maintaining the patents and Novas is responsible for costs of obtaining marketing approvals. The Licensor has the right to terminate the license agreement upon Novas’ breach or default. If the Licensor dissolves, becomes insolvent or engages in or is the subject of any other bankruptcy proceeding then the technology and patent rights in the United States shall become our property.

Intangibles consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013

License agreements	$350,000	$-
Website development	8,000	8,000
Total cost	358,000	8,000
Less: accumulated amortization	(25,500)	(8,000)
Intangibles, net	$332,500	$-

Amortization expense was $17,500 and $400 for the six months ended June 30, 2014 and 2013, respectively.

The minimum commitments due under the license agreement for the next five years are summarized as follows:

Amount

2015	700,000
2016	1,000,000
2017	1,000,000
2018	1,000,000
$3,700,000

F-39

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Short-term
Payroll liabilities	$75,104	$55,918
Accrued Royalties	1,758	1,758
License fees payable	150,000	-
Deferred Revenues payable on contract cancellation	100,000	-
Other	1,727	2,417
	328,589	60,093
Long-term
License fees payable	200,000	-

Total Accrued Liabilities and other payables	$528,589	$60,093

8	DEFERRED REVENUE

Novas entered into an agreement with a third party to provide oil recovery services in Mexico for an initial period of twenty four months, which may be extended at the option of Novas based upon the attainment of a minimum number of well treatments. The revenue invoiced in terms of this agreement consisted of a limited time technology license fee, administrative fees, cost recovery fees and consumable usage fees. These fees, other than cost recovery fees, were initially to be recognized over the initial term of the agreement, cost recovery fees were recognized as the expense was incurred.

On May 30, 2014 we cancelled this agreement due to the inability of the third party to execute under the agreement. We have reversed all deferred revenue and included in accrued liabilities an additional liability for $100,000 (Refer note 7 above), the amount that we have agreed to reimburse to the third party after deduction of the reasonable negotiated expenses we incurred under the project.

9	NOTES PAYABLE

Notes payable consisted of the following as of June 30, 2014 and December 31, 2013:

Description	Interest Rate	Maturity	June 30, 2014	December 31, 2013

Short-Term
Owl Holdings	-	-	$3,000	$3,000
Strategic IR	-	-	60,000	-
Total Short-Term Notes Payable			63,000	3,000

Long-Term
JAZ-CEH Holdings, LLC	7.5%	October 31, 2015	105,000	105,000
Accrued interest			5,464	1,532
Total Long-Term Notes Payable			110,464	106,532

Total Notes Payable			$173,464	$109,532

Owl Holdings

The note payable advanced by Owl Holdings to the Company has no interest rate and is repayable on demand.

Strategic IR

The notes payable advanced by strategic IR to the Company has no interest rate and is repayable on demand. This loan was repaid in full on July 2, 2014.

JAZ-CEH Holdings, LLC

In October 2013, Novas Energy USA, Inc, entered into an unsecured promissory note with JAZ-CEH Holdings LLC with a face value of $105,000. The note bears interest at 7.5% per annum and matures on October 31, 2015.

F-40

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10	SHORT-TERM CONVERTIBLE NOTES PAYABLE

Convertible Notes payable consisted of the following as of June 30, 2014 and December 31, 2013:

	Interest Rate	Maturity	June 30, 2014	December 31, 2013

Dart Union	6%	On demand	$-	$20,000
Dart Union	6%	On demand	-	25,000
Dart Union	6%	On demand	-	20,000
Accrued Interest			-	4,221
Total Dart Union			-	69,221

JMJ Financial	12%	July 1, 2014	-	97,440
JMJ Financial	12%	September 25, 2014	-	64,960
JMJ Financial	12%	December 8, 2014	-	64,960
Unamortized debt discount, fees and interest expense			-	(36,306)
Total JMJ Financial			-	191,054

Asher Enterprises	8%	May 1, 2014	-	53,000
Asher Enterprises	8%	June 6, 2014	-	42,500
Asher Enterprises	8%	July 7, 2014	-	32,500
Accrued Interest			-	3,545
Total Asher Enterprises			-	131,545

Gel Properties	6%	August 1, 2014	-	52,500
Gel Properties	6%	June 1, 2014	-	-
Gel Properties	6%	August 1, 2014	-	-
Accrued Interest			-	1,320
Total Gel Properties			-	53,820

Vista Capital Investments	12%	September 4, 2014	-	30,800
Vista Capital Investments	12%	December 18, 2014	-	30,800
Unamortized debt discount and interest expense			-	(9,544)
Total Vista Capital Investments			-	52,056

LG Capital Funding, LLC	12%	June 20, 2014	-	63,448
Unamortized debt discount and interest expense			-	(14,269)
Total LG Capital Funding, LLC			-	49,179

Tonaquint, Inc.	10%	October 11, 2014	48,150	155,650
Unamortized debt discount and interest expense			(3,732)	(33,638)
Total Tonaquint, Inc.			44,418	122,012

Total Short-Term Notes Payable			$44,418	$668,887

Dart Union

The convertible notes payable to Dart Union consisted of three convertible notes in the aggregate principal amount of $65,000. These notes were unsecured, bore interest at the rate of six percent (6%) per annum and were repayable on demand. The notes were convertible at a conversion price equal to the higher of $0.05 per share or a 50% discount to the 3-day average closing price of the Company’s Common Stock for the three (3) business days immediately preceding the date of a conversion request from the holder.

Effective April 1, 2014, the three convertible notes in the aggregate principal amount of $65,000 together with interest thereon of $5,183 totaling $70,183 were converted into 1,403,660 common shares at a conversion price of $0.02 per share.

F-41

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

JMJ Financial

On July 1, 2013, the Company borrowed $75,000 from JMJ Financial (“JMJ”) pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $10,440, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $12,000 and were added to the face value of the note. The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matured on July 1, 2014.

On January 7, 2014, January 21, 2014, February 10, 2014 and February 27, 2014, the $75,000 borrowed on July 1, 2013, including interest, original issue discount and fees, amounting to $97,440, was converted into an aggregate of 1,045,179 common shares of the Company at an average issue price of $0.09 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

On September 26, 2013, the Company borrowed $50,000 from JMJ pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $6,960, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $8,000 and were added to the face value of the note. The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on September 25, 2014.

On March 26, 2014, the funds of $50,000 borrowed on September 26, 2013, including interest, original issue discount and fees, amounting to a total of $64,960, was converted into 721,778 common shares of the Company at an issue price of $0.09 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

On December 9, 2013, the Company borrowed $50,000 from JMJ pursuant to an unsecured convertible promissory note. The terms of the note provided for no interest charge for 90 days and thereafter a once-off interest charge of 12%, amounting to $6,960, was added to the face value of the note. In addition, the note has an original issue discount of 10% and a closing and due diligence fee of 6% of the amount advanced; together these amounted to $8,000 and were added to the face value of the note. The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matures on December 8, 2014.

On March 6, 2014, the funds of $50,000 borrowed on December 9, 2013, including interest, original issue discount and fees, amounting to a total of $64,960, was repaid for $58,000 before the once-off interest charge of $6,960 came into effect.

The Company has no further obligations under this note.

JMJ may make further advances under the promissory note up to $275,000 (net $250,000 after an original issue discount of 10% or $25,000). Each note matures one year from the date of advance. The promissory note also requires payment of a closing and due diligence fee equal to 6% of the amount of each advance.

Asher Enterprises

On July 29, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $53,000, in exchange for $50,000 cash, net of $3,000 in legal fees. The note was convertible into common stock of the Company and bore interest at the rate of 8% per annum, which interest was payable in cash or common stock, at the election of the holder, and matured on May 1, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon was 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder could only convert the note following the expiration of 180 days from the date of issuance, July 29, 2013. The holder was not entitled to exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note could be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

F-42

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

Asher Enterprises (continued)

On February 7, 2014, the unsecured promissory note issued to Asher Enterprises on July 29, 2013 with a face value of $53,000, was repaid for $73,687, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On September 4, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $42,500, in exchange for $40,000 cash, net of $2,500 in legal fees. The note was convertible into common stock of the Company and bore interest at the rate of 8% per annum, which interest was payable in cash or common stock, at the election of the holder, and matured on June 6, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon was 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder could only convert the note following the expiration of 180 days from the date of issuance, September 4, 2013. The holder was not entitled to any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note could be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

On February 21, 2014, the unsecured promissory note issued to Asher Enterprises on September 4, 2013 with a face value of $42,500 was repaid for $58,884, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On October 3, 2013, the Company issued an unsecured convertible note to Asher Enterprises with a face value of $32,500, in exchange for $30,000 cash, net of $2,500 in legal fees. The note was convertible into common stock of the Company and bore interest at the rate of 8% per annum, which interest was payable in cash or common stock, at the election of the holder, and matured on July 7, 2014. The conversion price, as well as the formula for determining the number of shares needed to repay the note and any interest thereon was 58% of the average of the lowest closing price for any three trading days during the last ten day trading period prior to conversion or payment of interest. The holder could only convert the note following the expiration of 180 days from the date of issuance, October 3, 2013. The holder was not entitled to any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. This note may be prepaid by the Company from the date of issuance to 180 days after issuance date at a prepayment penalty ranging from 112% to 135% of the balance outstanding, including interest thereon, dependent upon the age of the note.

On March 28, 2014, the unsecured promissory note issued to Asher Enterprises on October 3, 2013 with a face value of $32,500 was repaid for $45,086, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

Gel Properties

On July 30, 2013, the Company issued a convertible note, face value $52,500, in exchange for $50,000 cash, net of $2,500 in legal fees. The note was convertible into common stock of the Company and bore interest at the rate of 6% per annum, which interest was payable in common stock, and matured on August 1, 2014. The conversion price, as well as the formula for determining the number of shares needed to pay the interest on the note, was 65% of the lowest closing price for any five trading days prior to conversion or payment of interest. The holder could only convert the note following the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933. Payments of interest (in common stock pursuant to the formula outlined above) was to be made upon demand by the holder at any time in the holder’s discretion following the expiration of the requisite Rule 144 holding period. The note was redeemable by the Company at any time within 6 months from the date of issuance, July 30, 2013, at a 20% premium over the principal amount due within the first 30-days, which premium escalates by 3% every 30 days to a maximum of 35%.

On February 10, 2014, the unsecured promissory note issued to Gel Properties on July 30, 2013 with a face value of $52,500, was repaid for $72,538, inclusive of interest, fees and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

F-43

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

Gel Properties (continued)

On July 30, 2013, the Company issued two convertible notes, each having a face value of $50,000 (the “Convertible Notes”) in exchange for two $50,000 “back end” notes (the “Back End Notes”). The Back End Notes were secured by a pledge account which had an aggregate appraised value of not less than $100,000. The Back End Notes were due and payable on June 1, 2014 and August 1, 2014 respectively. The Convertible Notes were convertible into common stock of the Company and each bore interest at the rate of 6% per annum, which interest was payable in common stock, and matured on August 1, 2015. The conversion price, as well as the formula for determining the number of shares needed to pay the interest on the note, was 65% of the lowest closing price for any five trading days prior to conversion or payment of interest. The holder could only convert the note following the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933. Payments of interest (in common stock pursuant to the formula outlined above) was to be made upon demand by the holder at any time at the holder’s discretion following the expiration of the requisite Rule 144 holding period. The Convertible Notes were redeemable by the Company at any time at a premium over the principal amount due of 50%. The Company had the right to call and not allow funding of the Back End Notes by offsetting the Convertible Notes against the Back End Notes. In consideration of this call right the Company issued 12,500 shares of its common stock to the issuer of the Back End Notes. The shares were held in escrow to be released if the Company elects, prior to April 1, 2014, to call the Back End Notes.

On January 16, 2014, the two $50,000 “back end” notes were exercised for proceeds of $95,000, net of $5,000 in legal fees.

On March 11, 2014, one of the two $50,000 secured “back end” promissory note exercised on January 16, 2014, was repaid for $62,950, inclusive of interest and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

On April 11, 2014, the second $50,000 secured “back end” promissory note was repaid for $65,708, inclusive of interest and an early settlement penalty accrued thereon. The Company has no further obligations under this note.

Vista Capital Investments

On September 5, 2013, the Company borrowed $25,000 from Vista Capital Investments (“Vista”) pursuant to an unsecured convertible promissory note. The terms of the note provided for a once-off interest charge of 12% amounting to $3,300 added to the face value of the note. In addition, the note had an original issue discount of 10% of the amount advanced which amounted to $2,500 and was added to the face value of the note. The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.33 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matured on September 5, 2014. The holder was not entitled to exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Note was redeemable by the Company within 90 days of the issuance date, after a 10 day notice period, in which notice period the holder could elect to exercise the conversion feature of the note, at a premium over the principal amount due of 50%, plus any interest earned thereon. As long as the note was outstanding, the holder, at its option, had the right to adopt any future, more favorable financing or conversion terms on any subsequent financings conducted by the Company or any of its subsidiaries.

On March 12, 2014, the funds of $25,000 borrowed on September 5, 2013, including interest, original issue discount and fees, amounting to a total of $30,800, was converted into 366,667 Common shares of the Company at an issue price of $0.084 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

On December 19, 2013, the Company borrowed $25,000 from Vista pursuant to an unsecured convertible promissory note. The terms of the note provided for a once-off interest charge of 12% amounting to $3,300 added to the face value of the note. In addition, the note had an original issue discount of 10% of the amount advanced which amounted to $2,500 and was added to the face value of the note. The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.33 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matured on December 18, 2014. The holder was not entitled to exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Note was redeemable by the Company within 90 days of the issuance date, after a 10 day notice period, in which notice period the holder could elect to exercise the conversion feature of the note, at a premium over the principal amount due of 50%, plus any interest earned thereon. As long as the note was outstanding, the holder, at its option, had the right to adopt any future, more favorable financing or conversion terms on any subsequent financings conducted by the Company or any of its subsidiaries.

F-44

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10	SHORT-TERM CONVERTIBLE NOTES PAYABLE (continued)

Vista Capital Investments (continued)

On March 17, 2014, the funds of $25,000 borrowed on December 19, 2013, including interest, original issue discount and fees, amounting to a total of $30,800, was converted into 354,023 Common shares of the Company at an issue price of $0.087 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

Vista may make further advances under the promissory note up to $250,000 (net $225,000 after an original issue discount of 10% or $25,000). Each note matures one year from the date of advance.

LG Capital Funding, LLC

On October 10, 2013, the Company received, a net $45,000 from LG Capital Funding, LLC (“LG”), after the payment of a $5,000 commission to a third party and legal fees amount to $1,500, pursuant to an unsecured convertible promissory note with a face value of $51,500. The terms of the note provided for an original issue discount of 10% amounting to $5,150 and no interest charge for 90 days, thereafter a once-off interest charge of 12% amounting to $6,798 was added to the face value of the note. . The note was convertible into common stock at any time, at the holder’s option, in whole or in part, at a conversion price equal to the lesser of $0.65 or 60% of the lowest trade price in the 25 trading days prior to conversion. The note matured on June 20, 2014. The holder was not entitled to exercise any conversion right that would result in the holder owning more than 4.99% of the Company’s common stock. The Convertible Note was redeemable by the Company within 90 days of the issuance date, after a 3 day notice period, in which notice period the holder could elect to exercise the conversion feature of the note, at a premium over the principal amount due of 22%, plus any interest earned thereon, subject to the holders approval. The conversion price of the note had anti-dilutive provisions which would reduce the cap on the conversion price for any subsequent share issuances in certain circumstances. The Company had certain covenants which restricted it from the following; i) payment of dividends or other distributions, in cash or otherwise; ii) restrictions on stock repurchases; iii) the incurrence of debt other than in the ordinary course of business or to repay the note or borrowings not exceeding $1,000,000; iv) the sale of a significant portion of the assets outside of the ordinary course of business; and v) lend money unless committed to prior to this note, made in the ordinary course of business or in excess of $100,000, without the note holders consent.

On March 31, 2014, the unsecured promissory note issued to LG with a face value of $51,500 was repaid for $95,172, inclusive of interest, original issue discounts and early settlement penalty accrued thereon. The Company has no further obligations under this note.

Tonaquint, Inc.

On October 11, 2013, the Company received, a net $112,500 from Tonaquint, Inc. (“Tonaquint”), after the payment of a $12,500 commission to a third party, pursuant to a convertible promissory note, with a one-year maturity and a face value of $141,500, inclusive of an original issue discount and fees amounting to $16,500. There was no interest charge for the first 90 days and thereafter a once-off interest charge of 10% amounting to $14,150 was added to the face value of the note. The note was convertible into common stock six months after the issue date, at the holder’s option, in whole or in part, at a conversion price equal to 60% of the lowest trade price in the 25 trading days prior to conversion. The holder was not entitled to exercise any conversion right that would result in the holder owning more than 9.99% of the Company’s common stock. The Convertible Note was redeemable by the Company within 90 days of the issuance date at no penalty.

On April 11, 2014, May 1, 2014, May 20, 2014, June 4, 2014 and June 20, 2014, Tonaquint converted $107,500 of the note outstanding of $155,650 borrowed on October 11, 2013, including interest, original issue discount and fees into 885,683 Common shares of the Company at an average issue price of $0.12 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

Subsequent to June 30, 2014, on July 7, 2014 and July 28, 2014, Tonaquint converted the remaining $48,150 of the original note outstanding of $155,650 borrowed on October 11, 2013, including interest, original issue discount and fees into 397,893 Common shares of the Company at an average issue price of $0.1210 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

F-45

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11	DERIVATIVE FINANCIAL LIABILITY

Certain of the short-term convertible notes disclosed in note 10 above, had variable priced conversion rights with no fixed floor price and would re-price dependent on the share price performance over varying periods of time. This gave rise to a derivative financial liability, which was valued at $207,186 at inception of the convertible notes using a Black-Scholes valuation model. The value of this derivative financial liability is re-assessed at each financial reporting period, with any movement thereon recorded in the statement of operations in the period in which it is incurred or the convertible debt is converted into equity.

The value of the derivative financial liability was re-assessed during the six months ended June 30, 2014 and as of June 30, 2014 resulting in a net credit to the unaudited consolidated statement of operations of $227,499 and a net charge of $(619,307) for convertible debt converted to equity, totaling a net charge of $(397,611) for the six months ended June 30, 2014.

	June 30, 2014	December 31, 2013

Opening balance	$237,799	$-
Conversion of derivative liability for stock issued at a discount	(619,306)	-
Fair value adjustments to derivative financial liability	397,611	237,799
	$16,104	$237,799

The following assumptions were used in the Black-Scholes valuation model:

	Six months ended June 30, 2014	Year ended December 31, 2013
Stock price over the period	$0.14 – $0.50	$0.20 –$ 0.94
Risk free interest rate	0.11% to 0.13%	0.09% to 0.16%
Expected life of short-term notes payable	1 to 10 months	8 to 12 months
Expected volatility	119.45%	114.14%
Expected dividend rate	0%	0%

12	LONG-TERM CONVERTIBLE NOTES PAYABLE

Convertible Notes payable consisted of the following as of June 30, 2014 and December 31, 2013:

Description	Interest Rate	Maturity	June 30, 2014	December 31, 2013
Notes payable	6%	November 19, 2017	$39,375	$388,875
Accrued interest			3,955	95,124
Unamortized debt discount			(26,690)	(302,480)
Total long-Term Convertible Notes Payable			$16,640	$181,519

The convertible notes payable consist of notes issued to a number of private principals (“the Notes”). The Notes bear interest at the rate of 6% per annum and are due on November 19, 2017. The Notes are convertible into common stock at a fixed conversion price of $0.02 per share.

Effective April 1, 2014, convertible notes with an aggregate principle amount of $349,500 inclusive of interest thereon of $97,202 totaling $446,702 was converted into 22,335,124 common shares at a conversion price of $0.02 per share.

F-46

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13	STOCKHOLDERS’ DEFICIT

a)	Common Stock

The Company has authorized 500,000,000 common shares with a par value of $0.001 each, and issued and outstanding 236,444,772 shares of common stock as of June 30, 2014.

The following common shares were issued by the Company during the six months ended June 30, 2014:

i)

an aggregate of 27,112,225 shares of Common Stock to convertible note holders upon conversion of an aggregate of $1,467,703 of short and long-term convertible notes, inclusive of certain interest and, mark-to-market derivative adjustments thereon, at an average share price of $0.05 per share;

ii)	an aggregate of 531,500 Common shares issued to consultants and advisors for services at an average issue price of $0.27 per share, the market value of our common stock when the shares were issued.

iii)

In terms of a private placement agreement entered into on April 15, 2014 between the Company and a placement agent (“the placement agent”), the placement agent agreed to assist the Company in raising financing. The financing could be in the form of debt or equity funding offered to qualified investors only. Paulson will receive a fee of 10% of the gross proceeds raised together with a 3% expense recovery fee. In addition to this the placement agent is entitled to warrants equal to 15% of the total number of shares issued to the investors , on the same terms and conditions of those warrants issued to investors. After the completion of the last funding the Company is obligated to file an S-1 registration statement on Form S-1 registering the common stock issue in the offering and the common stock underlying the warrants within 60 days of the completion of the funding.

On June 27, 2014, pursuant to the private placement agreement and individual Securities Purchase Agreements entered into, new, qualified investors, acquired 3,503,333 Common units of the Company at a price of $0.15 per unit, each unit consisting of one share of Common Stock and a five year warrant exercisable for one half of a share of common stock at an exercise price of $0.25 per share, for net proceeds of $453,685 after deducting placement agent fees and other share issue expenses of $71,815. A further $10,000 was paid to the placement agent as fees in terms of the agreement.

Subsequent to June, 30, 2014, on August 1 and August 8, 2014, pursuant to the private placement agreement and individual Securities Purchase Agreements entered into, additional new, qualified investors, acquired a further 3,849,997 Common units of the Company at a price of $0.15 per unit, each unit consisting of one share of Common Stock and half a five year warrant exercisable for one share of common stock at an exercise price of $0.25 per share, for net proceeds of $502.425 after deducting placement agent fees of $75,075.

b)	Preferred Stock

The Company has 10,000,000 authorized preferred shares with a par value of $0.001 each with 5,000,000 preferred shares designated as Series A-1 Convertible Preferred Stock (“Series A-1 Shares”), with 3,887,500 Series A-1 Shares issued and outstanding which are convertible into 38,875,000 shares of common stock.

On March 14, 2014, the Company amended its articles of incorporation by designating 500,000 of the remaining 5,000,000 undesignated preferred shares as Series B Convertible Redeemable Preferred Stock (“Series B Shares”), with 75,000 Series B Shares issued and outstanding, which are convertible into 7,500,000 shares of common stock.

The remaining 4,500,000 preferred shares remain undesignated.

i)	Series A-1 Convertible Preferred Stock
The rights, privileges and preferences of the Series A-1 Shares are summarized as follows;

Conversion
Each Series A-1 Share has the following conversion rights:

(a)	Each share of the Series A-1Shares is convertible into ten shares of Common Stock.

(b)	There shall be no adjustment made to the conversion ratio of the Series A-1 Shares for any stock split, stock dividend, combination, reclassification or other similar event.

Company Redemption

The Series A-1Shares are non-redeemable by the Company.

Voting Rights

Each holder of Series A-1 Shares is entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A-1 Shares could then be converted.

Dividends

Until such time that any dividend is paid to the holders of Common Stock, the holders of Series A-1 Shares shall be entitled to a dividend in an amount per share equal to that which such holders would have been entitled to receive had they converted all of the shares of Series A-1 Shares into Common Stock immediately prior to the payment of such dividend

Liquidation Preference

Each share of Series A-1 Shares is entitled to a liquidation preference of $.08 per share

No Circumvention

The approval of the holders of at least 2/3 (66.6%) of the outstanding shares of the Series A-1 Shares, voting together separately as a class, is required for:

(a)	the merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company;

(b)	the authorization or issuance of any equity security having any right, preference or priority superior to or on a parity with the Series A-1 Shares;

(c)	the redemption, repurchase or acquisition of any of the Company’s equity securities or the payment of any dividends or distributions thereon;

(d)	any amendment or repeal of the Company’s Articles of Incorporation or Bylaws that would have an adverse affect on the rights, preferences or privileges of the Series A-1 Shares; and

(e)	the making of any loan or advance to any person except in the ordinary course of business.

F-47

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13	STOCKHOLDERS’ DEFICIT (continued)

ii)	Series B Convertible Preferred Stock

The rights, privileges and preferences of the Series B Shares are summarized as follows:

Conversion
The holders of the Series B Preferred Shares shall have conversion rights as follows:

(a)	Each share of the Series B Shares shall be convertible at any time prior to the issuance of a redemption notice by the Company into such number of shares of Common Stock by dividing the Stated value ($10) of the Series B Share by $0.10 and shall be subject to adjustment for dividends or distributions made in common stock, the issue of securities convertible into common stock, stock splits, reverse stock splits, or reclassifications of common stock. No adjustments will be made to the conversion rights or conversion price for any reorganization other than to be entitled to receive the same benefits as if the shares were converted immediately prior to such reorganization. No conversion will take place if the holder of the Series B Shares will beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after conversion. As of the date hereof, each Series B Share converts into 100 shares of common stock.

(b)	The conversion right of the holders of Series B Shares shall be exercised by the surrender of the certificates representing shares to be converted to the Company, accompanied by written notice electing conversion.

(c)	No fractional shares of Common Stock or script shall be issued upon conversion of Series B Shares. The Company shall pay a cash adjustment in respect to such fractional interest based upon the fair value of a share of Common Stock, as determined in good faith by the Company’s Board of Directors.

(d)	All shares of Common Stock issued upon conversion of Series B Shares will upon issuance be validly issued, fully paid and non-assessable. All certificates representing Series B Shares surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of preferred stock of the Company.

Company Redemption
The Company shall have the right, at any time after the date the Series B Shares have been issued, to redeem all or a portion of any Holder's Series B Shares at a price per Series B Share equal to the issue price per Series B Share multiplied by 120%.

Voting Rights

Each holder of Series B Shares shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to votes equal to the number of shares of Common Stock into which Series B Shares could be converted, and the holders of shares of Series B Shares and Common Stock shall vote together as a single class on all matters submitted to the stockholders of the Company.

Dividends

(a)	The holders of the Series B Shares shall be entitled to receive cumulative dividends at the rate of eight percent per annum of the issue price per share, accrued daily and payable annually in arrears on December 31st of each year (“Dividend Date”). Such dividends shall accrue on any given share from the day of original issuance of such share. Such dividends shall be cumulative, whether or not declared by the Board of Directors, but shall be non-compounding.

(b)	Any dividend payable on a dividend payment date may be paid, at the option of the Company, either (i) in cash or (ii) in shares of common stock at an issue price of $0.10 per common share.

(c)	Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law.

(d)	In the event that pursuant to applicable law or contract the Company shall be prohibited or restricted from paying in cash the full dividends to which the holders of the Series B Shares shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series B Shares ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series B Shares shall be payable in cash.

F-48

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13	STOCKHOLDERS’ DEFICIT (continued)

ii)	Series B Convertible Preferred Stock (continued)

Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other preferred stock of the Company and subordinate to any distribution to the Series A-1 Shares, and prior and in preference to any distribution of any assets of the Company to the holders of the Common Stock, the amount of 120% of the issue price per share.

No Circumvention
The Company shall not amend its certificate of incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by the Company.

On March 27, 2014, we entered into a Securities Purchase Agreement with an individual, pursuant to which the individual agreed to purchase and we agreed to sell 75,000 Series B Shares at an issue price of $10 per share for net proceeds of $750,000. Of the total proceeds of $750,000, $550,000 was received on deposit, prior to the issuance of the Series B Preferred shares.

The proceeds received above, were primarily used to settle the following convertible notes outstanding (Refer note 10 above):

i.	On February 7, 2014, the unsecured promissory note issued to Asher Enterprises on July 29, 2013 with a face value of $53,000, was repaid for $73,687, inclusive of interest, fees and an early settlement penalty accrued thereon.

ii.	On February 10, 2014, the unsecured promissory note issued to Gel Properties on July 30, 2013 with a face value of $52,500, was repaid for $72,538, inclusive of interest, fees and an early settlement penalty accrued thereon.

iii.	On February 21, 2014, the unsecured promissory note issued to Asher Enterprises on September 4, 2013 with a face value of $42,500 was repaid for $58,884, inclusive of interest, fees and an early settlement penalty accrued thereon.

iv.	On March 6, 2014, the funds of $50,000 borrowed from JMJ Financial on December 9, 2013, including interest, original issue discount and fees, amounting to a total of $64,960, was repaid for $58,000 before the once-off interest charge of $6,960 came into effect.

v.	On March 11, 2014, one of the two $50,000 “back end” promissory notes issued to GEL Properties and exercised on January 16, 2014, was repaid for $62,950, inclusive of interest and an early settlement penalty accrued thereon.

vi.	On March 28, 2014, the unsecured promissory note issued to Asher Enterprises on October 3, 2013 with a face value of $32,500 was repaid for $45,086, inclusive of interest, fees and an early settlement penalty accrued thereon.

vii.	On March 31, 2014, the unsecured promissory note issued to LG Capital Funding, LLC, with a face value of $51,500 was repaid for $95,172, inclusive of interest, original issue discounts and early settlement penalty accrued thereon.

viii.	On April 11, 2014, the second $50,000 “back end” promissory note issued to GEL Properties was repaid for $65,708, inclusive of interest and an early settlement penalty accrued thereon.

We have undeclared dividends on the Series B Preferred stock amounting to $15,616 as of June 30, 2014. The beneficial conversion feature of these undeclared dividends will be recorded upon the declaration of these dividends.

F-49

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13	STOCKHOLDERS’ DEFICIT (continued)

c)	Stock Option Plan

The Company’s Board of Directors approved the Company’s 2008 Stock Option Plan (the “Stock Plan”) for the issuance of up to 5,000,000 shares of common stock to be granted through incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards to officers, other employees, directors and consultants of the Company and its subsidiaries. After the reverse stock split in August 2012, a total of 100,000 shares were available for grant. Subsequent to the reverse split the Board of Directors approved an increase in the number of awards available for grant to 2,100,000 shares. The exercise price of stock options under the Stock Plan is determined by the Board of Directors, and may be equal to or greater than the fair market value of the Company’s common stock on the date the option is granted. Options become exercisable over various periods from the date of grant, and generally expire ten years after the grant date. At June 30, 2014 and December 31, 2013, there were 452,960 options issued and outstanding, respectively, under the Stock Plan. In addition, the Company issued 11,000,000 options to two of its Officers which are not covered under this plan (see section d) – “Non-Plan Stock Options” for further description of these options)

The vesting provisions for these stock options have various terms as follows:

•	Monthly, over one to three years
•	Immediately, upon grant

No options were issued during the current period.

d)	Non-Plan Stock Options

In March of 2013, the Company granted to its Chief Executive Officer options (that are not covered by the Company’s Stock Option Plan) to purchase 10,000,000 shares of the Company’s common stock with an exercise price equal to $0.25 per share. Vesting was immediate as to 2,500,012 of the options and the balance of the options vest, pro rata, on a monthly basis, over 36 months.

In March of 2013, the Company granted to one of its directors options (that are not covered by the Company’s Stock Option Plan) to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to $0.25 per share. Vesting was immediate as to 250,012 of the options and the balance of the options vest pro rata, on a monthly basis, over 36 months.

The following assumptions were used to value the plan and non-plan options issued using the Black-Scholes valuation model:

Year ended December 31, 2013
Stock price over the period	$0.50 –$ 0.65
Risk free interest rate	1.41% to 2.71%
Expected life of options	5 to 10 years
Expected volatility	127.99% to 150.0%
Expected dividend rate	0%

In the event of the employees’ termination, the Company will cease to recognize compensation expense.

The Company has applied fair value accounting for all share based payment awards since inception. The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model. There is no deferred compensation recorded upon initial grant date, instead, for employees, the fair value of the share-based payment is recognized ratably over the stated vesting period. For consultants, the fair value is recognized as expense immediately. The Company has recorded an expense of $980,794 and $1,657,273 for the six months ended June 30, 2014 and the year ended December 31, 2013 relating to options issued.

F-50

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13	STOCKHOLDERS’ DEFICIT (continued)

The options outstanding and exercisable at June 30, 2014 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$25.00	2,500	3.85 years	$25.00	2,500	$25.00	3.85 years
$13.50	5,480	4.96 years	$13.50	5,480	$13,50	4.96 years
$12.50	2,000	6.29 years	$12.50	2,000	$12.50	6.29 years
$8.50	30,500	7.01 years	$8.50	30,500	$8.50	7.01 years
$5.00	14,800	7.30 years	$5.00	13,600	$5.00	7.30 years
$0.25	11,000,000	3.68 years	$0.25	6,416,673	$0.25	3.68 years
$0.65	55,386	7.09 years	$0.65	55,386	$0.65	7.09 years
$0.63	57,144	4.00 years	$0.63	57,144	$0.63	4.00 years
$0.51	285,150	5.79 years	$0.51	285,150	$0.51	5.79 years

	11,452,960	3.77 years	$0.30	6,868,433	$0.30	3.77 years

No options were granted for the six months ended June 30, 2014. During the year ended December 31, 2013, awards granted under the Plan were incentive stock options. A summary of all of our option activity during the period January 1, 2013 to June 30, 2014 is as follows:

	Shares	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2013	55,280	$5.00 to 25.00	$8.49
Granted – plan options	397,680	0.51 to 0.65	0.54
Granted – non plan options	11,000,000	0.25	0.25
Forfeited/Cancelled	-	-	-
Exercised	-	-	-
Outstanding December 31, 2013	11,452,960	$0.25 to 25.00	$0.30
Granted – plan options	-	-	-
Granted – non plan options	-	-	-
Forfeited/Cancelled	-	-	-
Exercised	-	-	-
Outstanding June 30, 2014	11,452,960	$0.25 to 25,00	0.30

Stock options outstanding as of June 30, 2014 as disclosed in the above table, have an intrinsic value of $0.

e)	Warrants

In terms of the recent private placement on June 27, 2014, as disclosed under (a) above, the new investors were entitled to a half warrant exercisable for one share of common stock per unit issued. The new, qualified, investors subscribed for a total of 3,503,333 units, each unit consisting of one share of common stock and one half warrant per share issued exercisable for one share of common stock, resulting in the issue of 1,751,667 full warrants which are exercisable at $0.25 per share. In addition to this, the placement agent is entitled to warrants equal to 15% of the total shares issued under the Placement Agent Agreement, which amounted to 525,500 warrants.

The warrants outstanding and exercisable at June 30, 2014 are as follows:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$0.30	375,000	4.34 years	$0.30	375,000	$0.30	4.34 years
$0.25	2,277,167	4.99 years	$0.25	2,277,167	$0.25	4.99 years
	2,652,167			2,652,167

F-51

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14	NET LOSS PER SHARE

Basic loss per share is based on the weighted-average number of common shares outstanding during each period. Diluted loss per share is based on basic shares as determined above plus common stock equivalents, including convertible preferred shares and convertible notes as well as the incremental shares that would be issued upon the assumed exercise of in-the-money stock options and warrants using the treasury stock method. The computation of diluted net loss per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share. For the six months ended June 30, 2014 and 2013, respectively, all stock options and warrants, convertible preferred stock and convertible notes were excluded from the computation of diluted net loss per share.

Dilutive shares which could exist pursuant to the exercise of outstanding stock instruments and which were not included in the calculation because their affect would have been anti-dilutive are as follows:

	Six months ended June 30, 2014 (Shares)	Six months ended June 30, 2013 (Shares)
Options to purchase shares of common stock	11,452,960	11,110,666
Warrants to purchase shares of common stock	2,652,167	-
Convertible preferred Series A-1 shares	38,875,000	43,125,000
Convertible preferred Series B shares	7,500,000	-
Convertible long term notes	1,968,750	75,000,000
Convertible short term notes*	-	1,300,000
	62,448,877	130,535,666

* Convertible short term notes have variable conversion pricing dependent upon share prices prior to conversion, see note 10 above.

As of June 30, 2014, short term notes with a principal amount outstanding of $48,150 are convertible into common shares at 60% of average trading prices immediately prior to conversion. The closing share price as of June 30, 2014 was $0.24.

15	RELATED PARTY TRANSACTIONS

There are no material or disclosable related party transactions.

16	COMMITMENTS AND CONTINGENCIES

The Company entered into an Agreement with an Investor Relations entity (“IR Entity”) on December 13, 2013 (“the effective date”), whereby the IR Entity will provide investor relations services for a period of one year from the effective date for a consideration consisting of the following; i) a cash consideration of $2,500 per month and, ii) the issue of 174,600 shares of common stock, issued as follows; 43,650 shares on conclusion of the agreement and a further 130,950 shares over the nine month period January to September 2014. The issuance of stock has not taken place as yet.

It is unlikely that the common stock will be issued to this IR Entity due to the non-performance of its obligations under the agreement.

The Company disposed of its Crystal Magic, Inc. subsidiary effective December 31, 2013. In terms of the sale agreement entered into by the Company, the purchaser has been indemnified against all liabilities whether contingent or otherwise, claimed by third parties, this includes claims by creditors of the Company amounting to $372,090 and claims against long-term liabilities of $848,916. Management does not consider it likely that these claims will materialize and accordingly no provision has been made for these contingent liabilities.

The Company leases approximately 2,300 square feet of office space in Houston, Texas for a one year lease which started February 1, 2013 and expires September 30, 2014 for $2,200 per month.

The Company sub-leases approximately 748 square feet of loft space in Houston, Texas from a related party which started January 24, 2013 and expires September 30, 2014 for $1,675 per month.

The minimum commitments due under the amended license agreement entered into on January 30, 2013, for the next five years, are summarized as follows:

Amount

2015	700,000
2016	1,000,000
2017	1,000,000
2018	1,000,000
$3,700,000

F-52

PROPELL TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO THE UUNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17	SUBSEQUENT EVENTS

Subsequent to the six months ended June 30, 2014, on July 2 and July 28, 2014, Tonaquint converted $48,150 of the original note of $155,650 borrowed on October 11, 2013, including interest, original issue discount and fees, into 397,893 Common shares of the Company at an average issue price of $0.1210 per share (60% of the lowest trade price in the 25 trading days prior to conversion).

On July 30, 2014,the Licensor, Novas Energy Group, agreed to waive the $150,000 license fee which was payable on June 30, 2014 in terms of the addendum to the Licensing Agreement disclosed in note 6 above.

On August 1 and August 8, 2014, pursuant to the private placement agreement and individual Securities Purchase Agreements entered into, additional new, qualified investors, acquired a further 3,849,997 units of the Company at a price of $0.15 per unit, each unit consisting of one share of Common Stock and half a five year warrant exercisable for one share of common stock at an exercise price of $0.25 per share, for net proceeds of $502,425 after deducting placement agent fees of $75,075.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to June 30, 2014 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than as set forth above.

F-53

12,684,494 SHARES OF COMMON STOCK

PROPELL TECHNOLOGIES GROUP, INC.

PROSPECTUS

November 3, 2014

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

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